Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

FRANKLIN BANK CORP.,

FRANLIN INTERIM BANK, S.S.B.,
(to be formed)

THE FIRST NATIONAL BANK OF ATHENS

and

THE GINGER MURCHISON FOUNDATION

Dated as of December 20, 2004

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EXHIBITS

Exhibit A	Form of Accession Agreement
Exhibit B	Form of FBC Stock Option Agreement
Exhibit C	Form of Bank Merger Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Voting Agreement
Exhibit F	Form of Severance Agreement
Exhibit G	Form of Noncompetition Agreement
Exhibit H	Form of Opinion of Counsel to FBC and Interim Bank
Exhibit I	Form of Opinion of Counsel to the Bank and the Principal Shareholder
Exhibit J	Form of Release of the Bank by Directors and Executive Officers of the Bank
Exhibit K	Form of Release of Directors and Executive Officers of the Bank by the Bank
Exhibit L	Form of Registration Rights Agreement

SCHEDULES

Schedule 3.1(b)	Retention Bonus Payments
Schedule 4.1	Articles of Association and Bylaws of the Bank
Schedule 4.2	Agreements/Arrangements Affecting the Bank Stock
Schedule 4.4	Securities Portfolio and Investments
Schedule 4.5(a)	Financial Statements of the Bank
Schedule 4.6	Real Property
Schedule 4.10	Contracts
Schedule 4.11	Fidelity Bonds and Insurance
Schedule 4.12	Conflicts with Other Instruments
Schedule 4.14	Dividends, Stock Issuances and Indebtedness
Schedule 4.15	Substandard and Similar Loans
Schedule 4.17(a)	Compensation and Benefit Plans
Schedule 4.17(e)	Title IV Plans
Schedule 4.17(g)	Retiree Benefits
Schedule 4.17(j)	Effect of Consolidation on Compensation and Benefit Plans
Schedule 4.17(q)	Loans to Directors, Executive Officers and Employees
Schedule 4.20	Brokers and Finders
Schedule 4.28	Shareholder List
Schedule 4.30	Deposit Summary
Schedule 11.9(a)	Termination on a Fully Funded Basis of Certain Compensation and Benefit Plans
Schedule 11.9(b)	Termination of and Payments Under Certain Compensation and Benefit Plans
Schedule 11.10	Investment Banking Fee

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INDEX OF DEFINED TERMS

Page
Accession Agreement	1
Accounting Firm	43
Acquisition Transaction	55
Adjusted Aggregate Consolidation Consideration	5
Aggregate Consolidation Consideration	4
Agreement	1
Annual Financial Statements	9
Audited Bank Financial Statements	34
Bank Applications	35
Bank Board Nominees	3
Bank Disclosure Schedules	34
Bank Financial Statements	10
Bank Merger	1
Bank Merger Agreement	3
Bank Pension Plan	43
Bank Pension Plan Losses	51
Bank Pension Plan Payment	43
Bank Real Property	10
Bank Retention Agreements	5
Bank Shareholder Meeting	27
Bank Shareholders’ Agreement	34
Bank Shareholders’ Agreement Amendment	34
Bank Stock	1
best efforts	55
BIF	8
BOLI	14
Call Reports	10
Cap Amount	47
Capital Deficiency Amount	5
Cash Consideration	5
CERCLA	11
Closing	37
Closing Date	37
Compensation and Benefit Plans	17
Consolidated Bank	1
Consolidation	1
Consolidation Consideration	5
Contracts	14
CRA	20
Damages	45
Deductible Amount	47
Department	1
Deposit Summary	22

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Page
Disqualification Event	4
Dissenting Share	7
Dissenting Shares	5
DPC Shares	4
Effective Date	2
Effective Time	2
Employee Release	42
Environmental Laws	11
ERISA	17
ERISA Affiliate	17
Excess Bank Retention Agreements Payment	5
Exchange Act	20
FBC	1
FBC Applications	28
FBC Disclosure Schedules	37
FBC Form 10-K	25
FBC Form 10-Q	25
FBC Indemnified Parties	45
FBC Measurement Price	5
FBC Quarterly Report	25
FBC Reports	25
FBC Representative	30
FBC Stock	23
FBC Stock Option	3
FDIC	3
Franklin	1
FRB	3
GAAP	10
Hazardous Materials	12
HOLA	1
Indemnified Party	33
Indemnified Persons	46
Information Statement	25
Interim Bank	1
Interim Bank Common Stock	6
Interim Financial Statements	9
IRS	14
knowledge	56
known	56
Letters of Transmittal	6
Loan Schedule	20
Loans	20
Material Adverse Effect	56
Nasdaq	23
NBA	1
Noncompetition Agreements	31

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Page
OCC	3
Occupational H&S Laws	12
OREO	32
OTS	3
Pension Plan	17
Permitted Bank Retention Agreements Payment	5
person	56
Phase I Environmental Assessment	33
Phase II Environmental Assessment	33
Pre-Closing Date Period	48
Principal Shareholder	1
Principal Shareholder Indemnified Parties	46
Principal Shareholder’s Tax	49
Registration Rights Agreement	44
Returns	13
Revised Adjusted Aggregate Consolidation Consideration	5
SEC	4
Securities Portfolio	9
Severance Agreements	31
Stock Consideration	5
Subject Facilities	32
Subject Period	3
Surviving Bank	3
Tax Losses	48
Taxes	13
TBCA	20
Termination Expenses	51
Third-Party Claim	46
Title IV Plan	17
Trust Account Shares	4
TSBA	1
Voting Agreement	8

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AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (“Agreement”) dated as of December 20, 2004 is by and among Franklin Bank Corp., a Delaware corporation (“FBC”), Franklin Interim Bank, S.S.B., an interim Texas state savings bank to be formed (“Interim Bank”), The First National Bank of Athens, a national banking association (the “Bank”), and The Ginger Murchison Foundation, the majority shareholder of the Bank (the “Principal Shareholder”).

     WHEREAS, FBC and the Bank believe that the acquisition of the Bank by FBC in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and amendments hereto is desirable and in the best interests of their respective institutions and shareholders;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and the payments and other good and valuable consideration herein provided for, the sufficiency of which is hereby acknowledged, the parties agree as set forth below:

INTRODUCTION

     The Bank is a national banking association chartered under the National Bank Act of the United States of America (the “NBA”). FBC owns indirectly all of the issued and outstanding shares of capital stock of Franklin Bank, S.S.B. (“Franklin”), has elected to be regulated as a savings and loan holding company under the Home Owners’ Loan Act, as amended (the “HOLA”), and is registered with the Texas Savings & Loan Department (the “Department”) as a holding company under Chapter 97 of the Texas Savings Bank Act (the “TSBA”). Interim Bank will be an interim Texas state savings bank formed under the TSBA for the purpose of the transactions contemplated by this Agreement and will be added as a party to this Agreement prior to the Effective Time (as hereinafter defined) by means of the Accession Agreement attached hereto as Exhibit A (the “Accession Agreement”). This Agreement provides for the acquisition of all of the issued and outstanding common stock, $100.00 par value, of the Bank (the “Bank Stock”), by FBC through the consolidation of Interim Bank and the Bank, with the Bank surviving pursuant to Section 215 of the NBA (the “Consolidation”). Immediately after the Consolidation, the Bank will be merged with and into Franklin pursuant to Subchapter H of the TSBA and Section 214a of the NBA (the “Bank Merger”), and Franklin will continue its existing operations as a state savings bank under the laws of the State of Texas.

ARTICLE I.

THE CONSOLIDATION

     Section 1.1 The Consolidation. (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) Interim Bank shall consolidate with the Bank pursuant to Subchapter H of the TSBA and Section 215 of the NBA, with the Bank surviving. Upon consummation of the Consolidation, the separate existence of Interim Bank shall cease. The Bank shall be the surviving bank (the “Consolidated Bank”) in the

Consolidation and shall continue its existence as a national banking association under the laws of the United States of America.

          (b) FBC and the Bank may at any time, by amendment of this Agreement in accordance with Section 16.5 hereof, change the method of effecting the combination of Interim Bank and the Bank (including without limitation the provisions of this Article I) if and to the extent they deem such change to be desirable.

     Section 1.2 Effective Date and Time of the Consolidation. The terms “Effective Date” and “Effective Time” shall be the date and time, respectively, when the Consolidation becomes effective. The Effective Time shall be the later of (i) the time and date designated by the Bank to the OCC as the time and date on which the Consolidation shall be effective and (ii) the time and date on which the OCC orders this Agreement to be effective.

     Section 1.3 Effects of the Consolidation. (a) At the Effective Time, the separate existence of Interim Bank and the Bank shall cease and the corporate existence of Interim Bank and the Bank shall continue as the Consolidated Bank unaffected and unimpaired by the Consolidation; and the Consolidated Bank shall be deemed to be the same business and corporate entity as each of Interim Bank and the Bank. At the Effective Time, all corporate acts, plans, policies, contracts, approvals and authorizations of the Bank and Interim Bank and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Consolidated Bank and shall be as effective and binding thereon as the same were with respect to the Bank and Interim Bank, respectively, as of the Effective Time.

          (b) At the Effective Time, all rights, franchises and interests of the Bank and Interim Bank, respectively, in and to any type of property and choses in action shall be vested in the Consolidated Bank by virtue of the Consolidation without any deed or other transfer. The Consolidated Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Bank and Interim Bank, respectively, as of the Effective Time.

          (c) At the Effective Time, the Consolidated Bank shall be liable for all liabilities of the Bank and Interim Bank. All debts, liabilities and obligations of the Bank and of Interim Bank, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of the Bank or Interim Bank, as the case may be, shall be those of the Consolidated Bank and shall not be released or impaired by the Consolidation. All rights of creditors and other obligees and all liens on property of either the Bank or Interim Bank shall be preserved unimpaired.

     Section 1.4 Articles of Association; Bylaws. At the Effective Time, the Articles of Association and Bylaws of the Bank shall be the Articles of Association and Bylaws of the Consolidated Bank until thereafter amended in accordance with applicable law.

     Section 1.5 Officers and Directors. At the Effective Time, the officers of Interim Bank immediately prior to the Effective Time shall be the officers of the Consolidated Bank, and the directors of Interim Bank immediately prior to the Effective Time shall be the directors of the Consolidated Bank, in each case to hold office until their respective successors are duly elected or appointed and qualified in the manner provided by the Articles of Association and Bylaws of the Consolidated Bank.

     Section 1.6 Regulatory Approvals and Notices. FBC and the Bank shall proceed expeditiously and cooperate fully in obtaining any consents and approvals, the provision of any notices and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Consolidation on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, certificates and notices to the Office of Thrift Supervision (the “OTS”), the Federal Deposit Insurance Corporation (the “FDIC”), the Federal Reserve Board (the “FRB”), the Office of the Comptroller of the Currency (the “OCC”) and the Department.

     Section 1.7 FBC Stock Option. The parties acknowledge that, contemporaneously with the execution and delivery of this Agreement, the Bank has granted to FBC an option to purchase 3,234 shares of the Bank Stock, representing 19.9% of such shares issued and outstanding as of the date hereof, in the form attached hereto as Exhibit B (the “FBC Stock Option”).

ARTICLE II.

THE BANK MERGER

     Section 2.1 The Bank Merger. Subject to the terms and conditions of the Plan of Merger attached hereto as Exhibit C (the “Bank Merger Agreement”) and in accordance with Subchapter H of the TSBA and Section 214a of the NBA, immediately after the Consolidation the Consolidated Bank shall be merged with and into Franklin and the separate existence of the Consolidated Bank shall cease. Franklin shall be the surviving entity in the Bank Merger and shall continue its existence as a state savings bank under the laws of the State of Texas (Franklin after the Bank Merger is referred to herein as both the “Surviving Bank” and “Franklin,” as the context requires).

     Section 2.2 Advisory Board of Directors. FBC agrees, contemporaneously with the Effective Time of the Bank Merger, to take all actions necessary to appoint to the Advisory Board of Directors of Franklin (the “Advisory Board”) Messrs. Lee Bush, Robert A. Gould, David Holdredge, Clint W. Murchison, III, Donald H. Wills and Drs. Douglas Curran and Joe Ed Smith (the “Bank Board Nominees”) and, for a 24-month period thereafter (the “Subject Period”), to cause the Bank Board Nominees to continue to be appointed to serve thereon; provided, that if during the Subject Period any Bank Board Nominee shall be subject to a Disqualification Event (as hereinafter defined), FBC’s obligations under this section to cause such nominee to continue to be appointed to the Advisory Board during the Subject Period shall terminate, and such nominee’s service on the Advisory Board may be terminated. As used herein, the term “Disqualification Event” means, as to any Bank Board Nominee, the occurrence of any of the following events: (i) such nominee shall be prohibited by law, order, injunction, decree or otherwise from serving as a director of FBC or Franklin; (ii) such nominee shall have been convicted of any felony or crime of moral turpitude; (iii) such nominee shall file (or any entity indebted to Franklin of which such nominee shall have been an executive officer or controlling person within the two years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or such nominee shall become (or any entity indebted to Franklin of which such nominee shall have been an executive officer or controlling person within the two years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 30 days; (iv) such nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(1)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the Securities and Exchange Commission (the “SEC”), or similar provisions of state “blue sky” laws; or (v) such nominee shall violate any covenant or agreement contained in Articles XIII and XIV hereof or in a Noncompetition Agreement (as hereinafter defined), if applicable.

ARTICLE III.

CONVERSION AND EXCHANGE OF SHARES

     Section 3.1 Conversion of Bank Stock. Subject to the provisions of this Article III, the aggregate consideration to be paid by FBC to the Shareholders in the Consolidation shall be $58,275,353, consisting of cash in the amount of $43,706,514 and shares of FBC Stock valued at $14,568,838 (the “Aggregate Consolidation Consideration”). The Aggregate Consolidation Consideration shall be subject to reduction, and the amount of Stock Consideration, Cash Consideration and Consolidation Consideration (as each is hereinafter defined) shall be subject to corresponding reduction, under the circumstances described in Section 3.1(b). The Adjusted Aggregate Consolidation Consideration (as hereinafter defined) shall be subject to reduction, and the amount of Stock Consideration, Cash Consideration and Consolidation Consideration shall be subject to corresponding reduction, under the circumstances described in Section 3.1(c). At the Effective Time, by virtue of the Consolidation and without any action on the part of the Bank, FBC or the holder of any of the securities thereof:

          (a) Subject to the provisions of this Article III, each share of the Bank Stock issued and outstanding immediately prior to the Effective Time, except for (i) shares of Bank Stock owned by the Bank as treasury stock or owned, directly or indirectly, by FBC or Interim Bank or any of their respective wholly owned subsidiaries (other than shares of Bank Stock held, directly or indirectly, in trust accounts, managed accounts or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by FBC or any of its wholly owned subsidiaries, as the case may be, being referred to herein as “Trust Account Shares”) and other than any shares of Bank Stock held by FBC or any of its subsidiaries in respect of a debt previously contracted (any such shares of Bank Stock, whether held directly or indirectly by Franklin or FBC or any of their respective wholly owned subsidiaries, being referred to herein as “DPC Shares”)), and (ii) shares of Bank Stock as to which the holders have perfected their rights as dissenting shareholders in accordance with the exact procedure required by the NBA (the “Dissenting Shares”), shall be converted into and represent the right to receive (x) an amount in cash equal to $2,689.6316 per share (the “Cash Consideration”) and (y) a number of shares of FBC Stock equal to the quotient obtained by dividing $896.54387 by the average of the daily volume-weighted average prices of the FBC Stock for the twenty consecutive trading days prior to and including the second trading day prior to the Closing Date (as hereinafter defined), rounded to the nearest ten thousandth (the “FBC Measurement Price”), per share (the “Stock Consideration” and, with the Cash Consideration, the “Consolidation Consideration”).

          (b) In the event that the total actual payments made by the Bank to fund all of the retention bonuses due under the Retention/Severance Agreements by and between the Bank and each of its directors and employees (the “Bank Retention Agreements”) exceed the amount referred to on Schedule 3.1(b) as the “Permitted Bank Retention Agreements Payment,” the Aggregate Consolidation Consideration shall be redetermined and reduced by the amount by which such actual payments exceed the Permitted Bank Retention Agreements Payment (the “Excess Bank Retention Agreements Payment”). The Aggregate Consolidation Consideration, as so redetermined and reduced by the amount of the Excess Bank Retention Agreements Payment, is referred to herein as the “Adjusted Aggregate Consolidation Consideration.” Upon the occurrence of the events described in this Section 3.1(b), the amount of the Stock Consideration and the amount of the Cash Consideration also shall be redetermined and reduced based on the Adjusted Aggregate Consolidation Consideration, with the amount of such reduction applied proportionately to the Stock Consideration and the Cash Consideration, so that the Stock Consideration continues to constitute twenty-five percent of the Consolidation Consideration and the Cash Consideration continues to constitute seventy-five percent of the Consolidation Consideration.

          (c) In the event that the Bank’s shareholders’ equity as of the Closing Date shall be less than $27,685,000 as calculated under Section 11.7 of this Agreement and FBC elects to waive satisfaction of such condition and consummate the Consolidation, the Adjusted Aggregate Consolidation Consideration shall be redetermined by reducing the Adjusted Aggregate Consolidation Consideration by the product of (i) the difference between $27,685,000 and the amount of the Bank’s actual shareholders’ equity calculated and certified in the manner required by Section 11.7 of this Agreement, multiplied by (ii) 2.10 (the “Capital Deficiency Amount”). The Adjusted Aggregate Consolidation Consideration, as so redetermined and reduced by the Capital Deficiency Amount, is referred to herein as the “Revised Adjusted Aggregate Consolidation Consideration.” Upon the occurrence of the events described in this Section 3.1(c), the amount of the Stock Consideration and the amount of the Cash Consideration (as previously redetermined pursuant to Section 3.1(b)) also shall be redetermined and reduced based on the Revised Adjusted Aggregate Consolidation Consideration, with the amount of such reduction applied proportionately to the Stock Consideration and the Cash Consideration, so that the Stock Consideration continues to constitute twenty-five percent of the Consolidation Consideration and the Cash Consideration continues to constitute seventy-five percent of the Consolidation Consideration.

          (d) All shares of Bank Stock that are owned, directly or indirectly, by FBC or any of its wholly owned subsidiaries (other than Trust Account Shares and DPC Shares) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (e) Each share of Bank Stock converted into the right to receive the Consolidation Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

          (f) Notwithstanding anything herein to the contrary, no shareholder of the Bank shall be entitled to receive shares of FBC Stock in exchange for shares of Bank Stock, and FBC shall not be required to issue shares of FBC Stock to any shareholder of the Bank, unless the shareholder establishes to FBC’s reasonable satisfaction that such shareholder satisfies the definition of an “accredited investor” contained in Rule 501 of Regulation D promulgated by the SEC. In the event that FBC reasonably believes, after consultation with its counsel, that any shareholder of the Bank shall not satisfy the definition of an “accredited investor” contained in such rule, such shareholder shall not receive shares of FBC Stock in exchange for shares of Bank Stock. Instead, such shareholder’s shares shall be converted into the right to receive, and such shareholder shall receive, an amount in cash equal to the Consolidation Consideration, determined after giving effect to the reductions provided for in Section 3.1 of this Agreement. In such event, FBC shall make an appropriate and equitable adjustment to the number of shares of FBC Stock to be received by other shareholders of the Bank who do satisfy the definition of “accredited investor.” FBC’s determinations with respect to the matters contained herein shall be final and binding on the Bank and its shareholders.

     Section 3.2 Interim Bank Capital Stock. At and after the Effective Time, each share of common stock of Interim Bank (“Interim Bank Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into a like number of shares of common stock of the Consolidated Bank, and shall represent 100% of the capital stock of the Consolidated Bank.

     Section 3.3 Delivery of Consolidation Consideration. (a) On the Closing Date (as hereinafter defined), stock certificates representing all of the outstanding shares of Bank Stock shall be surrendered by the holders thereof to FBC together with properly completed and executed letters of transmittal containing wire transfer instructions in substantially the form attached to this Agreement as Exhibit C (the “Letter of Transmittal”). Upon receipt by FBC on the Closing Date of certificates representing all of the outstanding shares of Bank Stock and the related Letters of Transmittal, FBC shall (i) on the Closing Date, deliver (or cause to be delivered) the Cash Consideration to each shareholder of the Bank by wire transfer to the account of the shareholder designated in such shareholder’s Letter of Transmittal, and (ii) within five business days of the Closing Date, deposit (or cause to be deposited) the Stock Consideration in the United States mail in an envelope addressed to each shareholder of the Bank at the address provided in the Letter of Transmittal.

          (b) Certificates representing the shares of Bank Stock so surrendered shall be canceled. Any stock certificate representing Bank Stock not properly surrendered on the Closing Date will be deemed for all corporate purposes after the Closing to represent and evidence solely the right to receive the corresponding share of the Consolidation Consideration to be paid therefor pursuant to this Agreement. Notwithstanding the foregoing, neither the Bank nor any other party hereto shall be liable to any holder of certificates representing Bank Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as required by law, no interest shall be payable with respect to the Cash

Consideration, the cash payable for fractional shares, or the cash payable for Dissenting Shares. No dividends or other distributions shall be disbursed with respect to shares of FBC Stock issuable in the Consolidation until certificates representing shares of Bank Stock are surrendered in exchange therefor.

          (c) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of FBC Stock shall be issued upon the surrender for exchange of certificates representing shares of Bank Stock, no dividend or distribution with respect to FBC Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FBC. In lieu of the issuance of any such fractional share, FBC shall pay to each holder of Bank Stock who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the amount of the Consolidation Consideration determined after giving effect to the reductions provided for in Section 3.1 of this Agreement by (ii) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of FBC Stock to which such holder would otherwise be entitled to receive pursuant to this Article III.

     Section 3.4 Dissenting Shares. Each share of Bank Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Consolidation and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by the NBA, is referred to herein as a “Dissenting Share.” Each Dissenting Share owned by each holder thereof who has not exchanged his certificates representing shares of Bank Stock for the Consolidation Consideration or otherwise has not effectively withdrawn or lost his dissenter’s rights, shall not be converted into or represent the right to receive the Consolidation Consideration pursuant to this Article III and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the NBA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the NBA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the NBA. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the NBA, each such Dissenting Share shall be converted into the right to receive the Consolidation Consideration in accordance with the provisions of this Article III.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BANK
AND THE PRINCIPAL SHAREHOLDER

     The Bank and the Principal Shareholder jointly and severally represent and warrant to FBC as follows:

     Section 4.1 Organization. (a) The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Bank is duly authorized to conduct a general banking business, including without limitation all authorized deposit functions of national banks as well as commercial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC and the FDIC. The Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act. The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund (“BIF”) to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank. The Bank has “trust powers” but has not and does not conduct any trust activities.

          (b) The Bank has no subsidiaries. The Bank is not a general partner or owner of an equity or membership interest in any joint venture, general partnership, limited partnership, limited liability company, trust or other non-corporate entity. Neither the Bank nor the Principal Shareholder knows of any arrangement pursuant to which the stock or other membership or equity interests of any corporation, joint venture, general partnership, limited partnership, limited liability company, trust or other non-corporate entity is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of the Bank.

          (c) True and complete copies of the Articles of Association and Bylaws of the Bank, as amended to date, are included in Schedule 4.1 to this Agreement. The Bank is not in violation of any of the provisions of its Articles of Association and Bylaws.

     Section 4.2 Capitalization. The authorized capital stock of the Bank consists of 16,250 shares of Bank Stock, all of which are issued and outstanding and none of which are held in treasury. All of the issued and outstanding shares of Bank Stock are duly authorized, validly issued, fully paid, and were not issued in violation of the preemptive rights of any person or in violation of any applicable federal or state securities laws. Except for the FBC Stock Option, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Bank to issue any authorized and unissued Bank Stock, nor does the Bank have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no stock appreciation or similar rights to receive cash payment in respect or in lieu of options to purchase shares of Bank Stock or otherwise. To the knowledge of the Bank and the Principal Shareholder, except as set forth on Schedule 4.2 to this Agreement, there are no voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting the Bank Stock other than the voting agreements in the form attached to this Agreement as Exhibit E (each, a “Voting Agreement”) and provided for in Section 6.6 of this Agreement.

     Section 4.3 Approvals; Authority. (a) The Bank has full corporate power and authority to execute and deliver this Agreement, the Bank Merger Agreement, the FBC Stock Option and the Severance Agreements (as hereinafter defined) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Bank Merger Agreement, the FBC Stock Option and the Severance Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Bank and, other than the approval of this Agreement by the holders of at least two-thirds of the Bank Stock as required by law, no further corporate proceedings of the Bank are needed to execute and deliver this Agreement, the Bank Merger Agreement, the FBC Stock Option and the Severance Agreements and consummate the transactions contemplated hereby and thereby. This Agreement, the Bank Merger Agreement, the FBC Stock Option and the Severance Agreements have been duly authorized, executed and delivered by the Bank and each is a legal, valid, and binding agreement of the Bank enforceable against the Bank in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. At the Closing (as hereinafter defined), all other agreements, documents and instruments to be executed and delivered by the Bank which are referred to herein or contemplated hereby will have been duly executed and delivered by the Bank and will constitute the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

          (b) The Principal Shareholder has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Principal Shareholder and no further corporate proceedings of the Principal Shareholder are needed to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Principal Shareholder and is a legal, valid, and binding agreement of the Principal Shareholder enforceable against the Principal Shareholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. At the Closing (as hereinafter defined), all other agreements, documents and instruments to be executed and delivered by the Principal Shareholder which are referred to herein or contemplated hereby will have been duly executed and delivered by the Principal Shareholder and will constitute the legal, valid and binding obligation of the Principal Shareholder, enforceable against the Principal Shareholder in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

     Section 4.4 Investments. The Bank has furnished to FBC, as Schedule 4.4 of this Agreement, a complete and accurate list, as of November 30, 2004, of all securities, including municipal bonds, owned by the Bank (the “Securities Portfolio”). All securities in the Securities Portfolio are owned by the Bank, of record and beneficially, free and clear of all mortgages, liens, pledges, security interests and encumbrances, except as disclosed in Schedule 4.4. The list contained in Schedule 4.4 indicates all entities in which the ownership interest of the Bank represents five percent or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of the securities held in the Securities Portfolio.

     Section 4.5 Financial Statements. (a) Schedule 4.5(a) contains true and complete copies of the Bank’s (i) audited statements of financial condition and related statements of income, changes in shareholders’ equity and cash flows, as of and for the years ended December 31, 2003 and 2002, accompanied by the report thereon of Grant Thornton L.L.P. dated February 20, 2004 (the “Annual Financial Statements”), and (ii) unaudited statements of financial condition and related statements of income, changes in shareholders’ equity and cash flows as of and for the nine months ended September 30, 2004 (the “Interim Financial Statements”). The Bank has also furnished to FBC true and complete copies of all Consolidated Reports of

Condition and Income filed by the Bank with bank regulatory authorities as of and for each period during the three years ended September 30, 2004 (the “Call Reports”). The Annual Financial Statements, Interim Financial Statements and Call Reports are collectively referred to herein as the “Bank Financial Statements.” The Annual Financial Statements fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated therein in conformity with generally accepted accounting principles (“GAAP”) applied consistently during the periods covered thereby. The Interim Financial Statements fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in conformity with GAAP consistently applied during the periods covered thereby, except that (i) the Interim Financial Statements omit the footnote disclosure required by GAAP, and (ii) the Interim Financial Statements are subject to normal year end adjustments required by GAAP. As of their respective dates, the Call Reports complied with the rules and regulations of applicable federal and state banking authorities and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) As of the dates of the Bank Financial Statements and as of the date of this Agreement, the Bank did not have any liabilities, fixed or contingent, which are material and are not fully reflected or provided for in the Bank Financial Statements or otherwise disclosed in this Agreement.

          (c) Since September 30, 2004, (i) the business of the Bank has been conducted only in the ordinary course, consistent with prior practices, and (ii) no event, condition or circumstance has occurred which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Bank.

     Section 4.6 Real Property. (a) Schedule 4.6 contains a true, correct and complete list of all real property owned or leased by the Bank (the “Bank Real Property”). The Bank has delivered to FBC (i) true, correct and complete copies of all deeds for each of the properties listed on Schedule 4.6, and (ii) true, correct and complete copies of any surveys and title insurance policies in the Bank’s possession for the properties listed on Schedule 4.6. No Bank Real Property is subject to any mortgage, deed of trust or security agreement. The Bank owns all of the property from which it conducts its operations, and, except as set forth on Schedule 4.6, is not a party to any lease. No deed with respect to any Bank Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Bank Real Property.

          (b) To the knowledge of the Bank and the Principal Shareholder, none of the buildings and structures located on any Bank Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Bank Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Bank. No condemnation proceeding is pending or, to the Bank’s knowledge, threatened, which would preclude or materially impair the use of any Bank Real Property in the manner in which it is currently being used.

          (c) The Bank has good and marketable title to all Bank Real Property and all improvements thereon, and all personal and intangible properties reflected in the Bank’s unaudited statement of condition dated as of September 30, 2004 (as included in the Interim Financial Statements) or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (i) as noted in the Interim Financial Statements, (ii) statutory liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held, and (iv) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the Interim Financial Statements.

          (d) All buildings and other facilities used in the business of the Bank are in adequate condition (ordinary wear and tear excepted) and, to the knowledge of the Principal Shareholder, are free from defects which could materially interfere with the current or future use of such facilities consistent with past practices.

     Section 4.7 Environmental Laws. The Bank is and has been in compliance with all terms and conditions of all applicable federal and state Environmental Laws (as hereinafter defined) and permits thereunder except for such noncompliance as would not reasonably be expected to give rise, individually or in the aggregate, to a Material Adverse Effect on the Bank. The Bank (i) has not received any written notice of or written inquiry into any violation of any Environmental Laws or Occupational H&S Laws (as hereinafter defined) by the Bank, (ii) has not generated, stored, or disposed of any materials designated as Hazardous Materials (as hereinafter defined) under the Environmental Laws, except in material compliance with Environmental Laws, and (iii) is not subject to any claim or lien asserted against the Bank under any Environmental Laws, Occupational H&S Laws, or relating to Hazardous Materials. No release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any real estate during the term of the ownership, lease or operation thereof by the Bank for which the Environmental Laws required or require notice to any third party, further investigation, or material response action of any kind by the Bank, and no condition exists at any real estate currently owned, leased or operated by the Bank for which the Environmental Laws required or require notice to any third party, further investigation, or material response action of any kind by the Bank. The Bank has not acted or omitted to act in any material manner outside the exclusion under 42 U.S.C. § 9601(20)(E) or any other analogous provisions under Environmental Law. To the actual knowledge of the Bank and the Principal Shareholder (without a requirement for inquiry or investigation), no asbestos is now present in any facility owned, leased or operated by the Bank. The Bank has furnished FBC true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each real property presently owned, leased or operated by the Bank.

     “Environmental Laws,” for purposes of this Section 4.7, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative order, consent decree, or judgment, relating to the environment, Hazardous Materials, or the effect of Hazardous Materials on human health and safety, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act, as

amended, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.

     “Hazardous Materials,” for purposes of this Section 4.7, means (i) any petroleum or petroleum products, natural gas, or natural gas products, regulated radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) at regulated concentrations, and radon gas at regulated concentrations; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic to human health or the environment by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials containing asbestos and lead.

     “Occupational H&S Laws,” for purposes of this Section 4.7, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code, in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative order, consent decree or judgment, relating to occupational health or safety, including without limitation the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., but excluding Environmental Laws.

     Section 4.8 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of the Bank and the Principal Shareholder, threatened before any court or administrative body in any manner against the Bank or any of its properties or capital stock. Neither the Bank nor the Principal Shareholder knows of any basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on the Bank or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. The Bank is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 4.9 Taxes. (a) A valid and timely election under Section 1362 of the Code, was made to treat the Bank as an “S corporation” within the meaning of Section 1361 of the Code effective as of January 1, 1998, and such election continues to be effective. Neither the Bank nor any of its existing shareholders or former shareholders has taken any action that would terminate or did terminate the Bank’s S corporation election. As of the effective date of the S corporation election of the Bank and at all times thereafter, all of the shareholders of the Bank have been permitted S corporation shareholders under Code Section 1361.

          (b) All Returns (as hereinafter defined) required to be filed by or on behalf of the Bank have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. Taxes (as hereinafter defined) shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and all Taxes owed by the Bank which are or have become due have been timely paid in full (whether or not shown on or reportable on such Returns). The Bank has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of the Bank with respect to Taxes, other than liens for Taxes not yet due and payable.

          (c) No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Bank which have not been settled, closed or reached a final determination. There are no pending audits relating to any Tax liability of the Bank to which the Bank has received notice. The Bank is not a party to any action or proceeding for assessment or collection of Taxes, nor have such events been asserted or, to the knowledge of the Bank and the Principal Shareholder, threatened against the Bank or any of its assets. No waiver or extension of any statute of limitations relating to Taxes is in effect with respect to the Bank. No power of attorney has been executed by the Bank or the Principal Shareholder or, to the knowledge of the Bank and the Principal Shareholder, any other shareholder of the Bank, with respect to any Tax matters which is currently in force.

          (d) The Bank has not agreed to make, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. None of the property of the Bank is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code). The Bank is not a party to any Tax sharing agreement nor does it have any continuing obligations under any prior Tax sharing agreement. The Bank is not, and has not been, a member of any affiliated, consolidated, combined, unitary or similar group for Tax purposes.

          (e) As used in this Agreement, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Bank is required to pay, withhold or collect. As used in this Agreement, the term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

          (f) True and complete copies of the federal income tax returns of the Bank as filed with the Internal Revenue Service (the “IRS”) for the years ended December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003 have been furnished to FBC. True and complete copies of the Texas Franchise Tax returns of the Bank as filed with the State of Texas for the years ended December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003, have been furnished to FBC.

     Section 4.10 Contracts. Except as otherwise noted in Schedule 4.10 hereto, the Bank is not a party to or bound by any (i) employment contract (including without limitation any collective bargaining contract or union agreement or agreement with an independent contractor); (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (iii) lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee involving annual payments in excess of $30,000; (iv) contract or commitment for capital expenditures in excess of $30,000 for any one project; (v) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement involving an annual expenditure in excess of $30,000; (vi) contract or option to purchase or sell any real property; (vii) contract or option to purchase or sell any personal property other than in the ordinary course of business; (viii) contract, agreement or letter with respect to the management or operations of the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Bank; (ix) agreement, contract or indenture related to the borrowing of money by the Bank other than insured deposits; (x) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (xi) agreement with or extension of credit to any executive officer or director of the Bank or a holder of more than 10% of the Bank Stock, or any affiliate of such person; (xii) agreement or arrangement with any executive officer, director, holder of 10% or more of the Bank Stock or affiliate of such persons for the provision of services or lease of property; (xiii) agreement with any executive officer, director, holder of more than 10% of the Bank Stock or affiliate of such person relating to Bank owned life insurance (“BOLI”), or (xiv) contracts, other than the foregoing, involving more than $30,000 and not made in the ordinary course of business and not otherwise disclosed in this Agreement or in a schedule attached hereto (items (i) through (xiv) being collectively referred to as the “Contracts”). The Bank has performed all obligations required to be performed by it to date under each of the Contracts, and is not in default under, and, to the knowledge of the Bank and the Principal Shareholder, no event has occurred which, with the lapse of time or action by a third party, could result in a default under, the Contracts.

     Section 4.11 Fidelity Bonds and Insurance. True and complete copies of all fidelity bonds and insurance policies (including any BOLI) owned or held by, or issued in favor of, the Bank (other than credit-life policies), have been delivered to FBC and are listed on Schedule 4.11 to this Agreement. The risks, amounts and retention levels of such fidelity bonds and insurance policies are adequate for the business conducted by the Bank.

     Section 4.12 No Conflict with Other Instruments. The execution and delivery of this Agreement, the Bank Merger Agreement, the FBC Stock Option and the Severance Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in a breach of any provision of the Articles of Association or Bylaws of the

Bank, (ii) subject to obtaining the approval of the holders of at least two-thirds of the Bank Stock and all regulatory approvals, violate any provision of, or constitute a default or require any consent or approval under, any law, or any order, writ, injunction or decree of any court or other governmental agency applicable to the Bank or the Principal Shareholder or, to the knowledge of the Bank and the Principal Shareholder, any other shareholder of the Bank, or (iii) except as otherwise noted on Schedule 4.12 hereto, violate any provision of, or constitute a default or require any consent or approval under, any contract, agreement or instrument to which the Bank or the Principal Shareholder or, to the knowledge of the Bank and the Principal Shareholder, any other shareholder of the Bank is a party or by which any of them is bound or constitute an event which, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of the Bank, the Principal Shareholder, any other shareholder of the Bank or upon the Bank Stock.

     Section 4.13 Compliance with Laws. (a) The Bank is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders. The Bank has filed all reports, notices, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the OCC, the FRB and the FDIC or any other regulatory authority having jurisdiction over it, and such reports, notices, registrations and statements were, as of their respective dates, true and correct and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted in the ordinary course of business, no regulatory agency has initiated any proceeding or, to the knowledge of the Bank and the Principal Shareholder, investigation into the business or operations of the Bank. There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Bank.

          (b) Except for approval of the holders of at least two-thirds of the Bank Stock, approvals of regulatory authorities having jurisdiction over the Bank and as otherwise noted on Schedule 4.12, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person is required to be obtained by the Bank or the Principal Shareholder in connection with the execution, delivery and performance by it of this Agreement and the Consolidation.

     Section 4.14 Conduct. Except as listed in Schedule 4.14 hereto, since January 1, 2004, the Bank has not (i) issued or sold any capital stock or corporate debt obligations; (ii) declared or set aside or paid any dividend or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of its capital stock; (iii) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (iv) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the Bank Financial Statements, accruals, accounts and notes payable incurred since January 1, 2004 in the ordinary course of business, and accruals, accounts and notes payable incurred as contemplated by this Agreement; (v) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vi) made any general or individual wage or salary increase (including increases in directors’ or consultants’ fees), paid any bonus, granted or paid any perquisites such as automobile allowances, financial planning assistance, club memberships or dues or other similar benefits, or instituted any employee welfare, retirement or similar plan or arrangement, except periodic or merit raises, bonuses and allowances approved by the Bank executives or Board of Directors in the ordinary course of business and reflected in the minutes of the Bank, as part of the Bank’s standard practices; (vii) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance, materially and adversely affecting its business, properties or assets; (viii) made any or acquiesced in any change in accounting methods, principles or practices; (ix) entered into any contract, agreement or commitment which obligates the Bank for an amount in excess of $30,000 over the term of any such contract, agreement or commitment other than in the ordinary course of business; or (x) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

     Section 4.15 Reserve for Possible Loan Losses. The reserve for possible loan losses of the Bank as reflected in the Bank’s Call Report for the period ended September 30, 2004 has been calculated in accordance with GAAP as applied to banking institutions and in accordance with all applicable rules and regulations. Such reserve shown on the Bank’s Call Report for the period ended September 30, 2004 is, in the opinion of the Bank’s management, adequate in all respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of that date. At the Effective Time, no material facts relevant to the adequacy of such reserves as of that date shall have been withheld from FBC. Except as disclosed in Schedule 4.15, there are no loans of the Bank that have been classified by bank examiners on the Bank’s most recent examination report as “Other Assets Specially Mentioned,” “Substandard,” “Doubtful” or “Loss.”

     Section 4.16 Employment Relations. The relations of the Bank with its employees is satisfactory. Neither the Bank nor the Principal Shareholder has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees, nor is there any indication of the foregoing occurring. The Bank has complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes and no person has asserted that the Bank is liable for any arrearages of wages, worker’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

     Section 4.17 Compensation and Benefit Plans. (a) Schedule 4.17(a) contains a complete and accurate list of all employee benefit plans and programs, and bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, contracts, employment, collective bargaining, retention or severance agreements, written and unwritten, and all similar practices, policies and arrangements in which the Bank has any liability, obligation to, or which is maintained or contributed to by it or which covers any employees, or former employees, consultants or former consultants, officers or former officers, directors or former directors of it, which are now in force (the “Compensation and Benefit Plans”). The Bank does not have any commitment to create any additional Compensation and Benefit Plan, to terminate, modify or change (other than as required by law or this Agreement) or not to terminate, modify or change any existing Compensation and Benefit Plan.

          (b) Each Compensation and Benefit Plan is in compliance in all material respects, in form and in administration, with the plan documents and all applicable laws, including, to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, the federal securities laws, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the federal securities laws, the Age Discrimination in Employment Act and any other applicable law with respect to such plans have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and is intended to be qualified under Section 401(a) of the Code has received a qualified determination letter from the IRS or, in the case of a “prototype plan,” may rely on a favorable opinion letter from the IRS, and neither the Bank nor the Principal Shareholder knows of any reason why such determination letter would be revoked, nor knows of any events which could affect the tax-qualified status of such Pension Plan. There is no pending or, to the knowledge of the Bank and the Principal Shareholder, threatened legal action, suit or claim relating to any of the Compensation and Benefit Plans. To the knowledge of the Bank and the Principal Shareholder, no transaction or omission with respect to any Compensation and Benefit Plan exists that would be a violation of Section 4975 of the Code or Section 502(i) of ERISA that is not exempt under Code Section 4975 or ERISA Section 502(i).

          (c) There is no pending investigation or enforcement action by the Department of Labor or the IRS or any other governmental authority with respect to any Compensation and Benefit Plan, nor does the Bank have knowledge of, or any indication of, any such investigation or enforcement action occurring.

          (d) All contributions or insurance premiums required to be made under the terms of any Compensation and Benefit Plan whether or not established under any collective bargaining agreement to which the Bank or any entity, trade or business that is a member of a controlled group described in Section 414(b), (c), (n) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Bank (“ERISA Affiliate”) is a party have been timely made or will be timely made prior to the Effective Time. No event has occurred or circumstances exists that could result in an increase in premium cost of Compensation and Benefit Plans that are insured, or an increase in benefit costs of Compensation and Benefit Plans that are self-funded.

          (e) Except as set forth on Schedule 4.17(e) and any actions taken to comply with Section 11.9 of this Agreement, with respect to any Pension Plan (except for any “multiemployer plan” as defined in Section 3(37) of ERISA) which is subject to Title IV of ERISA (“Title IV Plan”): (i) the Bank and each ERISA Affiliate have satisfied the minimum funding standard, and has made all contributions required, under ERISA Section 302 and Section 402 of the Code; (ii) the Bank and each ERISA Affiliate have paid all amounts due to the PBGC pursuant to ERISA Section 4007; (iii) neither the Bank nor any ERISA Affiliate has filed a notice of intent to terminate any Title IV Plan or has adopted any amendment to treat a Title IV

Plan as terminated, and the PBGC has not instituted proceedings to treat any Title IV Plan as terminated; (iv) no event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Title IV Plan; (v) no accumulated funding deficiency, whether or not waived, exists with respect to any Title IV Plan, and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Title IV Plan; (vi) the actuarial report for each Title IV Plan of the Bank and each ERISA Affiliate fairly presents the financial condition and the results of operations of each such Title IV Plan in accordance with US GAAP; (vii) since the last valuation date for each Title IV Plan of the Bank and each ERISA Affiliate, no event has occurred or circumstance exists that would increase the amount of benefits under any such Title IV Plan or that would cause the excess of Title IV Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase; (viii) no reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred; and (ix) there are no facts or circumstances that may give rise to any liability of the Bank, any ERISA Affiliate, FBC, Interim Bank or their affiliates to the PBGC under Title IV of ERISA.

          (f) There is no “employee benefit plan” within the meaning of Section 3(3) of ERISA sponsored, maintained or contributed to by an ERISA Affiliate which could reasonably be expected to cause any liability for the Bank, FBC, Interim Bank or their affiliates.

          (g) The Bank does not have any obligation to provide retiree health or life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code and Sections 601-609 of ERISA. There has been no written or oral communication to employees or former employees by the Bank that promises or guarantees such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis. Set forth on Schedule 4.17(g) is a description of certain informal oral arrangements with respect to supplemental Medicare payments which are the only such arrangements involving the Bank and which may be terminated by the Bank at any time without incurring any liability thereunder. The Bank may terminate or amend any Compensation and Benefit Plan in which the Bank’s or its affiliates’ employees or former employees participate at any time without incurring any liability thereunder. The plan administrator of each Compensation and Benefit Plan in which such employees or former employees participate has the sole discretion to construe and interpret the terms of such plan.

          (h) The Bank does not maintain any Compensation and Benefit Plans covering foreign employees.

          (i) With respect to each Compensation and Benefit Plan, if applicable, the Bank has delivered to FBC true, correct and complete copies of (i) Compensation and Benefit Plan documents and all amendments thereto, (ii) trust instruments and insurance contracts, (iii) Forms 5500 filed with the IRS for the last three plan years and accompanying schedules, if any, (iv) the most recent summary plan description and any other communication to employees regarding such benefits, including employee booklets, (v) the most recent determination letter issued by the IRS, and (vi) the three most recent annual financial and actuarial reports, if any.

          (j) Except as set forth on Schedule 4.17(j) and any actions taken to comply with Section 11.9 of this Agreement, the consummation of the Consolidation as contemplated by this Agreement will not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (i) result in the vesting or acceleration of the payment of any benefits under any Compensation and Benefit Plan, (ii) result in any increase in benefits payable or compensation payable to a participant or service provider under any Compensation and Benefit Plan, (iii) result in the payment of any severance separation benefit, or (iv) result in a breach or violation of any Compensation and Benefit Plan.

          (k) The Bank does not maintain any compensation plans, programs or arrangements in which their employees or former employees participate, the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          (l) As a result, directly or indirectly, of the Consolidation as contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of FBC, Franklin or the Bank will be obligated to make a payment that would be characterized as a “parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (m) Neither the Bank nor any ERISA Affiliate is a party to, nor has it within the last seven years made any contribution to or otherwise incurred or could incur any obligation under, any “multiemployer plan,” as defined in Section 3(37) of ERISA.

          (n) Except with respect of routine annual adjustments to any welfare plan as described in ERISA 3(1) and there has been no written or oral communication or amendment to a Compensation and Benefit Plan by the Bank or any ERISA Affiliate relating to or changing the participation or coverage under any such plan in which any of their employees or former employees participate which would increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in the Bank Financial Statements.

          (o) There are no voluntary employee benefit associations related to any Compensation and Benefit Plan under Section 501(c)(9) of the Code.

          (p) There are no guaranteed investment contracts or other funding contracts with any insurance company that are held by a Compensation and Benefit Plan of the Bank.

          (q) Except as set forth on Schedule 4.17(q), the Bank does not, directly or indirectly, maintain any loan (or equivalent thereof) to or for any of its directors, executive officers or employees, other than employee expense advances in the ordinary course of business.

          (r) All Compensation and Benefit Plans may be terminated or amended after the Closing Date.

     Section 4.18 List of Loans. The Bank has delivered to FBC a true, correct and complete list, in digital and paper form and as of September 30, 2004, of all loans of the Bank showing for each loan thereon the account number and the outstanding principal balance due (the “Loan Schedule”). All loans listed on the Loan Schedule, and all currently outstanding loans of the Bank (together, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented in the opinion of the Bank’s management. Each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect on the Bank. The Bank has not entered into, and the Principal Shareholder does not know of, an oral modifications or amendments or additional agreements related to the Loans that are not reflected in the Bank’s records. No claim or defense as to the enforcement of any Loan has been asserted, and neither the Bank nor the Principal Shareholder knows of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except where such claim or right would not have, either individually or in the aggregate, a Material Adverse Effect on the Bank.

     Section 4.19 SEC Status; Securities Issuances. The Bank is not and has not been subject to the reporting provisions of Sections 12 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations of the SEC promulgated under the Exchange Act. All issuances of securities by the Bank were conducted in compliance with the provisions of all applicable securities laws and regulations. The Bank is not an “issuing public corporation” within the meaning of Article 13.02 of the Texas Business Corporation Act (“TBCA”).

     Section 4.20 Brokers and Finders. Except as disclosed on Schedule 4.20, neither the Bank nor the Principal Shareholder, and none of the officers, directors or employees of the Bank has employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, finders’, financial advisory, investment banking or other fees or commissions in connection with the transactions contemplated herein.

     Section 4.21 Community Reinvestment Act. The Bank is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (the “CRA”) and all regulations promulgated thereunder, and the Bank has supplied FBC with copies of the Bank’s current CRA Statement, all letters and written comments received by the Bank since January 1, 2002 pertaining thereto and any responses by the Bank to such comments. The Bank has a rating of “satisfactory” as of its most recent CRA compliance examination and neither the Bank nor the Principal Shareholder knows of any reason why the Bank would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the Department, the OCC, the FRB, the OTS or the FDIC may seek to restrain, delay or prohibit the Consolidation as a result of any act or omission of the Bank under the CRA.

     Section 4.22 Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act. The Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.) and

the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.) and all regulations promulgated thereunder. Since January 1, 2001, the Bank has not received any notices of any violation of such acts or any of the regulations promulgated thereunder, and neither the Bank nor the Principal Shareholder has any notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s compliance with such laws.

     Section 4.23 Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the FRB, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of national banks. Each Loan was made by the Bank in the ordinary course of its lending business.

     Section 4.24 Bank Secrecy Act; USA PATRIOT Act. The Bank is in compliance in all material respects with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)) and all regulations promulgated thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. The Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS. The Bank is in compliance in all material respects with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 and all regulations promulgated thereunder.

     Section 4.25 Zoning and Related Laws. All real property leased or operated by the Bank and the use thereof complies with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws.

     Section 4.26 Securities Activities of Employees. The Bank and, to the knowledge of the Bank and the Principal Shareholder, its officers, employees and agents are now, and at all times in the past have been, in compliance with all applicable federal and state securities laws and any regulations promulgated thereunder. The Bank and, to the knowledge of the Principal Shareholder, its officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which the Bank or its officers, employees, or agents are now engaged or have been engaged in the past.

     Section 4.27 Regulatory Actions and Approvals. There are no actions or proceedings pending or, to the knowledge of the Bank and the Principal Shareholder, threatened, against the Bank by or before any regulatory authority having jurisdiction over the Bank. The Bank is not subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over the Bank. The Bank and the Principal Shareholder do not know of any fact or circumstance relating to the Bank that would materially impede or delay receipt of any required regulatory approval of the Consolidation or the other transactions contemplated by this Agreement, nor does the Bank have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Consolidation.

     Section 4.28 Shareholder List. Schedule 4.28 hereto contains a true, correct and complete list of the holders of shares of Bank Stock containing their names, addresses and number of shares held of record, which shareholder list is in all respects complete and accurate.

     Section 4.29 Books and Records. (a) The minute books and stock ledgers of the Bank that have been made available to FBC, its representatives or affiliates constitute all of the minute books and stock ledgers of the Bank and contain a complete and accurate record of all actions of its shareholders and its Board of Directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the Bank that have been requested by FBC have been made available to FBC, its representatives or affiliates, and are located at the offices of the Bank in Athens, Texas.

          (b) The Bank makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to the assets of the Bank is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     Section 4.30 Deposit Summary. Attached hereto as Schedule 4.30 is a summary of the amounts and types of the deposits held by the Bank on September 30, 2004 and the weighted average interest rates being paid thereon as of such date (the “Deposit Summary”). The Deposit Summary was prepared by the Bank from the books and records of the Bank in the ordinary course of business and the information contained therein is true, complete and correct as of the date thereof.

     Section 4.31 Privacy Laws. The Bank is in compliance in all material respects with all laws applicable to it pertaining to privacy of consumer and depositor information, including without limitation, Title V of the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Electronic Funds Transfer Act, the Right of Financial Privacy Act and the Children’s Online Privacy Protection Act.

     Section 4.32 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV, in light of the circumstances under which they were made, not misleading. The schedules delivered pursuant to this Article IV and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF FBC

     FBC represents and warrants to the Bank and the Principal Shareholder as follows:

     Section 5.1 Organization. FBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. FBC has the corporate power and authority to own, lease and operate its properties, to engage in the business and activities now conducted by it and to enter into this Agreement. FBC is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FBC. True and complete copies of the Amended and Restated Certificate of Incorporation and the Amended Bylaws of FBC have been made available to the Bank and the Principal Shareholder.

     Section 5.2 Capitalization. (a) As of September 30, 2004, the authorized capital stock of FBC consisted of (i) 35,000,000 shares of common stock, $.01 par value per share (the “FBC Stock”), of which 21,225,263 shares were issued and outstanding, (ii) 5,000,000 shares of preferred stock, $.01 par value, none of which are issued and outstanding. All of the issued and outstanding shares of FBC Stock have been duly authorized and are validly issued, fully paid and non-assessable, and none were issued in violation of the preemptive rights of any person, or in violation of any applicable federal or state securities laws. Except as disclosed in the FBC Reports (as hereinafter defined), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating FBC.

          (b) The FBC Stock is a class of stock registered pursuant to Section 12(g) of the Exchange Act. The Stock Consideration, when issued in accordance with the terms of this Agreement, will be authorized for trading in The Nasdaq Stock Market (“Nasdaq”).

          (c) None of the shares of FBC Stock to be issued pursuant to this Agreement will be when issued subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest created by FBC, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of FBC Stock, except for restrictions imposed by applicable securities laws and as contemplated hereby. The shares of FBC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms and conditions of this Agreement, will be validly issued, fully paid and non-assessable, and will not have been issued in violation of the preemptive rights of any person or, assuming that the representation and warranties of the shareholders of the Bank contained in their respective Letters of Transmittal are true, in violation of the registration provisions of applicable federal or state securities laws.

     Section 5.3 Approvals; Authority. (a) The Board of Directors (or a duly authorized committee of the Board of Directors) of FBC has approved this Agreement, the Bank Merger Agreement and the Registration Rights Agreement and the matters contemplated herein and therein. No further corporate proceedings of FBC are needed to execute and deliver this Agreement and consummate the Consolidation. Each of this Agreement, the Bank Merger Agreement and the Registration Rights Agreement has been authorized, duly executed and delivered by FBC and is a legal, valid and binding agreement of FBC enforceable against FBC in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

          (b) At the Closing, all other agreements, documents and instruments to be executed and delivered by FBC, the Interim Bank or Franklin which are referred to herein or contemplated hereby will have been duly executed and delivered by such entity, and will constitute the legal, valid and binding obligation of such entity, enforceable against such entity in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

     Section 5.4 No Conflict With Other Instruments. Neither the execution and delivery of this Agreement, the Bank Merger Agreement and the Registration Rights Agreement nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in a breach of any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of FBC, or the Articles of Incorporation or Bylaws of Franklin. The execution and delivery of this Agreement, the Bank Merger Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby, subject to obtaining all required regulatory approvals, will not violate any provision of, or constitute a material default or require any consent or approval under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which FBC is a party or by which it is bound or constitute an event which, with the lapse of time or action by a third party, could result in a material default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of FBC.

     Section 5.5 Consents and Approvals. No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by FBC in connection with the execution, delivery and performance by FBC of this Agreement and the transactions contemplated hereby, except such approvals as may be required from the OTS, the FDIC, the FRB, the OCC, the Department and the SEC.

     Section 5.6 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of FBC, threatened before any court or administrative body in any manner against FBC or any of its properties or capital stock, which could reasonably be expected to have a Material Adverse Effect on FBC. FBC knows of no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on FBC or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. FBC is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 5.7 SEC Reports. Since December 31, 2003, FBC has filed all reports and statements, together with any required amendments thereto, that it was required to file with the SEC. All such reports and statements filed with the SEC are collectively referred to herein as the “FBC Reports.” As of their respective dates, the FBC Reports complied in all material respects with all the rules and regulations promulgated by the SEC, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 5.8 FBC Financial Statements. The consolidated balance sheets of FBC as of December 31, 2003 and 2002 and related consolidated statements of operations, stockholders’ equity and cash flows for the two years ended December 31, 2003, together with the notes thereto, certified by Deloitte & Touche LLP and included in FBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as filed with the SEC (the “FBC Form 10-K”), and the unaudited consolidated balance sheet of FBC as of September 30, 2004 and the related unaudited consolidated statements of operations and cash flows for the three months then ended contained in FBC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the SEC (the “FBC Form 10-Q”) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of FBC and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of FBC and its subsidiaries for the periods stated therein.

     Section 5.9 FBC Confidential Information Statement. FBC has furnished the Bank, for delivery to the shareholders of the Bank, a Confidential Information Statement of even date herewith containing (i) the FBC Form 10-K, (ii) the FBC Form 10-Q, (iii) the FBC proxy statement dated April 5, 2004, (iv) a copy of the provisions of the NBA related to rights of dissenting shareholders and a copy of Banking Circular 259 issued by the OCC, and (v) other information about FBC (the “Information Statement”). Since September 30, 2004, no event, condition or circumstance has occurred which, individually or in the aggregate, has had a Material Adverse Effect on FBC. The Information Statement does not contain an untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein, in light of the circumstances under which they were made, not misleading.

     Section 5.10 Compliance With Laws. FBC and its subsidiaries have, to their knowledge, complied with all laws except for such noncompliance which would not have a Material Adverse Effect upon the ability of FBC to consummate the transactions contemplated hereby.

     Section 5.11 Books and Records. FBC makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to the assets of FBC is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     Section 5.12 Financing. FBC has, or at the Closing will have, sufficient cash on hand which is uncommitted as to any other use, or a credit facility with sufficient availability, to pay the Cash Consideration.

     Section 5.13 Disclosure. The representations and warranties contained in this Article V do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V, in light of the circumstances under which they were made, not misleading.

     Section 5.14 Tax Matters. FBC has filed on a timely basis all material federal, state and local income and franchise tax returns required to be filed through the date hereof and has paid all taxes shown as due thereon. There are no liens on any of the assets of FBC with respect to taxes, other than liens for taxes not yet due and payable.

     Section 5.15 Employee Benefits. There are no liabilities, nor any facts known to FBC which could give rise to any liabilities, with respect to any FBC Benefit Plan (as defined below), which would have a Material Adverse Effect upon FBC. For purposes of this Agreement, “FBC Benefit Plan” means each employee benefit plan as defined in Section 3(3) of ERISA, disability, medical, severance, vacation, sick pay, stock purchase, stock option, deferred compensation, incentive compensation, fringe benefits, bonus, change of control agreement or any other similar benefit plan, program or agreement, whether or not subject to ERISA, which is maintained or contributed to or by FBC or under which FBC has any liability or contingent liability, and which covers the employees of FBC.

     Section 5.16 Regulatory Actions. There are no actions or proceedings pending or, to the knowledge of FBC, threatened, against FBC by or before any regulatory authority having jurisdiction over FBC. FBC is not subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over FBC. FBC does not know of any fact or circumstance relating to FBC that would materially impede or delay receipt of any required regulatory approval by FBC of the Consolidation or the other transactions contemplated by this Agreement.

     Section 5.17 Compliance with Sarbanes-Oxley Act. FBC is in compliance, in all material respects, with the provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder by the SEC and Nasdaq.

ARTICLE VI.

COVENANTS OF THE BANK AND THE PRINCIPAL SHAREHOLDER PENDING
THE EFFECTIVE TIME

     From the date hereof until the Effective Time, the Bank and the Principal Shareholder jointly and severally covenant and agree with FBC as follows:

     Section 6.1 Shareholder Approval. (a) The Bank shall take all action in accordance with the applicable law and the Articles of Association and Bylaws of the Bank necessary to duly call, give notice of, convene and hold a special meeting of the holders of Bank Stock (the “Bank Shareholder Meeting”) to be held within 45 days after the execution of this Agreement to consider and vote upon approval of the Consolidation, this Agreement and the transactions contemplated by this Agreement.

          (b) The Principal Shareholder hereby (i) confirms its knowledge of the availability of the rights of dissenting shareholders under the NBA with respect to the Consolidation, (ii) confirms receipt of the Information Statement, including a copy of the provisions of the NBA related to rights of dissenting shareholders and a copy of Banking Circular 259 issued by the OCC, (iii) agrees to vote the shares of Bank Stock owned by it in favor of approval of this Agreement and (iv) waives its right to dissent from the Consolidation to the full extent permitted by law. The Bank agrees, prior to the Bank Shareholder Meeting, to deliver to each shareholder of the Bank the Information Statement, including a copy of the provisions of the NBA related to rights of dissenting shareholders and a copy of Banking Circular 259 issued by the OCC.

          (c) The Bank agrees, through its Board of Directors, to support and recommend a vote in favor of the Consolidation, this Agreement and the transactions contemplated hereby to all of the holders of Bank Stock.

     Section 6.2 Best Efforts; Information for Applications. (a) The Bank and the Principal Shareholder will take all reasonable action to aid and assist in the consummation of the Consolidation and the transactions contemplated hereby, and each will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including without limitation such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals or waivers from, all regulatory authorities having jurisdiction over the matters contemplated by this Agreement, the Consolidation or the Bank Merger, including any applications, notices or waiver requests with the Department, the OTS, the FDIC, OCC and the FRB. The Bank and the Principal Shareholder shall use their respective best efforts to obtain or cause to be obtained consents of all third parties necessary to permit the Bank to consummate the transactions contemplated herein.

          (b) To the extent permitted by law, the Bank and the Principal Shareholder will furnish FBC with all information concerning the Bank, the Principal Shareholder and the Bank’s other shareholders required for inclusion in any application, statement, document or notice to be made or filed by FBC with any federal or state regulatory or supervisory authority in connection with the matters contemplated by this Agreement (the “FBC Applications”). All information concerning the Bank, the Principal Shareholder and the Bank’s other shareholders contained in the FBC Applications shall, to the knowledge of the Bank and the Principal Shareholder, at the time such information is furnished, be true and correct in all material respects and will not omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date. The Bank and the Principal Shareholder will jointly and severally indemnify and hold harmless FBC from and against any and all losses, claims, damages, expenses or liabilities to which it may become subject under applicable laws, rules and regulations or otherwise, including expenses incurred in enforcing the rights granted under this Section 6.2 against the Bank and the Principal Shareholder, and will reimburse FBC for any legal or other expenses reasonably incurred by it in connection with investigating, defending or prosecuting any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any of the FBC Applications or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information furnished in writing by the Bank or the Principal Shareholder for use therein.

     Section 6.3 Confidentiality; Nonsolicitation. (a) The Bank and the Principal Shareholder shall not, before or after the consummation or termination of this Agreement, directly or indirectly disclose any confidential information acquired from FBC, either before or after this Agreement, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. All information previously or hereafter furnished by FBC in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of FBC whether or not the transactions contemplated hereby are consummated. If the transactions contemplated hereby shall not occur, the Bank and the Principal Shareholder shall either destroy or return to FBC all documents and other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two years from the date the proposed transactions are abandoned.

          (b) In the event that this Agreement is terminated, for a period of two years from such termination the Bank and the Principal Shareholder agree that they will not, without the prior approval of FBC, directly or indirectly solicit for employment or hire any current executive officer or senior manager of FBC or Franklin on the date the Agreement is terminated; provided, however, that the foregoing shall not apply to (i) the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or class of individuals that could only be satisfied by employees of FBC or Franklin as of the date the Agreement is terminated) or (ii) the use of a general solicitation (such as advertisements) not specifically directed to employees of FBC or Franklin.

     Section 6.4 Operations. (a) From and after the date of this Agreement to the Effective Date, unless earlier terminated as provided in Section 9.1, the Bank shall, and the Principal Shareholder shall cause the Bank to, (i) conduct business in substantially the same manner as it has been previously conducted and in accordance with prudent business and banking practices, including without limitation maintaining the ratio of the reserve for loan losses to total loans outstanding at the Bank at all times in a manner that is consistent in form and substance with the practices of the Bank prior to the date of this Agreement, (ii) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) maintain in full force and effect insurance and fidelity bonds comparable in amount and scope of coverage to that currently maintained, (iv) perform all of its material obligations under contracts, and agreements relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute, (v) use its best efforts to maintain and preserve its business organizations and present employees and maintain all relationships with depositors and customers, (vi) comply with and perform all material obligations and duties imposed by all federal, state and local laws, rules, regulations and orders imposed by federal, state or local governmental authorities, (vii) take any and all actions necessary to amend its Articles of Association to increase the authorized capital stock of the Bank by a number of shares that is sufficient to permit the exercise of the FBC Stock Option, and to amend its Articles of Association or Bylaws in any other manner which FBC, in its reasonable discretion, shall deem necessary, proper or advisable, (viii) make no material alteration in the manner of maintaining its books, accounts or records, or in the accounting practices relating to its business, properties or assets, except with the prior written approval of FBC, (ix) notify FBC promptly upon commencement of any compliance, safety and soundness, or other examination conducted by the FDIC or the OCC, (x) promptly give written notice to FBC upon obtaining knowledge of the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would cause (A) a breach of any covenant, condition or agreement contained herein or (B) any of its representations or warranties to be untrue or misleading in any material respect, and (xi) continue to solicit deposits, maintain deposits and operate its deposit gathering procedures consistent with existing procedures.

          (b) The Bank will not, and the Principal Shareholder will cause the Bank to not, without the prior written consent of FBC, (i) except as contemplated by Section 6.4(a)(vii) of this Agreement, permit any amendment or change to be made to its Articles of Association or Bylaws, (ii) take any action described or do any of the things listed in Section 4.14 hereof, except that the periodic or merit raises, bonuses and allowances made by the Bank to its directors, employees and consultants in the ordinary course of business which are permitted by Section 4.14(vi) shall not in the aggregate exceed three percent of the current salaries and fees payable to such directors, employees and consultants; (iii) enter into or amend any contract, agreement or other instrument of any of the types listed in Section 4.10 hereof, (iv) undertake any additional borrowings with a term in excess of 90 days, (v) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan or participation is made in the ordinary course of business, consistent with existing practices and in compliance with the provisions of Section 6.4(c), (vi) make any material change in its accounting methods or practices without the prior written consent of FBC, (vii) take any action or fail to take any action that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct at the Effective Time, (viii) make any change in policies respecting extensions of credit or loan charge-offs, (ix) change reserve requirement policies, (x)

change securities portfolio policies, (xi) take any action with respect to the closing of any branches, (xii) make any changes in the titles, salaries, bonuses or other compensation of any employee, officer or director, (xiii) issue any shares of capital stock, (xiv) adjust, split, combine or reclassify any of its capital stock, (xv) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (xvi) issue any options or other rights to purchase shares of capital stock, (xvii) compromise and settle any pending or threatened litigation, or (xviii) agree to do any of the foregoing.

          (c) In order to facilitate continuing due diligence by FBC of the Bank, and in order to facilitate the integration of the operations of the Bank with those of FBC and Franklin after the Consolidation, any one or more of Anthony J. Nocella, Russell McCann, Max Epperson or Glenn Mealey, as FBC’s representatives (each an “FBC Representative”), will be allowed to attend as invited guests and fully monitor all regular and special meetings of the Board of Directors of the Bank and all loan, audit and investment committees of the Bank. The FBC representative may be excluded from portions of the meetings of the Board of Directors or the loan or investment committee during which there will be discussed (i) matters involving this Agreement, (ii) information or material which is required to be kept confidential under applicable laws or regulations, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to the Bank, the presence of such representative would adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of FBC at any meetings pursuant hereto or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of the Bank made in this Agreement or limit in any way the right of FBC to make any claim under Article XIII or XIV of this Agreement. FBC agrees that all information obtained from the Bank pursuant hereto will be held in confidence and will not be used for any other purpose in accordance with the provisions of Section 7.3 of this Agreement.

          (d) The Bank shall not make any loan, modify any existing loan or purchase any loan participation having a principal balance in excess of $350,000 unless (i) such action is approved at a meeting at which an FBC Representative is present and does not object to such action, or (ii) the Bank provides an FBC Representative with notice of such proposed action and the FBC Representative shall not object to such proposed action within two business days after receipt of such notice.

          (e) In addition to the Compensation and Benefit Plans that are required to be terminated on the day immediately preceding the Effective Date pursuant to Section 11.9, the Bank will take all action necessary or required to terminate or amend, if requested by FBC, any additional Compensation and Benefit Plans on the day immediately preceding the Effective Date.

     Section 6.5 Access to Properties and Records. To the extent permitted by law, the Bank will afford, after consultation with the President of the Bank, the executive officers and authorized representatives (including legal counsel, accountants and consultants) of FBC access during normal business hours to the properties, personnel, books and records of the Bank in order that FBC may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Bank; provided, that such investigations shall be conducted in a manner so as not to unreasonably interfere with the operations of the Bank, and the officers of the Bank will furnish FBC with such additional financial and operating data and other information as to the business and properties of the Bank as FBC shall, from time to time, request; and provided further, that no such investigation or the knowledge obtained as a result of such investigation shall affect in any way the representations and warranties of the Bank or the Principal Shareholder contained in this Agreement or limit in any way the right of FBC to make any claim under this Agreement. As soon as practicable after they become available, the Bank will deliver or make available, and the Principal Shareholder will cause the Bank to deliver or make available, to FBC all unaudited financial statements prepared for the internal use of the Board of Directors of the Bank and all Call Reports filed by the Bank with the OCC or the FDIC after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (excluding the notes thereto) applied on a basis consistent with previous accounting periods. In the event of the termination of this Agreement, FBC will return to the Bank all documents and other information obtained pursuant hereto, including all copies thereof, and will keep any information obtained pursuant to this Agreement confidential and will not use such information for any other purpose in accordance with Section 7.3 of this Agreement.

     Section 6.6 Additional Agreements. (a) The Bank will deliver, contemporaneously with the execution of this Agreement, a Voting Agreement executed by the Principal Shareholder and each director and executive officer of the Bank who owns Bank Stock, pursuant to which each such shareholder agrees (i) to vote his shares of Bank Stock in favor of approval of this Agreement, the Consolidation and the transactions contemplated hereby and against any other transaction considered during the time this Agreement is effective, and (ii) not to dispose of any of the shares of Bank Stock held by such shareholder (or the voting rights associated therewith) prior to the Effective Time.

          (b) The Bank will, contemporaneously with the execution of this Agreement, deliver to FBC Severance Agreements executed by the Bank and each of Messrs. Russell M. Workman, Bob G. Allen, Kelley C. Lee, Larry D. Babb, R. Neil Hunter, Robert K. Spears and Ms. Sandi Pulley in the form attached as Exhibit F to this Agreement (the “Severance Agreements”).

          (c) The Bank will, contemporaneously with the execution of this Agreement, deliver Noncompetition Agreements executed by each of Messrs. Lee Bush, Robert A. Gould, David Holdredge, Clint W. Murchison, III, Donald H. Wills and Drs. Douglas Curran and Joe Ed Smith in the form attached as Exhibit G to this Agreement (the “Noncompetition Agreements”).

     Section 6.7 Standstill Provision. Neither the Bank nor the Principal Shareholder nor any of their respective directors, officers, agents or representatives shall consider, solicit or encourage any inquiries with respect to, or provide any information to or negotiate with any other party with respect to any proposal which could reasonably be expected to lead to, (i) a merger, consolidation, acquisition, statutory share exchange or similar transaction involving the Bank, (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of the Bank representing ten percent or more of the assets of the Bank, or (iii) the issuance, sale or other disposition (including by way of merger, consolidation, statutory share exchange or otherwise) of securities representing ten percent or more of the voting power of the Bank. Each of the Bank and the Principal Shareholder agrees to notify FBC immediately of any unsolicited inquiries or proposals for any of the foregoing transactions and provide reasonable detail as to the identity of the person making such proposal and the nature of such proposal.

     Section 6.8 Accruals. Immediately prior to the Effective Date and after consultation with FBC, the Bank will, consistent with GAAP, make such changes and modifications to its loan, accrual and reserve policies and practices (including loan classification and allowance for credit losses levels) and other accounting policies and practices as FBC shall reasonably request to bring such policies and practices into conformity with those followed by Franklin, including appropriate increases in its allowance for credit losses; provided that the effect of any action taken pursuant to this Section 6.8 shall not constitute a breach of any representation or warranty contained in Article IV and shall not impact the calculation of the Consolidation Consideration pursuant to Section 11.7(a)(i).

     Section 6.9 Press Releases. Neither the Bank nor the Principal Shareholder will, directly or indirectly, whether through their employees, representatives or otherwise, without the prior approval of FBC, issue or permit to be issued any press release or written statement for general circulation relating to this Agreement or the Consolidation except as otherwise required by applicable law or regulation, and then only after making reasonable efforts to notify FBC in advance.

     Section 6.10 Nature of Deposits. The deposits of the Bank will be on the Closing Date of substantially the same character, mix, type, and makeup as such deposits are as of September 30, 2004. Such deposits shall include no “brokered deposits,” as such term is used in 12 U.S.C. 1831f, unless otherwise agreed by FBC.

     Section 6.11 Environmental Reports. (a) The Bank shall obtain, at its sole expense (which shall not be included as part of the transaction expenses referred to in Section 16.1), Phase I Environmental Assessments for each non-residential other real estate owned (“OREO”) property owned by the Bank, the Bank’s home office, each of the Bank’s branch offices and each other real property owned or leased by the Bank (the “Subject Facilities”). The Bank shall use its best efforts to deliver oral reports of such environmental assessments to FBC no later than four weeks from the date of this Agreement. The Bank shall deliver written reports of such environmental assessments to FBC no later than six weeks from the date of this Agreement. Prior to the Effective Date, the Bank shall obtain, at its sole expense, Phase II Environmental Assessments for properties reasonably identified by FBC as meriting a Phase II Environmental Assessment on the basis of such Phase I Environmental Assessments or other available information.

     (b) The Bank agrees to notify FBC a reasonable time in advance of the examinations scheduled pursuant to this Section 6.11 and to permit FBC and its contractors, consultants, agents and representatives to be present during such examinations and to have such access to the properties and facilities of the Bank, and to conduct such consultations with the persons or firms conducting such examinations, as reasonably necessary; provided, however, that FBC and its contractors, consultants, agents and representatives shall not unreasonably disturb or interfere with the business activities or operations of the Bank or the OREO-owners or harm or damage the interior finishes or surfaces of any real property improvements or personalty.

          (c) For the purpose of this Section 6.11, “Phase I Environmental Assessment” means an environmental assessment that is consistent with ASTM 1527-00 and that may include, at FBC’s election, an assessment of the presence, amount, physical condition and location of asbestos-containing materials and lead-based paint.

          (d) For the purpose of this Section 6.11, “Phase II Environmental Assessment” means an intensified environmental assessment that further defines previously identified conditions, circumstances or risks and that may include physical sampling and analysis of paint, building materials or any environmental medium (including air, indoor air, surface water, groundwater, soil, and subsurface strata).

     Section 6.12 Directors’ and Officers’ Liability Insurance and Indemnification.

          (a) Contemporaneously with the Closing, the Bank may purchase an extended reporting period, not to exceed six years, under the Bank’s existing directors’ and officers’ liability insurance policy for purposes of covering actions occurring prior to the Effective Time; provided, that the cost of such coverage shall be included as a transaction expense referred to in Section 16.1. FBC may not cancel, modify or take any action to limit or terminate the coverage obtained pursuant to this section, unless it replaces such coverage with coverage provided by insurers having the same or better rating, coverage and aggregate limits.

          (b) For three years after the Effective Date, and subject to the limitations contained in applicable OTS and FDIC regulations and to any limitations contained in the Bank’s Articles of Association on the Effective Date, FBC shall cause Franklin to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Bank (each, an “Indemnified Party”) against all losses, expenses, claims, damages, judgments, fines or liabilities arising out of actions or omissions occurring on or prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under applicable law and by Franklin’s Articles of Incorporation in effect on the date of this Agreement, including provisions relating to the advancement of expenses; provided, that no such Indemnified Party shall be entitled to indemnification under this Section 6.12 in respect of any event which constitutes a breach of this Agreement or in respect of which such Indemnified Party has received or is entitled to receive an improper personal benefit.

          (c) This Section 6.12 shall survive the closing of the transactions contemplated hereby for a period of three years, is intended to benefit each Indemnified Party (each of whom shall be entitled to enforce this Section 6.12 against the Bank or FBC, as the case may be) and shall be binding on all successors and assigns of the Bank and FBC. In the event FBC or the Bank or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of FBC or the Bank assume the obligations set forth in this Section 6.12.

     Section 6.13 Audited Bank Financial Statements. The Bank agrees to engage Grant Thornton L.L.P., independent public accountants, to conduct an audit of the Bank and to prepare statements of financial condition and related statements of income, changes in shareholders’

equity and cash flows, together with notes thereto required by GAAP, accompanied by the report (which shall contain no qualification as to scope, going concern or any other substantive matter) of Grant Thornton L.L.P., as of and for the year ended December 31, 2004 (the “Audited Bank Financial Statements”). The Audited Bank Financial Statements (including the related notes) will fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in conformity with GAAP. The Bank will cooperate with Grant Thornton L.L.P. in the preparation of the audit as necessary to complete the audit, and will approve such accruals and other adjustments as may be necessary to permit the issuance of the Audited Bank Financial Statements. The Bank shall use its best efforts to deliver the Audited Bank Financial Statements to FBC no later than April 30, 2004.

     Section 6.14 Termination of Shareholders’ Agreement. The Bank agrees to use its best efforts to obtain from each shareholder of the Bank, and to deliver to FBC within ten days after the Bank Shareholder Meeting, an executed counterpart to an amendment to the Shareholders’ Agreement Between the Shareholders of The First National Bank of Athens, N.A. dated as of March 26, 1998 (the “Bank Shareholders’ Agreement”), terminating the Bank Shareholders’ Agreement effective immediately prior to the Effective Time, such amendment to be in form and substance satisfactory to FBC (the “Bank Shareholders’ Agreement Amendment”).

     Section 6.15 Supplements to Disclosure Schedules. From time to time prior to the Effective Date, the Bank and the Principal Shareholder shall promptly supplement and amend the disclosure schedules delivered pursuant to Article IV of this Agreement (the “Bank Disclosure Schedules”) to reflect any matter hereafter arising that would make any representation or warranty set forth in Article IV inaccurate. For purposes of determining (i) the fulfillment of the condition set forth in Section 11.1 as of the Closing Date and (ii) the accuracy of the representations and warranties contained in Article IV if the Consolidation is not consummated, the Bank Disclosure Schedules shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. If the Consolidation is not consummated, delivery of any supplemental disclosure schedules pursuant to this section will not affect the rights and remedies of the parties hereunder. For purposes of determining the accuracy of the representations and warranties contained in Article IV if the Consolidation is consummated, the Bank Disclosure Schedules shall be deemed to include all information contained in any supplement or amendment thereto made before the Closing Date. If any supplement to any Bank Disclosure Schedule shall be delivered within five days of the Closing Date, at the option of FBC the Closing Date may be delayed to permit FBC to have a period of at least five days to consider such supplement.

ARTICLE VII.

COVENANTS OF FBC PENDING THE EFFECTIVE TIME

     From the date hereof through the Effective Time, FBC covenants and agrees with the Bank and the Principal Shareholder as follows:

     Section 7.1 Best Efforts. As promptly as practicable after the date hereof, but in no event later than 30 business days after the date of this Agreement, FBC will prepare and file all necessary applications with the Department, the OTS and the FDIC. FBC will take all reasonable action to aid and assist in the consummation of the Consolidation and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications or notices with, or obtaining approvals from, all regulatory authorities having jurisdiction over the matters contemplated by this Agreement and the Consolidation, including any notices required to be filed with the OCC. FBC and Interim Bank will deliver to the Bank, prior to filing, drafts of such governmental applications and notices and will promptly deliver, after such filing, a complete copy of such filings. FBC and Interim Bank shall use their respective best efforts to obtain or cause to be obtained consents of all third parties necessary to permit FBC to consummate the transactions contemplated herein. All documents that FBC or Interim Bank are responsible for filing with any regulatory or governmental agency in connection with the Consolidation will comply in all material respects with the provisions of applicable law. FBC will promptly notify the Bank of any oral or written notice or action of any regulatory agency and provide the Bank with a copy of any written communication sent by any regulatory agency concerning or affecting the transactions contemplated by this Agreement.

     Section 7.2 Information for Applications. To the extent permitted by law, FBC will furnish the Bank with all information concerning FBC and its directors and officers required for inclusion in any application, statement or document to be made or filed by the Bank with any federal or state regulatory or supervisory authority in connection with the matters contemplated by this Agreement (the “Bank Applications”). All information concerning FBC contained in the Bank Applications shall, to the knowledge of FBC, at the time such information is furnished, be true and correct in all material respects and will not omit any material fact necessary in order to make its statements therein, in light of the circumstances in which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date. FBC will indemnify and hold harmless the Bank and the Principal Shareholder from and against any and all losses, claims, damages, expenses or liabilities to which the Bank or the Principal Shareholder may become subject under applicable laws, rules and regulations or otherwise, including expenses incurred in enforcing the rights granted under this Section 7.2, and will reimburse the Bank and the Principal Shareholder for any legal or other expenses reasonably incurred by them in connection with investigating, defending or prosecuting any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in any of the Bank Applications or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information furnished by FBC in writing for use therein.

     Section 7.3 Confidentiality; Nonsolicitation. (a) FBC shall not (i) before or after the consummation or termination of this Agreement, directly or indirectly disclose any confidential information acquired from the Bank, either before or after the date of this Agreement, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process, or (ii) after termination of this Agreement pursuant to Section 9.1 hereof, use such information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. All information furnished previously or currently by the Bank in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the Bank until consummation of the transactions contemplated hereby and, if such transactions shall not occur, FBC shall either destroy or return to the Bank all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two years from the date the proposed transactions are abandoned.

          (b) In the event that this Agreement is terminated and the Consolidation is not consummated, for a period of two years from the date the Agreement is terminated, FBC agrees that it will not, without the prior approval of the Bank, directly or indirectly solicit for employment or hire any current executive officer or senior manager of the Bank on the date the Agreement is terminated; provided, however, that the foregoing shall not apply to (i) the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or class of individuals that could only be satisfied by employees of the Bank as of the date the Agreement is terminated), or (ii) the use of a general solicitation (such as an advertisement) not specifically directed to employees of the Bank.

     Section 7.4 Offering of Stock Consideration. The offering of the Stock Consideration by FBC in the Consolidation will be conducted by FBC in compliance with the requirements of exemptions from the registration requirements of federal and state securities laws. FBC will file all documents required to obtain, prior to the Effective Time, any permits or approvals from federal or state securities authorities that are necessary in order to obtain exemptions from the registration requirements of such laws, and will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     Section 7.5 Press Releases. FBC agrees that it will not, directly or indirectly, without the prior approval of the Bank, issue any press release or written statement for public release relating to the Agreement or the Consolidation, except as otherwise required by applicable law or regulation, and then only after making reasonable efforts to notify the Bank in advance.

     Section 7.6 Access to Properties and Records. To the extent permitted by law, FBC will afford the executive officers and authorized representatives (including legal counsel, investment bankers, accountants and consultants) of the Bank access during normal business hours, and after prior consultation with the Managing Director—Administration of Franklin, to the properties, senior management personnel, books and records of FBC and Franklin, in order that the Bank may have full opportunity to make such reasonable investigation as they shall desire regarding the affairs of FBC; provided, that such investigations shall be conducted in a manner so as not to unreasonably interfere with the operations of FBC; and provided further, that no such investigation or the knowledge obtained as a result of such investigation shall affect in any way the representations and warranties of FBC contained in this Agreement or limit in any way the right of the Bank to make any claim under this Agreement. As soon as practicable after they become available, FBC will deliver or make available to the Bank and the Principal Shareholder all call reports filed by Franklin with the Department, the OTS or the FDIC after the date of this Agreement. In the event of the termination of this Agreement, the Bank and the

Principal Shareholder will return to FBC all documents and other information obtained pursuant hereto, including all copies thereof, and will keep any information obtained pursuant to this Agreement confidential and will not use such information for any other purpose in accordance with Section 6.3 of this Agreement.

     Section 7.7 Supplements to Disclosure Schedules. From time to time prior to the Effective Date, FBC shall create, supplement and amend one or more schedules to this Agreement for the purpose of reflecting any matter hereafter arising that would make any representation or warranty set forth in Article V inaccurate (the “FBC Disclosure Schedules”). For purposes of determining (i) the fulfillment of the condition set forth in Section 10.1 as of the Closing Date and (ii) the accuracy of the representations and warranties contained in Article V if the Consolidation is not consummated, the FBC Disclosure Schedules shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. If the Consolidation is not consummated, delivery of any supplemental disclosure schedules pursuant to this section will not affect the rights and remedies of the parties hereunder. For purposes of determining the accuracy of the representations and warranties contained in Article V if the Consolidation is consummated, the FBC Disclosure Schedules shall be deemed to include all information contained in any supplement or amendment thereto made before the Closing Date. If any supplement to any FBC Disclosure Schedule shall be delivered within five days of the Closing Date, at the option of the Bank the Closing Date may be delayed to permit the Bank to have a period of at least ten days to consider such supplement.

     Section 7.8 Notice of Certain Events. FBC will promptly give notice to the Bank of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by FBC contained herein or a failure by FBC to comply with any covenant, condition or agreement contained herein.

     Section 7.9 Additional Covenants. FBC will not, without the prior written consent of the Bank, take any action that would result in any of its representations and warranties contained in Article V of this Agreement not being true and correct at the Effective Time.

ARTICLE VIII.
CLOSING

     Section 8.1 Closing. (a) Subject to the other provisions of this Agreement, the closing of the Consolidation (the “Closing”) will take place at a mutually acceptable time, on a mutually acceptable date (“Closing Date”) as soon as practicable within a ten-day period commencing with the latest of the following dates:

               (i) the receipt of the approval of the shareholders of the Bank required by the NBA;

               (ii) the receipt of the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Consolidation; or

               (iii) if the matters contemplated by this Agreement are being contested in any legal proceeding and FBC has elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of FBC, to the consummation of the Consolidation, or such prior date as FBC shall elect whether or not such proceeding has been brought to a conclusion.

At the Closing, the parties to this Agreement will exchange certificates, opinions, and the other documents provided for under this Agreement in order to effect the Consolidation and to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the Consolidation contemplated by this Agreement.

          (b) The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

     Section 8.2 Effective Date of the Consolidation. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of requisite approval of the shareholders of the Bank required by the NBA and the regulatory approvals (or waivers thereof) of the OTS, the FDIC, the Department, and any other federal or state regulatory agency whose approval must be received in order to consummate the Consolidation, the Consolidation shall become effective, and the Effective Date of the Consolidation shall occur, at the date and time specified in Section 1.2 hereof. It is anticipated by FBC and the Bank that the Closing and the Effective Date will occur on the same day.

ARTICLE IX.

TERMINATION

     Section 9.1 Termination. (a) This Agreement may be terminated at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the shareholders of the Bank) upon the mutual consent of FBC and the Bank.

          (b) This Agreement may be terminated by action of the Board of Directors of FBC or the Board of Directors of the Bank (whether before or after the adoption of this Agreement by the shareholders of the Bank) at any time prior to the Effective Time if:

               (i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Consolidation and such order, decree, ruling or other action shall be final and non-appealable;

               (ii) the Effective Date shall not have occurred on or before the day that is 180 calendar days after the date of this Agreement or such later date as shall have been approved in writing by the Boards of Directors of FBC and the Bank; provided, that the right to terminate under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Date to occur on or before such date;

               (iii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate the Consolidation; or

               (iv) any required approval shall be contested or challenged by any federal or state governmental authority or third party by formal proceeding, and FBC shall not elect to contest any such proceeding.

          (c) This Agreement may be terminated at any time prior to the Effective Time by the action of the Principal Shareholder and the Board of Directors of the Bank acting jointly (whether before or after the adoption of this Agreement by the shareholders of the Bank) if (i) FBC shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of FBC contained herein shall be untrue in any material respect, (ii) there shall have occurred after September 30, 2004 any event, condition or circumstance which individually or in the aggregate has a Material Adverse Effect with respect to FBC, or (iii) (A) the FBC Measurement Price is less than the product of the FBC Starting Price (as hereinafter defined) multiplied by 0.70, and (B)(1) the number obtained by dividing the FBC Measurement Price by the FBC Starting Price is less than (2) the number obtained by dividing the Index Closing Price (as hereinafter defined) by the Initial Index Price (as hereinafter defined) and subtracting 0.30. For purposes of this Agreement, “FBC Starting Price” shall mean the average of the daily volume-weighted average prices of the FBC Stock for the twenty consecutive trading days prior to and including the second trading day prior to the day on which the parties publicly announced the signing of this Agreement, rounded to the nearest ten thousandth, “Initial Index Price” shall mean the average of the daily mid trade prices of the America’s Community Banker’s NASDAQ Index (“ACBQ”) for the twenty consecutive trading days prior to and including the second trading day prior to the day on which the parties publicly announced the signing of this Agreement, rounded to the nearest ten thousandth, and “Index Closing Price” shall mean the average of the daily mid trade prices of the ACBQ for the twenty consecutive trading days prior to and including the second trading day prior to the Closing Date, rounded to the nearest ten thousandth. In the event that the Principal Shareholder and the Board of Directors of the Bank desire to terminate this Agreement as provided in Section 9.1(c)(i) above, both the Principal Shareholder and the Board of Directors of the Bank must notify FBC in writing of their intent to terminate stating the reason therefor. FBC shall have fifteen days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of the Principal Shareholder and the Bank (which approvals shall not be unreasonably delayed, conditioned or withheld).

          (d) This Agreement may be terminated at any time prior to the Effective Time by the Board of Directors of FBC (i) if (A) the Bank or the Principal Shareholder shall fail to comply in any material respect with any of their respective covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Bank or the Principal Shareholder contained herein shall be untrue in any material respect, (B) there shall have occurred after September 30, 2004 any event, condition or circumstance which individually or in the aggregate has a Material Adverse Effect with respect to the Bank, (C) any approval required to be obtained from any governmental authority or agency is obtained subject to restrictions or conditions on the operations of the Bank, FBC or Franklin that are unacceptable to FBC, (D) FBC reasonably determines that a Phase II Environmental Assessment required by Section 6.11 of this Agreement is unacceptable, or (E) (1) the FBC Measurement Price is less than the product of the FBC Starting Price multiplied by 0.70, and (2)(x) the number obtained by dividing the FBC Measurement Price by the FBC Starting Price is less than (y) the number obtained by dividing the Index Closing Price by the Initial Index Price and subtracting 0.30; or (ii) at any time after (A) a breach by the Bank of the provisions of Section 6.7 of this Agreement, or the failure of the Bank to satisfy on the Closing Date the condition contained in Section 11.7 of this Agreement, (B) the Board of Directors of the Bank shall approve or recommend, or the Bank shall enter into, any letter of intent, memorandum of understanding, agreement or similar document contemplating an Acquisition Transaction, (C) the Board of Directors of the Bank shall withdraw or modify in a manner adverse to FBC the recommendation or approval of this Agreement, the Consolidation and the transactions contemplated hereby, (D) the Board of Directors of the Bank shall fail to reaffirm its recommendation or approval of this Agreement, the Consolidation and the transactions contemplated hereby promptly on the request of FBC, or (E) a breach by the Bank of the provisions of Section 6.1 of this Agreement or a breach by any of the Principal Shareholder or the directors and executive officers of the Bank that own Bank Stock of their respective Voting Agreements. In the event FBC desires to terminate this Agreement because of an alleged breach or change as provided in Section 9.1(d)(i)(A) above, FBC must notify the Bank in writing of its intent to terminate stating the cause therefor. The Bank shall have fifteen days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of FBC (which approval shall not be unreasonably delayed, conditioned or withheld).

     Section 9.2 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Consolidation prior to the Effective Time without breach by any party hereto, this Agreement shall become void and have no effect, without any liability on the part of any party or the directors, officers or shareholders of any corporate party, except that (i) upon termination by FBC pursuant to Section 9.1(d)(ii), the Bank shall pay to FBC, within 10 days of receiving notice of termination from FBC, the amount of $750,000, (ii) Sections 6.3, 7.3, 9.2, Articles XIII and XIV and Sections 16.1 and 16.2 shall survive the termination of the Agreement, and (iii) notwithstanding anything to the contrary contained in this Agreement, termination of this Agreement shall not release or relieve FBC, the Bank or the Principal Shareholder from any liabilities or damages arising out of any breach of the representations and warranties made by them, or their failure to perform any of the covenants, agreements, duties or obligations arising hereunder.

ARTICLE X.

CONDITIONS TO OBLIGATIONS OF THE BANK AND THE PRINCIPAL
SHAREHOLDER

     The obligations of the Bank and the Principal Shareholder under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Bank and the Principal Shareholder in their discretion:

     Section 10.1 Compliance with Representations and Covenants. (a) The representations and warranties of FBC and Interim Bank contained in this Agreement shall have been true and correct when made and (except for those representations and warranties specifically stated to be made only as of a specified date) shall be true and correct as of the Closing Date as though made on and as of the Closing Date. The Bank and the Principal Shareholder shall have received a certificate of appropriate officers of FBC and Interim Bank to such effect dated as of the Closing Date.

          (b) FBC and Interim Bank shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by FBC and Interim Bank on or prior to the Closing Date. The Bank and the Principal Shareholder shall have received a certificate of appropriate officers of FBC and Interim Bank to such effect dated as of the Closing Date.

     Section 10.2 Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to FBC, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to FBC. The Bank and the Principal Shareholder shall have received a certificate to the foregoing effect executed by an appropriate officer of FBC and dated as of the Closing Date.

     Section 10.3 Legal Opinion. The Bank and the Principal Shareholder shall have received an opinion of counsel to FBC and Interim Bank, dated as of the Closing Date and substantially in the form attached hereto as Exhibit H.

     Section 10.4 Advisory Directorship. The Bank Nominees shall have been elected as members of the Advisory Board of Directors of Franklin in accordance with Section 2.2 of this Agreement.

     Section 10.5 Directors’ and Officers’ Insurance. The extended reporting period insurance policy provided for in Section 6.12 of this Agreement shall have been obtained and reasonably satisfactory evidence thereof shall have been delivered to the Bank and the Principal Shareholder.

ARTICLE XI.

CONDITIONS TO OBLIGATIONS OF FBC

     The obligations of FBC under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by FBC in its sole discretion:

     Section 11.1 Compliance with Representations and Covenants. (a) The representations and warranties of the Bank and the Principal Shareholder contained in this Agreement shall have been true and correct when made and (except for those representations and warranties specifically stated to be made only as of a specific date) shall be true and correct as of the Closing Date as though made on and as of the Closing Date. FBC shall have received a certificate of an appropriate officer of each of the Bank and the Principal Shareholder to such effect dated as of the Closing Date.

          (b) The Bank and the Principal Shareholder shall have performed or complied in all materials respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. FBC shall have received a certificate of an appropriate officer of each of the Bank and the Principal Shareholder to such effect dated as of the Closing Date.

     Section 11.2 Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to the Bank, including with respect to the amount, pricing and mix of deposits, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to the Bank. FBC shall have received a certificate to the foregoing effect executed by an appropriate officer of each of the Bank and the Principal Shareholder and dated as of the Closing Date. Without limiting any other circumstance that might constitute a Material Adverse Effect under this Section 11.2, and notwithstanding any other provision of this Agreement, a decrease by ten percent or more in the amount of the Bank’s consolidated assets, deposits or shareholders’ equity (excluding any reductions attributable to any accruals required by Section 6.8 and the expenses permitted to be incurred by Section 16.1) on the Closing Date from the amount of such items on September 30, 2004 shall each conclusively be deemed to constitute a Material Adverse Effect under this Section 11.2.

     Section 11.3 Legal Opinion. FBC and Interim Bank shall have received an opinion of counsel to the Bank and the Principal Shareholder, dated as of the Closing Date, substantially in the form attached hereto as Exhibit I.

     Section 11.4 Releases; Resignations. The directors and executive officers of the Bank shall have delivered to FBC an instrument in the form of Exhibit J attached hereto (each an “Employee Release”) effective as of the Effective Date releasing the Bank from any and all claims of such directors and executive officers (except as to their deposits and accounts and any rights of indemnification pursuant to the applicable Articles of Association or as provided in this Agreement), and the directors of the Bank shall have delivered to FBC their resignations as directors of the Bank. The Bank shall have delivered to the directors and executive officers of the Bank a release in the form of Exhibit K attached hereto, effective as of the Effective Date releasing such directors and executive officers from claims by the Bank (except as to indebtedness and contractual obligations owed to the Bank).

     Section 11.5 Shareholder Vote; Dissenters’ Rights. Each of the Principal Shareholder and the directors and executive officers of the Bank who own Bank Stock shall have executed and delivered the Voting Agreements, and such agreements shall be in full force and effect on and as of the Closing Date. The shareholders of the Bank shall have approved this Agreement and the transactions contemplated by this Agreement on the date hereof as contemplated by Section 6.1 and no action purporting or attempting to rescind that vote shall have been taken by the Bank or its shareholders. Holders of shares representing no more than one percent of the issued and outstanding Bank Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as dissenting shareholders.

     Section 11.6 Environmental Reports. FBC shall have received the Phase I Environmental Assessments and, if applicable, the Phase II Environmental Assessments, and any other environmental reports required under Section 6.11 of this Agreement and nothing in such reports and assessments could, in FBC’s reasonable judgment, give rise to significant costs, expenses or liabilities on the Bank or FBC.

     Section 11.7 Minimum Capital Requirement. The shareholders’ equity of the Bank shall be not less than $27,685,000 on the Closing Date. For purposes of calculating the amount of its shareholders’ equity, the Bank (a) may exclude the effect of (i) any reserves required to be taken pursuant to Section 6.8 of this Agreement, (ii) the amount of the actual expenses incurred by the Bank as permitted by Section 16.1 of this Agreement, not to exceed the maximum amount permitted under such section, (iii) the amount paid by the Bank to fully fund the Retirement Plan for Employees of The First National Bank of Athens (the “Bank Pension Plan”) as required by Section 11.9 of this Agreement (the “Bank Pension Plan Payment”), (iv) the lesser of (A) the total actual payments made by the Bank to fund all of the retention bonuses due under the Bank Retention Agreements and (B) the Permitted Bank Retention Agreement Payment, and (v) the investment banking fee payable to SAMCO Capital Markets as described in Section 11.10; and (b) must include the effect of accruals for (i) any Texas franchise Taxes that will be due on the final Texas franchise Tax Returns of the Bank required to be filed as a result of the Consolidation and the Bank Merger, (ii) the estimated 2005 ad valorem and property Taxes of the Bank allocable (on a per diem basis) to the portion of calendar year 2005 ending on the Effective Date, and (iii) other revenues and expenses on a pro rata basis determined through the Closing Date. The Bank shall permit FBC to participate in the determination of the amount of the Bank’s shareholders’ equity. If any dispute shall arise between the Bank and FBC regarding the determination of the amount of the Bank’s shareholders’ equity, Grant Thornton L.L.P., certified public accountants, or such other accounting firm as FBC and the Bank shall mutually select (the “Accounting Firm”), shall on the Closing Date resolve disputes relating to the application of GAAP and such resolution shall be final and binding on the Bank and FBC. In the event of a dispute, FBC shall have received from the Accounting Firm a report, dated the Closing Date and based upon procedures stated in such report and approved by FBC and the Bank, approval of such procedures not to be unreasonably withheld, detailing such procedures and providing written findings as to the amount of the Bank’s shareholders’ equity and that the amount of the Bank’s shareholders’ equity has been determined in accordance with the requirements of this Section 11.7.

     Section 11.8 Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which the Bank or the Principal Shareholder is a party or by which any of its properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Bank or the Principal Shareholder shall have been obtained, and FBC shall have received evidence thereof in form and substance satisfactory to FBC.

     Section 11.9 Termination of and Payments Under Certain Benefit Plans. The Bank shall have terminated each of the Compensation and Benefit Plans listed on Schedule 11.9(a) on a fully funded terminated basis. The Bank shall have terminated and made all payments due with respect to the termination of each of the Compensation and Benefit Plans listed on Schedule 11.9(b). The Bank shall also have made all retention bonus payments due under the Bank

Retention Agreements. Evidence of all of the foregoing terminations and payments shall have been delivered to FBC.

     Section 11.10 Investment Banking Fee. The Bank shall have paid in full all fees and expenses associated with the investment banking services provided to the Bank by SAMCO Capital Markets pursuant to that certain letter agreement dated July 8, 2004 between the Principal Shareholder, the Bank and SAMCO Capital Markets, which is attached as Schedule 11.10 to this Agreement.

     Section 11.11 Audited Bank Financial Statements. The Audited Bank Financial Statements shall have been delivered to FBC as required by this Agreement and the audit shall (i) not have revealed any material weaknesses in accounting controls which are mentioned in the management advisory letter from Grant Thornton L.L.P., (ii) not have required any material changes in accounting policies or estimates, including accruals with respect to loan loss reserves, from those being utilized as of September 30, 2004, and (iii) not have required any material year end adjustments.

     Section 11.12 Bank Stock Certificates. FBC shall have received certificates representing all of the outstanding shares of Bank Stock accompanied by properly completed and executed Letters of Transmittal, as contemplated by Section 3.3 of this Agreement.

     Section 11.13 FIRPTA Certificate. At the Closing, the Principal Shareholder shall deliver to FBC a certification of its non-foreign status as set forth in Treasury Regulations Section 1.1445-2(b).

ARTICLE XII.

CONDITIONS TO THE RESPECTIVE OBLIGATIONS OF FBC, THE BANK AND THE
PRINCIPAL SHAREHOLDER

     The respective obligations of FBC, the Bank and the Principal Shareholder under this Agreement are subject to the satisfaction of the following conditions which may be waived by the Bank, the Principal Shareholder and FBC, respectively, in their sole discretion:

     Section 12.1 Government Approvals. FBC and the Bank shall (i) have received the approval of the transactions contemplated by this Agreement (or the waiver thereof) from all necessary governmental agencies and authorities, including the OTS, the Department, the FDIC and any other regulatory agency whose approval (or the waiver thereof) must be received in order to consummate the Consolidation and the Bank Merger, and (ii) any statutory or regulatory waiting period necessary to effect the Consolidation and the Bank Merger shall have expired.

     Section 12.2 No Injunction. No court of competent jurisdiction shall have issued any order or ruling which is in effect and which prohibits the consummation of the Consolidation.

     Section 12.3 Registration Rights Agreement. FBC and shareholders of the Bank holding in excess of eighty-seven percent of the outstanding Bank Stock shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit L (the “Registration Rights Agreement”).

ARTICLE XIII.

SURVIVAL AND INDEMNIFICATION

     Section 13.1 Survival. (a) The representations and warranties contained in this Agreement shall survive for a period of twelve months after the Closing Date, and the liability of any party to this Agreement to any other party to this Agreement for the breach of any of the representations and warranties contained in this Agreement shall be limited to claims for which the party asserting such claim shall deliver written notice to the party against whom such claim is being made on or before the date eighteen months after the Closing Date. Notwithstanding the foregoing, (i) the representations and warranties (A) of the shareholders of the Bank contained in the Letters of Transmittal, and (B) of the Bank and the Principal Shareholder contained in Sections 4.1, 4.6 and 4.9, (ii) the liability of the Principal Shareholder under the second and third sentences of Section 13.2(a) and (iii) the liability of the parties for claims based on fraud, shall survive the consummation of the Consolidation for the maximum period permitted by applicable law. Notwithstanding the foregoing, the representations and warranties contained in Section 4.7 shall survive for a period of thirty-six months after the Closing Date.

          (b) The covenants and agreements of the parties contained in Sections 6.3, 7.3, Article IX, Article XIII, Article XIV and Article XV of this Agreement shall survive the Closing Date for the time periods provided therein, and the provisions of Sections 16.1 and 16.2 shall survive the Closing Date.

     Section 13.2 Indemnification.

          (a) Indemnification of FBC. Subject to Sections 13.1 and 13.4, from and after the Effective Time, the Principal Shareholder shall defend, indemnify, save, hold harmless, discharge and release FBC, its direct and indirect subsidiaries (including the Surviving Bank) and its and their successors and permitted assigns (collectively, the “FBC Indemnified Parties”) from and against any and all damages (including exemplary damages, interest and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, assessments, charges, claims and liabilities, including reasonable attorneys’ fees, court costs and expenses of investigating, defending and prosecuting litigation (including attorneys’ fees and costs incurred by FBC in enforcing its rights under this Section 13.2(a) against the Principal Shareholder)(collectively, “Damages”), caused by, arising from, based on, or in any way relating to (i) any inaccuracy in any representation or warranty made by the Bank or the Principal Shareholder in this Agreement, including any inaccuracy in or omission from any list, schedule, certificate or other document or instrument furnished or to be furnished in connection with this Agreement and (ii) any breach or nonfulfillment of any agreement or covenant in this Agreement or any other document or instrument furnished or to be furnished in connection with this Agreement to be performed by the Bank or the Principal Shareholder at or prior to the Effective Time. From and after the Effective Time, the Principal Shareholder shall defend, indemnify, save, hold harmless, discharge and release the FBC Indemnified Parties from and against any Damages caused by, arising from, based on or in any way relating to (i) any breach or nonfulfillment of any provision of the Bank Shareholder Agreement and (ii) the oral arrangements relating to supplemental Medicare payments described on Schedule 4.17(g). From and after the Effective Time, the Principal Shareholder shall defend, indemnify, save, hold harmless, discharge and release the FBC Indemnified Parties from and against any Damages caused by, arising from, based on or in any way relating to any breach or nonfulfillment of any agreement or covenant in this Agreement or any other document furnished or to be furnished in connection with this Agreement to be performed by the Principal Shareholder or any shareholder of the Bank after the Effective Time.

          (b) Indemnification of the Principal Shareholder. Subject to Section 13.1, from and after the Effective Time, FBC shall defend, indemnify, save, hold harmless, discharge and release the Principal Shareholder and its successors and permitted assigns (collectively, the “Principal Shareholder Indemnified Parties;” sometimes the FBC Indemnified Parties or the Principal Shareholder Indemnified Parties, as applicable, are referred to as the “Indemnified Persons”) from and against any and all Damages caused by, arising from, based on, or in any way relating to (i) any inaccuracy in any representation or warranty made by FBC in this Agreement, including any inaccuracy in or omission from any list, schedule, certificate or other document or instrument furnished or to be furnished in connection with this Agreement, and (ii) any breach or nonfulfillment of any agreement or covenant on the part of FBC in this Agreement or any other document or instrument furnished to or to be furnished in connection with this Agreement.

     Section 13.3 Notice and Defense of Third-Party Claims. The obligations and liabilities of an indemnifying person with respect to Damages resulting from the assertion of liability by third parties (each, a “Third-Party Claim”) shall be subject to the following terms and conditions:

          (a) Notice. The Indemnified Persons shall promptly give written notice to the indemnifying parties of any Third-Party Claim (including, without limitation, any threat of a Third-Party Claim, such as an audit or investigation) which might give rise to any Damages by the Indemnified Persons, stating the nature and basis of such Third-Party Claim and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any indemnifying party shall relieve the indemnifying party from any liability or obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third-Party Claim, including, but not limited to, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

          (b) Assumption of Defense. If the indemnifying parties shall acknowledge in a writing delivered to the Indemnified Persons that the indemnifying parties shall be obligated under the terms of their indemnification obligations hereunder in connection with such Third-Party Claim, then the indemnifying parties shall have the right to assume the defense of any Third-Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the indemnifying parties shall not have the right to assume the defense of any Third-Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the indemnifying parties, and, in the reasonable opinion of the Indemnified Persons, counsel for the indemnifying parties could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the indemnifying parties, (ii) such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the indemnifying parties or (iii) the indemnifying parties shall not have assumed the defense of the Third-Party Claim in a timely fashion.

          (c) Participation by Other Parties. If the indemnifying parties shall assume the defense of a Third-Party Claim (under circumstances in which the proviso to Section 13.3(b) is not applicable), the indemnifying parties shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the indemnifying parties do not exercise their right to assume the defense of a Third-Party Claim by giving the written acknowledgment referred to in Section 13.3(b), or are otherwise restricted from so assuming by the proviso to Section 13.3(b), the indemnifying parties shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense; and in any such case, the Indemnified Persons may assume the defense of the Third-Party Claim, with counsel which shall be reasonably satisfactory to the indemnifying parties and shall act reasonably and in accordance with their good faith business judgment and shall not effect any settlement without the consent of the indemnifying parties, which consent shall not unreasonably be withheld or delayed.

          (d) Settlement. If the indemnifying parties exercise their right to assume the defense of a Third-Party Claim, they shall not make any settlement of any claims without the prior written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed.

     Section 13.4 Limitations. The FBC Indemnified Parties shall not have the right to be indemnified pursuant to the first sentence of Section 13.2(a) or to make claims for breaches of the representations or warranties of the Bank or the Principal Shareholder (other than indemnification or claims for willful breaches of representations or warranties or for fraud) unless and until the FBC Indemnified Parties shall have incurred on a cumulative basis since the Effective Time aggregate Damages (other than indemnification or claims for willful breaches of representations or warranties or for fraud) in an amount exceeding $75,000 (the “Deductible Amount”), in which event the right to be indemnified shall apply only to the extent that such aggregate Damages incurred exceed the Deductible Amount. In no event shall the Principal Shareholder be liable under the first sentence of Section 13.2(a) for any amounts in excess of the amount that is fifty percent of the Consolidation Consideration (the “Cap Amount”). Notwithstanding anything in this Agreement to the contrary, the right of the FBC Indemnified Parties to be indemnified pursuant to the second and third sentences of Section 13.2(a) shall not be subject to the Deductible Amount or the Cap Amount.

ARTICLE XIV.

TAX MATTERS

     Section 14.1 Tax Indemnification. (a) The Principal Shareholder shall be liable for, and shall indemnify and hold the FBC Indemnified Parties harmless from, any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by the Bank with respect to any tax period (or portion thereof) ending on or prior to the Closing Date (the “Pre-Closing Date Period”), (ii) relating to all Taxes (including Texas franchise Taxes and United States federal income Taxes under Section 1374 of the Code) arising as a result of the Consolidation and the transactions contemplated by this Agreement, (iii) resulting from any breach of any representation, covenant or agreement of the Bank or the Principal Shareholder relating to Taxes contained in this Agreement, including without limitation Section 4.9 and Article XIV, or (iv) resulting from Taxes incurred after Closing upon a determination by the IRS that a Pension Plan intended to be a qualified plan as set forth in Section 4.17(b) was not a qualified plan at any time prior to the Closing Date.

          (b) FBC shall be liable for, and shall indemnify and hold the Principal Shareholder harmless from any Tax Losses (i) imposed on or incurred by the Bank with respect to any tax period beginning after the Closing Date, or (ii) resulting from any breach of any representation, warranty, covenant or agreement of FBC relating to Taxes contained in this Article XIV.

     Section 14.2 Tax Returns and Payment of Taxes.

          (a) Tax Periods Ending on or Before the Closing Date. The Principal Shareholder shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Returns for the Bank for all periods ending on or prior to the Closing Date which are filed after the Closing Date, including the final S corporation Return for the Bank and any final Texas franchise Tax Returns of the Bank following the Bank Merger. The Principal Shareholder shall be responsible for the timely payment of Taxes due on such Returns. Such Returns shall be prepared by the Principal Shareholder in a manner consistent with practices followed in prior years with respect to similar Returns except for changes required by changes in law or fact. The Principal Shareholder shall provide draft copies to FBC at least 30 days prior to the due date (as extended) for such Returns and shall permit FBC to review and comment on each such Return prior to filing and shall make such revisions to such Returns as are reasonably requested by FBC. If, within ten (10) days of such delivery, FBC shall deliver to the Principal Shareholder a written statement describing FBC’s objections to any such Return and all grounds therefor, and the parties are unable to resolve such objections within the ten (10) day period prior to filing such Return, such Return shall be filed as prepared by the Principal Shareholder, and any remaining disputes shall be resolved by the Arbitrating Accounting Firm as provided in Section 14.3(d). FBC or the Bank will join in the execution of any such Return and other documentation if required to do so by applicable law.

          (b) Tax Periods Beginning Before and Ending After the Closing Date.

               (i) FBC shall prepare or cause to be prepared, and timely file or cause to be timely filed, any Returns of the Bank for Tax periods which begin before the Closing Date and end after the Closing Date (including without limitation property and ad valorem taxes for 2005). FBC shall be responsible for the timely payment of Taxes due on such Returns. Such Returns shall be prepared by FBC in a manner consistent with its normal practices with respect to similar Returns except for changes required by changes in law or fact. FBC shall provide draft copies to the Principal Shareholder at least 30 days prior to the due date (as extended) for such Returns and permit the Principal Shareholder to review and comment on each such Return prior to filing and shall make such revisions to such Returns as are reasonably requested by the Principal Shareholder. FBC shall determine, in accordance with the provisions of Section 14.3(c) of this Agreement, the amount of Tax due with respect to the Pre-Closing Date Period (the “Principal Shareholder’s Tax”) and shall notify the Principal Shareholder of its determination of the Principal Shareholder’s Tax. The Principal Shareholder shall pay to FBC an amount equal to the Principal Shareholder’s Tax not later than fifteen (15) days after the filing of such Return. Any refund attributable to Returns filed pursuant to this Section 14.3(b) shall be apportioned between FBC and the Principal Shareholder in a manner consistent with the calculation of the Principal Shareholder’s Tax.

               (ii) If, within ten (10) days of the delivery of any Return referred to in Section 14.3(b)(i) to the Principal Shareholder, the Principal Shareholder shall deliver to FBC a written statement describing the Principal Shareholder’s objections to such Return and all grounds therefor, and the parties are unable to resolve such objections within the ten (10) day period prior to filing such Return, such Return shall be filed as prepared by FBC, and any remaining disputes shall be resolved by the Arbitrating Accounting Firm as provided in Section 14.3(d). The Principal Shareholder will join in the execution of such Return and other documentation if required to do so by applicable law.

          (c) Apportionment of Taxes to Pre-Closing Date Period. Whenever it is necessary for purposes of this Article XIV to determine the portion of any Taxes imposed on or incurred by the Bank for a taxable period beginning before and ending after the Closing Date which is allocable to the Pre-Closing Date Period (including without limitation property and ad valorem taxes for 2005), the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes (including franchise taxes based on income), by assuming that the Pre-Closing Date Period constitutes a separate taxable period of the Bank and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Closing Date Period ratably on a per diem basis).

          (d) Arbitrating Accounting Firm. The Arbitrating Accounting Firm shall be instructed to resolve any disputes referred to it pursuant to Section 14.3(a) or (b) within five (5) days after such referral. The resolution of disputes by the Arbitrating Accounting Firm shall be set forth in writing and shall be conclusive and binding upon all parties. The fees and expenses of the Arbitrating Accounting Firm shall be apportioned by the Arbitrating Accounting Firm based on the degree to which each party’s claims were unsuccessful and shall be paid by the parties in accordance with such determination. For example, if pursuant to this Section 14.2(d) the Principal Shareholder submitted an objection affecting the amount of Tax due in the amount of $100,000 and prevailed as to $45,000 of the amount, then the Principal Shareholder would bear 55% of the fees and expenses of the Arbitrating Accounting Firm. The “Arbitrating Accounting Firm” shall be an independent certified public accounting firm mutually acceptable to FBC and the Principal Shareholder (or, if the parties cannot agree within seven (7) days on such a firm, to the Houston office of Ernst & Young).

     Section 14.3 Cooperation on Tax Matters. (a) FBC, the Bank and the Principal Shareholder shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Returns pursuant to this Article XIV and any audit, litigation or other proceeding with respect to Taxes. FBC shall control any such audit, litigation or other proceeding and shall consult with the Principal Shareholder as to positions taken in any such audit, litigation or proceeding to the extent that such positions are reasonably likely to create an indemnification obligation on the part of the Principal Shareholder. Such cooperation shall include the retention and (upon a party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. FBC and the Principal Shareholder agree (i) to retain all books and records with respect to Tax matters pertinent to the Bank relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by FBC or the Principal Shareholder, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, FBC or the Principal Shareholder, as the case may be, shall allow the other party to take possession of such books and records.

          (b) FBC and the Principal Shareholder further agree, upon reasonable request by the other party, to use all reasonable commercial efforts to obtain any certificate or other document from any governmental entity or any other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (c) FBC and the Principal Shareholder further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

     Section 14.4 Survival. Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until the Tax Statute of Limitations Date. “Tax Statute of Limitations Date” means the close of business on the 45th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a business day, the next business day).

     Section 14.5 No Limitations. The right of the FBC Indemnified Parties and the Principal Shareholder to be indemnified under this Article XIV applies to the extent that such parties incur any Tax Losses, and is not subject to any threshold, deductible or cap amounts.

     Section 14.6 Conflict. In the event of a conflict between the provisions of this Article XIV and any other provisions of this Agreement, the provisions of this Article XIV shall control.

ARTICLE XV.

BENEFITS MATTERS

     Section 15.1 Pension Plan Indemnification. The Principal Shareholder shall be liable for, and shall indemnify and hold the FBC Indemnified Parties harmless from, any contributions made to the Bank Pension Plan after Closing to fund any distributions required upon the termination of the Bank Pension Plan (collectively, the “Termination Expenses”); provided, however, that the FBC Indemnified Parties shall not have the right to be indemnified pursuant to this Section 15.1 unless and until the amount of the Bank Pension Plan Losses (as hereinafter defined) exceeds $1,000,000, in which event the right to be indemnified shall apply only to the extent that the Bank Pension Plan Losses exceed $1,000,000. For purposes of this Agreement, “Bank Pension Plan Losses” means the sum of (i) all contributions made by the Bank to the Bank Pension Plan from the date of this Agreement to the Closing to fully fund the Bank Pension Plan on a plan termination basis in accordance with Section 11.9 of this Agreement and (ii) the Termination Expenses.

     Section 15.2 Survival. Anything to the contrary in this Agreement notwithstanding, the obligations of the parties hereto with respect to Section 15.1 shall survive the Closing and shall not terminate until all Bank Pension Plan participants have received their distributions in accordance with the Bank Pension Plan upon its termination.

     Section 15.3 No Cap. The right of the FBC Indemnified Parties to be indemnified under this Article XV applies to the full extent that the Bank Pension Plan Losses exceed $1,000,000, and is not subject to any cap amount.

     Section 15.4 Conflict. In the event of a conflict between the provisions of this Article XV and any other provisions of this Agreement, the provisions of this Article XV shall control.

ARTICLE XVI.

MISCELLANEOUS

     Section 16.1 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys’ fees and including those costs of any party’s enforcement of the rights afforded under this Section 16.1) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. FBC shall be responsible for and shall pay all filing fees, trustee or exchange agent fees and expenses, and blue sky fees and expenses, if any. FBC and the Bank further agree that all legal, accounting (excluding those accounting fees associated with the Bank’s independent audit conducted in the ordinary course of business) and other fees and expenses incurred by the Bank in connection with this Agreement, including without limitation those expenses contemplated by Section 6.12 of this Agreement, shall not exceed $125,000 and, if such sum exceeds $125,000, the amount of such excess will be deducted from the Cash Consideration to be paid by FBC under Article III above. All such legal, accounting or other fees and expenses will be expensed and fully accrued on the books of the Bank prior to the Effective Date. The expenses of separate counsel to any shareholder of the Bank shall be borne by such shareholder and not borne or reimbursed by the Bank.

     Section 16.2 Notices. Any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

     If to FBC:

          Franklin Bank Corp.
          9800 Richmond Avenue, Suite 680
          Houston, Texas 77042
          Attention: Mr. Anthony J. Nocella
          Fax: (713) 952-2830

     With a copy to:

          Bracewell & Patterson, L.L.P.
          711 Louisiana, Suite 2900
          Houston, Texas 77002
          Attention: Mr. John R. Brantley
          Fax: (713) 221-2112

     If to the Bank:

          Prior to Closing:

          The First National Bank of Athens
          125 N. Prairieville Street
          Athens, Texas 75751
          Attention: Mr. Russell M. Workman
          Fax: (903) 675 -2173

          Subsequent to Closing:

          The Ginger Murchison Foundation
          P.O. Box 2070
          Athens, Texas 75751
          Attention: Mr. Don H. Wills
          Fax: (214) 368-8375

     With a copy to:

          Locke Liddell & Sapp LLP
          3400 Chase Tower
          600 Travis
          Houston, Texas 77002
          Attention: Mr. Don Wood
          Fax: (713) 229-2517

     If to the Principal Shareholder:

          The Ginger Murchison Foundation
          P.O. Box 2070
          Athens, Texas 75751
          Attention: Mr. Don H. Wills
          Fax: (214) 368-8375

     With a copy to:

          Locke Liddell & Sapp LLP
          3400 Chase Tower
          600 Travis
          Houston, Texas 77002
          Attention: Mr. Don Wood
          Fax: (713) 229-2517

All notices sent by mail as provided above shall be deemed delivered five (5) days after deposit in the mail. All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

     Section 16.3 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States.

     Section 16.4 Headings. The table of contents, headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

     Section 16.5 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Consolidation by the shareholders of the Bank. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 16.6 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 16.7 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

     Section 16.8 Entire Agreement. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Consolidation. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

     Section 16.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

     Section 16.10 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

     Section 16.11 Gender; Plurals. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

     Section 16.12 Publicity. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the matters contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Consolidation will occur upon, and be determined by, the mutual consent of FBC and the Bank.

     Section 16.13 No Third Party Beneficiaries. Except as set forth in Section 6.12, nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     Section 16.14 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require any party hereto or their respective affiliates to take any action which would violate applicable law, (whether statutory or common law), rule or regulation.

     Section 16.15 Certain Definitions. The following terms shall have the meanings ascribed to them for all purposes of this Agreement:

          (a) Acquisition Transaction. As used herein, the term “Acquisition Transaction” shall mean:

               (i) a merger, consolidation, acquisition, statutory share exchange or similar transaction involving the Bank;

               (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of the Bank representing ten percent or more of its assets; or

               (iii) the issuance, sale or other disposition (including by way of merger, consolidation, statutory share exchange or otherwise) of securities representing 33? percent or more of the voting power of the Bank.

          (b) Best Efforts. As used herein, the term “best efforts” shall mean the taking of all reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition, but excludes the initiation of legal proceedings.

          (c) Knowledge. As used herein, a party to this Agreement shall be deemed to have “knowledge” or to have “known” a particular fact or other matter if (i) an individual serving the party as director, president or chief executive officer or as vice president in charge of a principal business unit, division or function, or an individual performing a policy making function for the party, whether or not serving in an officer position, is actually aware of such fact or other matter or (ii) a prudent individual possessing the knowledge and experience of the individual serving in the capacities specified in the preceding clause (i) could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of the performance of his duties. No individual may deny having actual knowledge of a fact or other matter by reason of such person having failed to review information available to such individual in the ordinary course of business in one of the capacities specified in clause (i) of the preceding sentence.

          (d) Material Adverse Effect. As used herein, the term “Material Adverse Effect” shall mean any effect that (i) is material and adverse to the consolidated financial condition, assets, deposits, results of operations, earnings, business, prospects or cash flows of any party, taken as a whole, or (ii) that prevents any person from performing any of its obligations under this Agreement or any other agreement contemplated hereby or consummating the Consolidation. Material Adverse Effect shall not, however, be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (B) changes in GAAP that are generally applicable to the banking or savings industries, (C) expenses incurred in connection with the transactions contemplated hereby, except that if the expenses of the Bank exceed $125,000, the amount of such excess will be deducted from the Cash Consideration as provided in Section 16.1, (D) changes in interest rates, or (E) actions or omissions of a party taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby.

          (e) Person. As used herein, the term “person” shall have the meaning specified in Section 3(a)(9) and 13(d)(3) of the Exchange Act.

     Section 16.16 Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATTEST:		FRANKLIN BANK CORP.

By:	/s/ Glenn E. Mealey	By:	/s/ Anthony J. Nocella

Name: Glenn E. Mealey		Name: Anthony J. Nocella
Title: Assistant Secretary		Title: President and Chief Executive Officer

ATTEST:		THE FIRST NATIONAL BANK OF ATHENS

By:	/s/ Sandi Pulley	By:	/s/ Russell M. Workman

Name: Sandi Pulley		Name: Russell M. Workman
Title: Senior Vice President		Title: President and Chief Executive Officer

ATTEST:		THE GINGER MURCHISON FOUNDATION

By:	/s/ Russell M. Workman	By:	/s/ Don H. Wills

Name: Russell M. Workman		Name: Don H. Wills
Title: Secretary		Title: President and Chief Executive Officer

EXHIBIT A

ACCESSION AGREEMENT AND SUPPLEMENT
TO AGREEMENT AND PLAN OF REORGANIZATION

     This Accession Agreement and Supplement to Agreement and Plan of Reorganization dated    , 2005 (the “Supplement”) is by and among Franklin Bank Corp., a Delaware corporation (“FBC”), The First National Bank of Athens, a national banking association (the “Bank”), the Ginger Murchison Foundation (the “Principal Shareholder”) and Franklin Interim Bank, S.S.B., an interim Texas state savings bank (“Interim Bank”).

RECITALS

     WHEREAS, FBC, the Bank and the Principal Shareholder are parties to that certain Agreement and Plan of Reorganization dated as of December 20, 2004, (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which FBC has agreed to acquire the Bank by means of the consolidation of Interim Bank with the Bank, with the Bank surviving as a wholly owned subsidiary of FBC; and

     WHEREAS, the Reorganization Agreement contemplates that Interim Bank will be added as a party to the Reorganization Agreement by means of this Supplement;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in, and pursuant to the provisions of, the Reorganization Agreement, the parties agree as follows:

     1. Agreement. Interim Bank hereby adopts the Reorganization Agreement with the same force and effect as if it were originally a party thereto, makes the representations and warranties attributed to it in the Reorganization Agreement and agrees to perform all obligations and agreements of Interim Bank set forth therein. All terms of the Reorganization Agreement shall remain in full force and effect.

     2. Notice. Any notice required to be provided to Interim Bank pursuant to the Agreement shall be given to Interim Bank at the address of FBC contained in the Reorganization Agreement.

[Remainder of page intentionally left blank]

A-1

     IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned, duly authorized thereunto as of the date first hereinabove written.

FRANKLIN INTERIM BANK, S.S.B.

By:

Name:
Title:

FRANKLIN BANK CORP.

By:

Name: Anthony J. Nocella
Title: President and Chief Executive Officer

THE FIRST NATIONAL BANK OF ATHENS

By:

Name: Russell M. Workman
Title: President and Chief Executive Officer

THE GINGER MURCHISON FOUNDATION

By:

Name: Don H. Wills
Title: President and Chief Executive Officer

A-2

EXHIBIT B

STOCK OPTION AGREEMENT

     This Stock Option Agreement (the “Agreement”) is made and entered into as of the 20th day of December, 2004, by and between The First National Bank of Athens, a national banking association (“Issuer”), and Franklin Bank Corp., a Delaware corporation (“Grantee”).

RECITALS

     WHEREAS, concurrently herewith, Grantee, Issuer and The Ginger Murchison Foundation are entering into an Agreement and Plan of Reorganization dated as of December 20, 2004 (as such agreement may be hereafter amended or supplemented from time to time, the “Reorganization Agreement”; capitalized terms used but not defined herein have the meanings set forth in the Reorganization Agreement) pursuant to which FBC has agreed to acquire the Bank by means of the consolidation of Franklin Interim Bank, S.S.B., an interim Texas state savings bank and wholly owned subsidiary of Grantee to be formed for purposes of the consolidation (“Interim Bank”), with Issuer, with Issuer surviving as a wholly owned subsidiary of Grantee (the “Consolidation”); and

     WHEREAS, as a condition and inducement to Grantee’s willingness to enter into the Reorganization Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the “Option”) to purchase up to 3,234 (as adjusted as set forth herein) shares (the “Option Shares”) of common stock, par value $100.00 per share (the “Issuer Common Stock”), of Issuer at a purchase price of $3,586.18 (as adjusted as set forth herein) per Option Share (the “Purchase Price”); provided, however, that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock excluding, for purposes of this calculation, any shares subject to or issued pursuant to the Option.

     2. Exercise of Option. (a) Subject to the provisions of Section 2(e), Grantee may exercise the Option or its Cash-Out Right (as defined below), with respect to any or all of the Option Shares, at any time or from time to time, but only following the occurrence of a Purchase Event (as defined below); provided, however, that (i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) sixty (60) business days after the first occurrence of a Purchase Event, and (C) termination of the Reorganization Agreement in accordance with its terms prior to the occurrence of a Purchase Event, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the applicable regulations of the Office of the Comptroller of the Currency and other agencies having jurisdiction over the Issuer’s sale, and the Grantee’s acquisition, of the Option Shares, and the obtaining or making of any consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares to Grantee illegal (the “Regulatory Approvals”). Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares or exercise its Cash-Out Right if it has given notice of same in accordance with the terms hereof prior to the termination of the Option and the termination of the Option will not affect any rights hereunder or under the Reorganization Agreement which by their terms do not terminate or expire prior to or as of such termination.

          (b) As used herein, a “Purchase Event” means any of the following events:

          (i) Without Grantee’s prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term “Acquisition Transaction” shall mean (A) a merger, consolidation, statutory share exchange or similar transaction involving Issuer or any of its subsidiaries (other than transactions solely between Issuer’s subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer representing 10% or more of the consolidated assets of Issuer, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or otherwise) securities representing 10% or more of the voting power of Issuer or any of its subsidiaries. As used herein, the term “person” shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

          (ii) Any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire beneficial ownership of, or any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more (or, if such person or group is the beneficial owner of 10% or more on the date hereof, such person or group acquires an additional 5% or more) of the voting power of Issuer or any of its subsidiaries;

          (iii) Any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would beneficially own 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a “Tender Offer” or an “Exchange Offer,” respectively); or

          (iv) The holders of Issuer Common Stock shall not have approved the Reorganization Agreement by written consent or at the meeting of such shareholders held for the purpose of voting on the Reorganization Agreement, or such meeting shall not have been held or shall have been canceled prior to termination of the Reorganization Agreement, or the Issuer’s Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer’s Board of Directors with respect to the Reorganization Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under any applicable law or regulation, including without limitation, the Texas Savings Bank Act, the Texas Banking Act, the Bank Merger Act, the Change in Bank Control Act of 1978, the savings and loan holding company provisions of the Home Owner’s Loan Act or the Bank Holding Company Act for approval to engage in an Acquisition Transaction.

          (c) Issuer shall notify Grantee promptly in writing of the occurrence of any Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

          (d) In the event that Grantee is entitled to and wishes to exercise the Option, it will send to Issuer a written notice (an “Exercise Notice”; the date of which being herein referred to as the “Notice Date”) to that effect and which Exercise Notice also specifies (i) the number of Option Shares, if any, Grantee wishes to purchase pursuant to Section 2(a), (ii) the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right pursuant to Section 6(c), (iii) the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to Section 2(a), and (iv) a date (an “Option Closing Date”), subject to the following sentence, (A) in the case of an exercise of the Option in which Grantee elects to exercise its Cash-Out Right, contemporaneously with the consummation of the Purchase Event which has caused the Option to become exercisable, and (B) in all other cases, not earlier than five business days nor later than 15 business days from the Notice Date for the closing of such purchase (in all cases an “Option Closing”). Any Option Closing will be at the offices of Locke, Liddell & Sapp LLP in Houston, Texas on the applicable Option Closing Date or at such later date as may be necessary so as to comply with the first sentence of Section 2(a).

          (e) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making the required Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(a) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use its reasonable efforts to assist Grantee in obtaining the Regulatory Approvals.

          (f) In the event (i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) hereof with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

     3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing plus the amount of any transfer, stamp or other similar taxes or charges imposed in connection therewith.

          (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If, at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued any securities similar to rights under a shareholder rights plan, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any such shareholder rights plan then in effect. Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of the registration provisions of applicable federal and state law or of the provisions of this Agreement.

          (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     4. Representations, Warranties and Covenants of Issuer. Issuer hereby represents and warrants to, and agrees with, Grantee that (i) within 45 days after the date hereof, Issuer will take all necessary corporate and other action to authorize and reserve and, subject to the receipt of any required Regulatory Approvals, to permit it to issue the Option Shares; (ii) at all times after such authorization and reservation until the obligation to deliver the Option Shares upon the exercise of the Option terminates, Issuer shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option; and (iii) the shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued and fully paid, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any shareholder of Issuer.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that (i) any Option Shares or other securities acquired by Grantee upon exercise of the Option will be acquired for investment and will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act; (ii) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby; and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee, and this Agreement has been duly executed and delivered by Grantee.

     6. Adjustment Upon Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties’ relative rights and obligations under the Reorganization Agreement, if any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Issuer Common Stock subject to the Option will be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

        (b) Without limiting the parties’ relative rights and obligations under the Reorganization Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable, and make any other necessary adjustments.

          (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee’s election to exercise its right (the “Cash-Out Right”) pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice: (i) if the Purchase Event is one specified in Section 2(b)(i)(A), Section 2(b)(i)(C), Section 2(b)(ii), Section 2(b)(iii) or Section 2(b)(iv), an amount in cash equal to the product obtained by multiplying the number of Option Shares specified in the Exercise Notice by the difference between (A) the highest price per share paid or to be paid for the Issuer Common Stock in the Purchase Event and (B) the Purchase Price; or (ii) in the case of the Purchase Event specified in Section 2(b)(i)(B), an amount in cash equal to the quotient obtained by dividing (X) the sum of the net price paid in such sale for such assets or deposits and the current value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Grantee, and reasonably acceptable to the Issuer, by (Y) the number of shares of Issuer Common Stock outstanding at the time of such sale. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

     7. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

     8. Miscellaneous.

          (a) Expenses. Each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel; provided, however, that the fees of an investment banking firm retained pursuant to Section 6(c) shall be borne by Issuer.

          (b) Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other. Any assignment or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 8(b), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

          (c) Governing Law; Construction. This Agreement has been negotiated and executed, and is to be substantially performed, in the State of Texas. Any rights or obligations of the parties shall be governed by and construed under the laws of the State of Texas, other than its provisions regarding conflicts of laws. This Agreement is executed and delivered in connection with and pursuant to the Reorganization Agreement, and shall be construed as a part of the transactions contemplated by the Reorganization Agreement.

          (d) Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Texas or in Texas state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Texas or any Texas state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Texas or a Texas state court.

          (e) Notices. Any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

     If to FBC:

Franklin Bank Corp.
9800 Richmond Avenue, Suite 680
Houston, Texas 77042
Attention: Anthony J. Nocella
Fax: (713) 952-2830

     With a copy to:

Bracewell & Patterson, L.L.P.
711 Louisiana, Suite 2900
Houston, Texas 77002
Attention: John R. Brantley
Fax: (713) 221-2112

     If to Issuer:

The First National Bank of Athens
125 N. Prairieville Street
Athens, Texas 75751
Attention: Russell M. Workman
Fax: (903) 675-2173

     With a copy to:

Locke Liddell & Sapp LLP
3400 Chase Tower
600 Travis
Houston, Texas 77002
Attention: Mr. Don Wood
Fax: (713) 229-2517

All notices sent by mail as provided above shall be deemed delivered five (5) days after deposit in the mail. All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

          (f) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

          (g) Entire Agreement and Amendments. This Agreement represents the entire understanding between the parties relating to the subject matter hereof supersedes all prior agreements and negotiations between the parties. This Agreement cannot be changed or amended except by a written agreement, which makes specific reference to this Agreement and is signed by the parties.

          (h) Modification; Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate. In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement otherwise shall remain in full force and effect.

          (i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute but one and the same instrument.

          (j) Headings. The headings to sections of this Agreement are for information purposes only and shall not constitute a part of this Agreement.

          (k) Further Assurances. The parties to this Agreement shall perform such acts and/or execute, acknowledge, and deliver to each other any instruments that may be reasonably required to implement the purposes of this Agreement.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

THE FIRST NATIONAL BANK OF ATHENS

By:

Name: Russell M. Workman
Title: President and Chief Executive Officer

FRANKLIN BANK CORP.

By:

Name: Anthony J. Nocella
Title: President and Chief Executive Officer

EXHIBIT C

AGREEMENT AND PLAN OF MERGER

OF

THE FIRST NATIONAL BANK OF ATHENS

with and into

FRANKLIN BANK, S.S.B.

     THIS AGREEMENT AND PLAN OF MERGER by and between The First National Bank of Athens (“FNB Athens”) and Franklin Bank, S.S.B. (“Franklin Bank”) is dated as of December 20, 2004.

     WHEREAS, FNB Athens is a national banking association organized and existing under the National Bank Act of the United States (the “NBA”) with its principal office at 125 N. Prairieville Street, Athens, Texas, with an authorized capitalization of 16,250 shares of common stock, $100.00 par value per share (“FNB Athens Capital Stock”), of which 16,250 shares of FNB Athens Capital Stock are outstanding; and

     WHEREAS, Franklin Bank is a Texas state savings bank organized and existing under the Texas Savings Bank Act (the “TSBA”) with its principal office at 9800 Richmond Avenue, Suite 680, Houston, Texas, with an authorized capitalization of 100,000 shares of capital stock, par value $10.00 per share (“Franklin Bank Capital Stock”), of which 1,000 shares are outstanding; and

     WHEREAS, Franklin Bank is a wholly owned subsidiary of BK2 Holdings, Inc., a Delaware corporation, which in turn is a wholly owned subsidiary of Franklin Bank Corp., a Delaware corporation that has elected to be regulated as a savings and loan holding company having its headquarters at 9800 Richmond Avenue, Suite 680, Houston, Texas (“FBC”); and

     WHEREAS, concurrently herewith, FBC, FNB Athens and The Ginger Murchison Foundation are entering into an Agreement and Plan of Reorganization dated as of December 20, 2004 (as such agreement may hereafter be amended or supplemented from time to time, the “Reorganization Agreement”) pursuant to which FBC has agreed to acquire FNB Athens by means of the consolidation of Franklin Interim Bank, S.S.B., an interim Texas state savings bank and wholly owned subsidiary of FBC to be formed for purposes of the consolidation (“Interim Bank”), with FNB Athens, with FNB Athens surviving as a wholly owned subsidiary of FBC (the “Consolidation”); and

     WHEREAS, it is contemplated pursuant to the Reorganization Agreement that FNB Athens will be merged with and into Franklin Bank, with Franklin Bank surviving the merger, immediately after the Consolidation; and

     WHEREAS, each of the Boards of Directors of FNB Athens and Franklin Bank has determined that the merger of FNB Athens with and into Franklin Bank would be in the best interests of its respective bank, have approved the merger and have authorized its respective bank to enter into this Agreement and Plan of Merger; and

     WHEREAS, the parties hereto intend that the merger of FNB Athens with and into Franklin Bank shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties do hereby agree as follows:

ARTICLE I

     Subject to the terms and conditions of this Agreement and Plan of Merger, FNB Athens shall be merged with and into Franklin Bank (which shall be the surviving entity) pursuant to Subchapter H of the TSBA and Section 214a of the NBA (the “Bank Merger”). The Bank Merger shall be pursuant to the provisions of, and shall have the effect provided in, Section 92.355 of the TSBA and Section 214a of the NBA.

ARTICLE II

     The name of the surviving savings bank in the Bank Merger (hereinafter referred to as the “Merged Bank”) shall be “Franklin Bank, S.S.B.”

ARTICLE III

     The business of the Merged Bank shall be that of a Texas state savings bank. This business shall be conducted by the Merged Bank at its principal office, which shall be located at the principal office of Franklin Bank at 9800 Richmond Avenue, Suite 680, Houston, Texas; at all duly authorized and operating branches of Franklin Bank and FNB Athens as of the Effective Time (as hereinafter defined), together with the principal office of FNB Athens, which shall be operated as a branch of the Merged Bank; and at all other offices and facilities of Franklin Bank and FNB Athens established as of the Effective Time. All of such branches, offices and facilities are listed on Schedule I which is attached hereto and made a part hereof.

ARTICLE IV

     Section 4.1 At the time the Bank Merger becomes effective (the “Effective Time”), the separate existence of FNB Athens shall cease and the corporate existence of Franklin Bank, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger; and the Merged Bank shall be deemed to be the same business and corporate entity as each of FNB Athens and Franklin Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of FNB Athens and Franklin Bank shall vest in Franklin Bank as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of FNB Athens and Franklin Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of FNB Athens and Franklin Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Merged Bank by the TSBA.

     Section 4.2 The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by FNB Athens and Franklin Bank immediately prior to the Effective Time.

ARTICLE V

     Section 5.1 At the Effective Time, (i) all of the shares of FNB Athens Capital Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of Franklin Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

     Section 5.2 At and after the Effective Time, certificates evidencing shares of FNB Athens Capital Stock shall thereafter not evidence any interest in FNB Athens or the Merged Bank.

     Section 5.3 The stock transfer book of FNB Athens shall be closed as of the Effective Time and, thereafter, no transfer of any shares of FNB Athens Capital Stock shall be recorded therein.

ARTICLE VI

     Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of Franklin Bank immediately prior to the Effective Time. Each such Director shall hold office until the next annual meeting of the shareholder of the Merged Bank at which Directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified.

ARTICLE VII

     From and after the Effective Time, (i) the Articles of Incorporation of the Merged Bank shall be the Articles of Incorporation of Franklin Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the Bylaws of the Merged Bank shall be the Bylaws of Franklin Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

ARTICLE VIII

     This Agreement and Plan of Merger may be amended or terminated by mutual consent of FNB Athens and Franklin Bank at any time prior to the Effective Time, except that no provision in Article IX may be amended or waived at any time pursuant to its terms. In addition, this Agreement and Plan of Merger will terminate upon the termination of the Reorganization Agreement.

ARTICLE IX

     Section 9.1 This Agreement and Plan of Merger and the Bank Merger shall be adopted and approved by the holders of at least two-thirds of the outstanding shares of FNB Athens Capital Stock at a special meeting called for the purpose of voting hereon and by the written consent of the sole holder of all of the outstanding shares of Franklin Bank Capital Stock.

     Section 9.2 The Effective Time shall be the later of (i) the time and date designated by Franklin Bank to the Texas Savings and Loan Department as the time and date on which the Bank Merger shall be effective and (ii) the time and date on which the Texas Savings and Loan Department order this Agreement and Plan of Merger to be effective; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the Consolidation.

     Section 9.3 Notwithstanding any provision of this Agreement and Plan of Merger to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, immediately prior to the Effective Time, FBC shall be the sole holder of all of the issued and outstanding FNB Athens Capital Stock and all of the issued and outstanding Franklin Bank Capital Stock, either directly or indirectly.

ARTICLE X

     Any notice or other communication required or permitted under this Agreement and Plan of Merger shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

if to FNB Athens:

The First National Bank of Athens
125 N. Prairieville Street
Athens, Texas 75751
Attn: Russell M. Workman
Fax: (903) 675-2173

if to Franklin Bank:

c/o Franklin Bank Corp.
9800 Richmond Avenue, Suite 680
Houston, Texas 77042
Attn: Anthony J. Nocella
Fax: (713) 339-8918

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

     From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of FNB Athens and Franklin Bank last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of FNB Athens and Franklin Bank, including, without limitation, all rights and interests of FNB Athens and Franklin Bank in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Agreement and Plan of Merger, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of FNB Athens and Franklin Bank or otherwise.

ARTICLE XII

     This Agreement and Plan of Merger is binding upon and is for the benefit of FNB Athens and Franklin Bank and their respective successors and permitted assigns; provided, however, that neither this Agreement and Plan of Merger nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Agreement and Plan of Merger is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement and Plan of Merger.

ARTICLE XIII

     This Agreement and Plan of Merger shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent federal law may be applicable.

ARTICLE XIV

     This Agreement and Plan of Merger shall constitute a plan of reorganization for the Bank Merger within the meaning of Section 368 of the Code.

ARTICLE XV

     This Agreement and Plan of Merger may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, FNB Athens and Franklin Bank have each caused this Agreement and Plan of Merger to be executed as of the date first above written.

THE FIRST NATIONAL BANK OF ATHENS
ATTEST:

By:

By:	Name: Russell M. Workman
Title: President and Chief Executive Officer
Name:
Title:

ATTEST:	FRANKLIN BANK, S.S.B.

By:

By:	Name:Anthony J. Nocella
Title: President and Chief Executive Officer
Name:
Title:

SCHEDULE I

Branches, Facilities and Offices of
Franklin Bank, S.S.B. and
The First National Bank of Athens

Main Office of Franklin Bank, S.S.B.

9800 Richmond, Suite 680
Houston, Texas 77042

Branch Offices of Franklin Bank, S.S.B.

3720 Jefferson
Austin, Texas 78731

3401 Northland Drive
Austin, Texas 78731

3103 Bee Cave Rd.
Austin, Texas 78746

499 Hwy 71 W.
Bastrop, Texas 78602

406 Main St.
Smithville, Texas 78957

1801 Ranch Road 1431 West
Kingsland, Texas 78639

Corner of Commerce at Neches
Jacksonville, Texas 75766

617 South Palestine St.
Athens, Texas 75751

121 South Market
Carthage, Texas 75633

1412 Judson Rd.
Longview, Texas 75601

C-I-1

1015 N. Church
Palestine, Texas 75801

107 E. 4th St.
Rusk, Texas 75785

4803 Old Bullard Rd.
Tyler, Texas 75701

2507 University Blvd.
Tyler, Texas 75701

515 E. Loop 281
Longview, Texas 75601

Main Office of The First National Bank of Athens

125 N. Prairieville Street
Athens, Texas 75751

Branch Offices of The First National Bank of Athens

201 N. Gun Barrel Lane
Gun Barrel City, Texas 75156

207 Athens
Canton, Texas 75103

213 US Highway 175 W
Eustace, Texas 75124

C-I-2

EXHIBIT D

LETTER OF TRANSMITTAL

To Surrender Certificates Formerly Representing Shares of Common Stock of

THE FIRST NATIONAL BANK OF ATHENS

In Exchange for Shares of Franklin Bank Corp. Common Stock and a Cash Payment

Pursuant to the Consolidation of
a subsidiary of

FRANKLIN BANK CORP.

with

THE FIRST NATIONAL BANK OF ATHENS

Instructions: Please read this Letter of Transmittal carefully. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement and Plan of Reorganization by and among Franklin Bank Corp. (“FBC”), Franklin Interim Bank, S.S.B., The First National Bank of Athens (the “Bank”) and The Ginger Murchison Foundation dated as of December 20, 2004, as amended and supplemented (the “Reorganization Agreement”). This Letter of Transmittal is to be completed and delivered, together with the certificates representing all of the shares of common stock of the Bank owned by you, to FBC on the Closing Date.

1	About You and Your Shares

Description of Shares
Name and Address of Registered Owner:	Certificate Number	Number of Shares

2	Representations and Warranties

The undersigned hereby surrenders to FBC the certificates listed above (the “Certificates”). The undersigned hereby represents and warrants to, and covenants and agrees with, FBC that:

     (a)     The undersigned owns beneficially and of record, free and clear of any liens, claims, options, security interests and encumbrances, the shares of common stock of the Bank represented by the Certificates (the “Shares”). The Shares constitute the undersigned’s entire equity interest in the Bank. The undersigned has full authority to surrender, assign and transfer the Certificates free and clear of any liens, claims, options, security interests and encumbrances. The execution, delivery and performance of this Letter of Transmittal by the undersigned have been duly authorized by all necessary actions, and this Letter of Transmittal constitutes the valid, binding and enforceable obligation of the undersigned, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity. Except for those already obtained, no consent, approval, authorization or order of any court or governmental agency or board is required to be obtained by the undersigned to perform its obligations hereunder. The undersigned will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by FBC in connection with the surrender of such Certificates. The surrender of the Certificates shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall survive and not be affected by the death or incapacity of the undersigned, as applicable.

     (b)     The undersigned has adequate means of providing for the undersigned’s current needs and possible personal contingencies, and has no need now, and anticipates no need in the foreseeable future, to sell the shares of FBC Stock to be received by the undersigned as consideration in the Consolidation. The undersigned is able to bear the economic risks of an investment in the FBC Stock, and consequently, without limiting the generality of the foregoing, the undersigned is able to hold the shares of FBC Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the undersigned’s entire investment in FBC in the event such loss should occur.

     (c)     The undersigned has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in FBC and in the FBC Stock. The undersigned recognizes that an investment in FBC involves a high degree of risk.

     (d)     The undersigned is an “accredited investor” (as defined in Rule 501(a)(5), (6) and (7) under the Securities Act of 1933, as amended (the “Securities Act”)), in that the undersigned satisfies the requirements of one or more of the following: (A) the undersigned is a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, at the time of purchase exceeds $1,000,000; (B) the undersigned is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the undersigned’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching that same income level in the current year; or (C) the undersigned is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the shares of FBC Stock in the Consolidation, the activities of which are directed by one or more sophisticated persons that have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment in FBC Stock.

     (e)     The undersigned is acquiring the shares of FBC Stock for the undersigned’s own account, for investment purposes and not with a view to the distribution thereof or with any present intention of offering or selling the shares of FBC Stock in violation of the Securities Act.

     (f)     The undersigned is aware that the undersigned must bear the economic risk of the undersigned’s investment in FBC for an indefinite period of time because the shares of FBC Stock have not been registered in the United States under the Securities Act, or under the securities laws of various states, and, therefore, cannot be sold unless the shares are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available. Further, the undersigned understands that only FBC can take action to register the FBC Stock to be received by the undersigned and that, other than as set forth in the Registration Rights Agreement, FBC has no obligation or intention to do so. The undersigned also understands that FBC has no obligation to assist the undersigned in obtaining any exemption from such registration.

     (g)     The undersigned has received and reviewed a copy of the Reorganization Agreement and the Information Statement of FBC dated    , 2004 and any amendments or supplements thereto, and has had the opportunity to obtain any additional information necessary to verify the accuracy of the information contained in such documents, and has been given the opportunity to meet with representatives of FBC and to have them answer any questions regarding the merits and risks of an investment in the FBC Stock, and all such questions have been answered to the undersigned’s full satisfaction.

     (h)     The undersigned is aware that the registrar and transfer agent for the FBC Stock will not be required to accept for registration of transfer any FBC Stock acquired by the undersigned, except upon presentation of evidence satisfactory to FBC and the transfer agent that the foregoing restrictions on transfer have been complied with. The undersigned acknowledges that FBC reserves the right prior to any offer, sale or other transfer to require the delivery of an opinion of counsel, certification and/or other information satisfactory to FBC.

     (i)     The undersigned understands that all certificates representing shares of FBC Stock will bear a legend substantially to the following effect unless otherwise agreed by FBC:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS (THE “ACTS”). THE SHARES REPRESENTED BY THE CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACTS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

     (j)     The undersigned acknowledges that FBC has relied upon the undersigned’s acknowledgements, representations and warranties set forth in this Letter of Transmittal, and the undersigned agrees to notify FBC promptly if any representation or warranty in this Letter of Transmittal ceases to be accurate and complete.

The foregoing representations and warranties of the undersigned shareholder shall survive the consummation of the Consolidation for the maximum period permitted by applicable law.

3	Wiring Instructions for Cash Consideration

The undersigned hereby instructs FBC to pay the Cash Consideration to the undersigned on the Closing Date by wire transfer to the following account:

Account name:
Account number:
Name of bank:
Location of bank (city & state):
Routing number:

4a	Signature (if shareholder is an individual)

Print Name of Shareholder

Street Address	City	State	Zip Code

X
Signature of Shareholder

4b	Signature (if shareholder is an estate)

Print Name of Shareholder

Street Address	City	State	Zip Code

X
Signature of Authorized Person

Print Name and Title of Authorized Person

EXHIBIT E

VOTING AGREEMENT

     This Voting Agreement dated as of December 20, 2004 (this “Agreement”), is made and entered into by and between Franklin Bank Corp., a Delaware corporation (“FBC”) and    (“Shareholder”), as a shareholder of The First National Bank of Athens, a national banking association (the “Bank”).

RECITALS

     WHEREAS, concurrently herewith, FBC, the Bank and The Ginger Murchison Foundation are entering into an Agreement and Plan of Reorganization dated as of December 20, 2004 (as such agreement may hereafter be amended and supplemented from time to time, the “Reorganization Agreement”), pursuant to which FBC has agreed to acquire the Bank by means of the consolidation of Franklin Interim Bank, S.S.B., an interim Texas state savings bank and wholly owned subsidiary of FBC to be formed for purposes of the consolidation (“Interim Bank”) with the Bank, with the Bank surviving as a wholly owned subsidiary of FBC (the “Consolidation”); and

     WHEREAS, as an inducement and a condition to entering into the Reorganization Agreement, and as part of the transactions contemplated by the Reorganization Agreement, FBC has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Reorganization Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions. Capitalized terms used but not defined herein and defined in the Reorganization Agreement have the respective meanings ascribed to them in the Reorganization Agreement. In addition, for purposes of this Agreement:

          (a) “Affiliate” of a specified Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.

          (b) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act and in any event with respect to the Shareholder shall include Shares held of record by the Shareholder’s spouse and children.

          (c) “Bank Acquisition Transaction” shall mean (i) any merger, consolidation, acquisition, statutory share exchange or similar transaction involving the Bank, other than the Consolidation, (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of the Bank representing ten percent or more of the assets of the Bank, or (iii) the issuance, sale or other disposition (including by way of merger, consolidation, statutory share exchange or otherwise) of securities representing ten percent or more of the voting power of the Bank.

          (d) “Control,” as used within the definition of Affiliate, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          (e) “Effective Time,” means the time when the Consolidation becomes effective in accordance with the Reorganization Agreement.

          (f) “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

          (g) “Shares” shall mean shares of the common stock, $100.00 par value, of the Bank.

          (h) “Shareholder’s Shares” shall mean all Shares held of record or Beneficially Owned by the Shareholder, whether currently issued and outstanding or hereafter acquired by purchase, or by exercise of any options, warrants or other securities convertible into or exchangeable or exercisable for Shares, which are held of record or Beneficially Owned by the Shareholder.

          (i) “Termination Date” shall mean the date that the Reorganization Agreement has been terminated in accordance with its terms.

     2. Voting of Shares.

          (a) From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote, consent or other approval of holders of Shares is sought, the Shareholder shall vote or cause to be voted (including by written consent, if applicable) all of Shareholder’s Shares entitled to vote thereon, (i) in favor of approval of the Consolidation, the execution and delivery by the Bank of the Reorganization Agreement and the Bank Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Reorganization Agreement, the Bank Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) in favor of approval of an amendment to the Articles of Association of the Bank to increase the authorized capital stock of the Bank by a number of shares that is sufficient to permit the exercise of the FBC Stock Option, as contemplated by Section 6.4(a)(vii) of the Reorganization Agreement, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Bank under the Reorganization Agreement, the Bank Merger Agreement or this Agreement and (iv) against the following actions: (A) any Bank Acquisition Transaction and (B) to the extent that such are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the Consolidation or the transactions contemplated by the Reorganization Agreement, the Bank Merger Agreement or this Agreement, or implement or lead to any Bank Acquisition Transaction, (1) any change in a majority of the persons who constitute the board of directors of the Bank, (2) except as contemplated by Section 2(a)(ii) above, any change in the present capitalization of the Bank or any amendment of the Bank’s Articles of Association or Bylaws, or (3) any other material change in The Bank’s corporate structure or business. In addition to the other covenants and agreements of the Shareholder provided for elsewhere in this Agreement, during the above-described period the Shareholder shall not enter into any agreement or understanding with any Person or entity the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 2.

          (b) The Shareholder hereby authorizes disclosure of its identity and ownership of the Shareholder’s Shares and the nature of its commitments, arrangements and understandings under this Agreement in any proxy statement and regulatory filing of the Bank, and in any regulatory filing and solicitation of potential investors by FBC related to the Consolidation.

     3. Covenants, Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to, and covenants and agrees with, FBC as follows:

          (a) Ownership. As of the date of this Agreement, the Shares set forth on Annex I hereto constitute all of the issued and outstanding Shares owned of record or Beneficially Owned by the Shareholder. The Shareholder has sole power of disposition, sole power to demand appraisal rights and sole power to vote upon and agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth on Annex I hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) Power; Binding Agreement. The Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Agreement. This Agreement has been or will be duly and validly executed and delivered by the Shareholder and constitutes or will constitute the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

          (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any Person is necessary for the execution of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Shareholder is a party or by which the Shareholder or any of his properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Shareholder or any of his properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere in any material respect with the ability of the Shareholder to perform its obligations hereunder.

          (d) No Encumbrances. At all times hereafter during the term hereof, all of the Shareholder’s Shares will be held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair in any material respect Shareholder’s ability to perform his obligations under this Agreement, and subject to applicable securities laws and the terms of this Agreement.

          (e) Standstill. The Shareholder shall not take any action which is described in Section 6.7 of the Reorganization Agreement as an action which the Bank is prohibited from authorizing or permitting their respective officers, directors or employees to take.

          (f) Restriction on Transfer and Proxies; Non-Interference. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, the Shareholder shall not, and shall cause each of his Affiliates who Beneficially Own any of the Shareholder’s Shares not to, directly or indirectly, without the consent of FBC: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shareholder’s Shares, or any interest therein, (ii) grant any proxies or powers of attorney, deposit any of Shareholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Shareholder’s Shares, (iii) enter into any agreement or arrangement providing for any of the actions described in clause (i) or (ii) above or (iv) take any action that could reasonably be expected to have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement.

          (g) Waiver of and Agreement Not to Assert Appraisal Rights. The Shareholder hereby (i) confirms his knowledge of the availability of the rights of dissenting shareholders under the National Bank Act (“NBA”) with respect to the Consolidation and (ii) confirms receipt of a copy of the provisions of the NBA related to rights of dissenting shareholders and a copy of Banking Circular 259 issued by the Office of the Comptroller of the Currency. The Shareholder hereby waives and agrees not to assert, and shall cause any of its Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Consolidation that the Shareholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Bank that the Shareholder shall hold of record at the time that Shareholder may be entitled to assert appraisal rights with respect to the Consolidation) whether pursuant to the NBA, or otherwise.

          (h) Termination of Shareholders’ Agreement. The Shareholder hereby agrees that it will, within ten days after the Bank Shareholder Meeting, execute an amendment to the Shareholders’ Agreement Between the Shareholders of The First National Bank of Athens, N.S. dated as of March 26, 1998 (the “Bank Shareholders’ Agreement”), terminating the Bank Shareholders’ Agreement effective immediately prior to the Effective Time, such amendment to be in form and substance satisfactory to FBC.

          (i) Further Assurances. From time to time, at FBC’s request and without further consideration, the Shareholder shall execute and deliver such additional documents reasonably requested by FBC as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Reorganization Agreement.

     4. Covenants, Representations and Warranties of FBC. FBC hereby represents and warrants to, and covenants and agrees with, the Shareholder as follows:

          (a) Organization, Standing and Corporate Power. FBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business as proposed conducted. Except as described in the Reorganization Agreement, FBC has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (b) Execution, Delivery and Performance by FBC. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of FBC. Except as described in the Reorganization Agreement, FBC has taken all actions required by law, its Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of FBC and is enforceable against FBC in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

     5. Stop Transfer. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, Shareholder will not request that the Bank register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shareholder’s Shares.

     6. Recapitalization. In the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event.

     7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise, except that FBC may, without the approval of the Shareholder, assign any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of FBC. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Shareholder agrees that this Agreement, and the obligations of the Shareholder hereunder, shall attach to the Shareholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of Law or otherwise, including without limitation the Shareholder’s heirs, guardians, administrators or successors.

     8. Termination. This Agreement shall terminate without any further action on the part of any party hereto upon (a) the termination of the Reorganization Agreement pursuant to the terms thereof, or (b) the Effective Time. Upon such termination, this Agreement shall forthwith become void and of no further force or effect. The representations and warranties of the parties contained herein shall not survive the termination of this Agreement.

     9. Miscellaneous.

          (a) Survival. The representations and warranties of the parties contained herein shall expire at Closing.

          (b) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or the addresses set forth on the signature pages hereto:

          If to Shareholder:

Attention:

          If to FBC:

Franklin Bank Corp.
9800 Richmond Avenue, Suite 680
Houston, Texas 77042
Attention: Anthony J. Nocella

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (e) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (f) Specific Performance. Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Agreement will cause FBC to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that, in the event of any such breach, FBC shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which they may be entitled, at law or in equity.

          (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (i) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided, that in the event of the Shareholder’s death, the obligations of the Shareholder hereunder shall attach to the Shareholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Shareholder’s heirs, guardians, administrators or successors.

          (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

          (k) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of any court of the State of Texas located in the City of Houston in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said Court other than for such purposes. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

     (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SPOUSE	SHAREHOLDER

Print Name:	Print Name:

FRANKLIN BANK CORP.

By:

Name: Anthony J. Nocella
Title: President and Chief Executive Officer

ANNEX I
TO
VOTING AGREEMENT

CLASS OF	CERTIFICATE	NUMBER OF	RECORD	BENEFICIAL
SHARES	NO.	SHARES	OWNER	OWNER
Common Stock
Common Stock

E-I-1

EXHIBIT F

SEVERANCE AGREEMENT

     This Severance Agreement (the “Agreement”) is made and entered into as of the 20th day of December, 2004, by and between The First National Bank of Athens, a national banking association (referred to herein as both “Employer” and the “Bank”), and    , a resident of the State of Texas (“Employee”).

RECITALS

     WHEREAS, concurrently herewith, the Bank, Franklin Bank Corp., a Delaware corporation (“FBC”), and The Ginger Murchison Foundation are entering into an Agreement and Plan of Reorganization dated as of December 20, 2004 (as such agreement may be hereafter amended or supplemented, the “Reorganization Agreement”), pursuant to which FBC has agreed to acquire the Bank by means of the consolidation of Franklin Interim Bank, S.S.B., an interim Texas state savings bank and wholly owned subsidiary of FBC to be formed for purposes of the consolidation (“Interim Bank”), with the Bank, with the Bank surviving as a wholly owned subsidiary of FBC (the “Consolidation”); and

     WHEREAS, pursuant to the Reorganization Agreement, the Bank and Franklin Bank, S.S.B., a Texas state savings bank (“Franklin Bank”), have entered into an Agreement and Plan of Merger dated December 20, 2004 pursuant to which the Bank will be merged with and into Franklin Bank (the “Bank Merger”); the term “Employer,” as used in this Agreement with respect to time periods before the Bank Merger shall mean the Bank, and as used in this Agreement with respect to time periods after the Bank Merger shall mean Franklin Bank, as successor to the Bank in the Bank Merger; and

     WHEREAS, Employer desires to provide certain assurances to Employee in order to retain the services of Employee after completion of the Bank Merger; and

     WHEREAS, it is a condition to the consummation of the Consolidation that Employer and Employee enter into this Agreement;

     NOW, THEREFORE, for and in consideration of the premises, the execution and delivery of the Reorganization Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto now acknowledge, the parties hereto, intending to be legally bound, agree as follows:

     1. Termination of Retention Agreement. The parties hereto agree that the Retention/Severance Agreement dated    , 2004 by and between Employer and Employee (the “Retention Agreement”) shall be cancelled and terminated by mutual consent, and from and after the Effective Date shall be void and of no force or effect. From and after the Effective Date, this Agreement shall govern the rights and obligations of Employer and Employee arising upon the termination of Employee’s employment by Employer for any reason whatsoever, including, without limitation, Employee’s resignation. Effective on and as of the Effective Date, Employee hereby waives any and all compensation, retention payments, benefits or severance available under the Retention Agreement due to its termination pursuant to the provisions hereof, or otherwise.

     2. Employee’s Right to Certain Payments.

          2.1. Retention Payment. Employer agrees, on the Effective Date, as that term is defined in the Reorganization Agreement (the “Effective Date”), to pay to Employee an amount equal to $   [insert amount of individual’s retention bonus pursuant to Retention/Severance Agreement], in lieu of any and all payments due under the Retention Agreement.

          2.2. Severance Payment upon Termination by Employer Without Cause or Resignation by Employee for Good Reason. If, during the one year period commencing on the Effective Date, Employee shall be terminated from employment by Employer for any reason other than for Cause (as defined in Section 4 below) or Employee shall resign for Good Reason (as defined in Section 5 below), Employee shall be entitled to receive any accrued and unpaid base salary earned through the date of termination or resignation, as applicable, and a severance payment in an amount determined in accordance with this Section 2.2 (the “Severance Payment”). The Severance Payment shall be an amount equal to the product of (i) Employee’s base pay (defined as wages paid to Employee before withholdings and deductions) for a two week period, multiplied by (ii) the number of full years of service Employee has with Employer, calculated from the date Employee commenced employment with Employer as set forth on Annex I to this Agreement through and including the date of termination or resignation, as applicable; provided, however, that the Severance Payment shall not exceed twenty-six times Employee’s weekly base pay. In this circumstance, Employer shall pay the Severance Payment to Employee in a lump sum within ten business days after the date of any such termination or resignation. Employee may resign for Good Reason only if Employee provides Employer with written notice of such resignation for Good Reason within ninety days of the occurrence of the event that constitutes Good Reason.

          2.3. Termination for Cause and Other Events. Notwithstanding any other provision of this Agreement, Employee shall not be entitled to any Severance Payment if (i) if Employee’s termination or resignation occurs more than one year following the Effective Date, (ii) Employer terminates Employee’s employment for Cause, (iii) Employee dies, (iv) Employee resigns without Good Reason, or (v) for any reason other than described in Section 2.2, Employee ceases to be employed by Employer.

          2.4. Violation of Covenant Not To Compete. Notwithstanding any other provision of this Agreement, in the event that Employee violates the covenant not to compete set forth in Section 6.1 of this Agreement, Employee shall not be entitled to any Severance Payment.

     3. Employee’s Additional Rights Upon Termination or Resignation. All of Employee’s rights to any other compensation or benefits shall be cancelled and terminated in all respects concurrently with the termination of Employee’s employment or Employee’s resignation; provided, that the termination of Employee’s employment or Employee’s resignation shall not terminate Employee’s rights, if any, with respect to (i) accrued retirement benefits to which Employee may be entitled under any other agreement with, or plan sponsored by,

Employer, (ii) stock options granted by Employer to Employee which are vested and exercisable at the time of the termination of Employee’s employment or Employee’s resignation, or (iii) accrued and unused vacation for which Employee is entitled to payment under Employer’s policy at the time of the termination of Employee’s employment or Employee’s resignation, except, in the case of each of items (i)-(iii) above, to the extent that the terms of such retirement plans or agreements, stock option agreements or vacation policy shall provide that Employee’s rights thereunder shall terminate upon Employee’s termination of employment or Employee’s resignation. Notwithstanding the foregoing, after any termination of Employee’s employment or Employee’s resignation, Employee may elect to continue to participate, at Employee’s own expense, in such health insurance and other benefits as to which the opportunity for continuing participation is mandated by applicable laws.

     4. Definition of Cause. When used in connection with the termination of Employee’s employment, “Cause” shall mean: (i) Employee’s material breach of any of his obligations under this Agreement after Employee has been given written notice specifying such breach and thirty days after such notice to cure such breach, if curable; (ii) Employee’s willful and continued failure to adhere to any material written policy of Employer after Employee has been given written notice specifying the failure and thirty days after such notice to comply with such policy or cure his failure to comply; (iii) Employee’s conviction of, or the entering of a guilty plea or plea of no contest with respect to (A) a felony or the equivalent thereof, or (B) any other crime which results in the imprisonment of Employee; (iv) the commission (or attempted commission) by Employee of an act of fraud upon Employer or any of its affiliates; (v) the misappropriation (or attempted misappropriation) by Employee of any funds or property of Employer or any of its affiliates; (vi) the engagement by Employee, without the written approval of the Board of Directors of Employer, in any activity which competes with the business of Employer or any of its affiliates or which would result in a material injury to Employer or any of its affiliates; (vii) the engagement by Employee in any activity which would constitute a material violation of the provisions of Employer’s written business ethics, conflicts of interest or corporate governance policy, if any, then in effect; (viii) the occurrence, with respect to Employee, of a “Disqualification Event,” as that term is defined in the Reorganization Agreement; or (ix) the commission by Employee of an act involving moral turpitude which (A) brings Employer into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of Employer.

     5. Definition of Good Reason. When used in connection with Employee’s resignation, “Good Reason” shall mean: (i) Employee’s base salary is reduced by Employer; (ii) Employee’s duties and responsibilities are materially and adversely diminished, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after written notice thereof is given by Employee to Employer; or (iii) Employer requires that Employee’s employment be based at a location that is more than 35 miles from Athens, Texas. Employee acknowledges and agrees that Employer may change Employee’s duties and responsibilities and that such a change shall not constitute “Good Reason” within the meaning of this Section 5, provided that there is not a material dimunition of Employee’s duties and responsibilities.

     6. Covenant Not To Compete.

          6.1. Noncompetition. Employee agrees that if Employee’s employment with Employer is terminated (for any reason whatsoever) or if Employee resigns (for any reason whatsoever) during the one year period commencing on the Effective Date, Employee for a period of one year from and after such termination or resignation (the “Non-Competition Period”) shall not, either individually or together with any other individual or organization, within 75 miles of Athens, Texas:

          (a) transact any commercial banking or other banking related business with any customer, depositor or client of Employer or its affiliates or successors, other than on behalf of Employer or any of its affiliates or successors;

          (b) directly or indirectly induce any employee of Employer or its affiliates or successors to terminate his or her employment with Employer or its affiliates or successors or hire any employee or former employee of Employer or any of its affiliates or successors;

          (c) cause, induce or encourage, directly or indirectly, any customer, depositor or client of Employer, its affiliates or successors with whom Employee has had direct contact to terminate or adversely change any relationship with Employer, its affiliates or successors or cause, induce or encourage any potential supplier, customer, depositor or client to not enter into any business relationship with Employer, its affiliates or successors; or

          (d) directly or indirectly in any capacity, including but not by way of limitation, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, consultant, adviser or co-worker, whether or not for compensation, enter into, conduct, participate or engage in the business of banking or in any type of business which is being conducted by Employer or its affiliates or successors on the date of such termination, including without limitation the operation of a bank, savings and loan association, savings bank, credit union or other financial institution, or a holding company for such an institution; provided, however, that nothing in this Section 6.1 shall prevent Employee from owning as a passive investor less than five percent of the outstanding stock or other equity interests of any publicly-held entity engaged in the financial services industry.

          6.2. Restrictions Reasonable. Employee agrees that the limitations set forth in Section 6.1 on his rights to compete with Employer and its affiliates and successors are reasonable and necessary in order to protect the goodwill, confidential information and trade secrets, and other legitimate business interests of the Bank and its affiliates and successors during the Non-Competition Period. Employee specifically agrees that, in view of the specific and limited nature of the current and proposed business of Employer, the limitations as to period of time and geographic area, as well as all other restrictions on his activities specified in Section 6.1, are reasonable and necessary and do not unfairly constrain Shareholder’s ability to earn a livelihood. Employee agrees that, in the event that the provisions of Section 6.1 should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

          6.3. Injunctive Relief. Employee agrees that the remedy at law for any breach by him of Section 6.1 will be inadequate and that Employer, its affiliates and successors shall also be entitled to injunctive relief without the necessity of posting any bond.

     7. Confidential Information. Employee acknowledges and agrees that, during his term of employment, he will have access to the details of the confidential business and affairs of Employer and its parents, subsidiaries and affiliates including, without limitation, financial and operating information, organizational structure, strategic plans, sales, marketing strategies, distribution methods, data processing and other systems, personnel policies and compensation plans and arrangements; customer or depositor lists; information, knowledge or data of a technical nature including, without limitation, methods, know-how, processes, discoveries, or research projects; information, knowledge and data relating to future developments including, without limitation, research and development, future marketing or merchandising; and any and all other trade secrets (collectively, the “Confidential Information”). Employee agrees that, during the term of this Agreement and thereafter, he will not without prior written authorization from Employer divulge or reveal in any manner any Confidential Information, unless and until such time as such documents and other information become publicly available other than as a result of Employee’s breach of this Section 7. When requested by Employer, Employee will deliver to Employer any and all documents, manuals, letters, memoranda, lists, papers, notes, reports, computer software, computer printouts and similar materials, and all copies thereof and analyses based thereon, which contain or relate in any way to the Confidential Information, and will deliver to Employer any and all other property of Employer in the possession of or under the control of the Employee.

     8. Successors and Assigns.

          8.1. Assignment. Employee may not assign his rights or delegate his duties hereunder without the prior written consent of Employer. Employer may assign its rights hereunder without the consent of Employee. Any person may succeed to the rights of Employer hereunder by operation of law in connection with any merger, consolidation or share exchange involving Employer, and Franklin Bank shall succeed to the rights of Employer hereunder pursuant to the Bank Merger, without the consent of Employee.

          8.2. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, legal representatives and permitted assigns. Except as set forth in Section 8.1 or this Section 8.2 no person or entity not a party to this Agreement shall have rights hereunder as a third party beneficiary or otherwise.

     9. Governing Law; Construction. This Agreement has been negotiated and executed, and is to be substantially performed, in the State of Texas. Any rights or obligations of the parties shall be governed by and construed under the laws of the State of Texas, other than its provisions regarding conflicts of laws. This Agreement is executed and delivered in connection with and pursuant to the Reorganization Agreement, and shall be construed as a part of the transactions contemplated by the Reorganization Agreement.

     10. Notices. Any notice provided for by this Agreement and any other notice, demand or communication that any party may wish to send to the other shall be in writing and either delivered in person or sent by registered or certified United States mail, first-class postage prepaid, return receipt requested in a properly sealed envelope, and addressed to the party for which such notice, demand or communication is intended at such party’s address as set forth below:

     If to Employee, at the following address:

     If to Employer prior to the Effective Date:

The First National Bank of Athens
125 N. Prairieville Street
Athens, Texas 75751
Attention: President

     with a copy to:

Locke Liddell & Sapp LLP
3400 Chase Tower
600 Travis
Houston, Texas 77002
Attention: Mr. Don Wood

     If to Employer after the Effective Date:

Franklin Bank, S.S.B.
9800 Richmond Avenue, Suite 680
Houston, Texas 77042
Attention: President

     with a copy to:

Bracewell & Patterson, L.L.P.
711 Louisiana, Suite 2900
Houston, Texas 77002
Attention: John R. Brantley

          Any address or name specified above may be changed by a notice given by the addressee to the other party in accordance with this Section 10.

     Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or upon receipt as set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or the rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such inability to deliver or the rejection or refusal to accept.

     11. Waiver and Survival of Rights. No act, failure, omission, or delay, in whole or in part, by any party hereto in exercising any right, power, or privilege under this Agreement shall be a waiver of any such right, power, or privilege. The rights and remedies in this Agreement are cumulative and not exclusive of any rights or remedies provided at law or equity.

     12. Entire Agreement and Amendments. This Agreement represents the entire understanding between the parties relating to Employee’s rights to any severance payment and supersedes all prior agreements and negotiations between the parties. This Agreement cannot be changed or amended except by a written agreement, which makes specific reference to this Agreement and is signed by the parties.

     13. Not a Salary Continuation Agreement. This Agreement does not constitute an agreement by Employer to employ Employee for any period of time. Employee is and shall at all times during the term of this Agreement be an “at will” employee of Employer.

     14. Modification; Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate. In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement otherwise shall remain in full force and effect.

     15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute but one and the same instrument.

     16. Headings. The headings to sections of this Agreement are for information purposes only and shall not constitute a part of this Agreement.

     17. Terminology. All personal pronouns used in this Agreement, whether in the masculine, feminine, or neuter genders, shall include all other genders, and the singular shall include the plural and vice versa.

     18. Representation by Counsel; Interpretation. Each party to this Agreement acknowledges that it has been represented by counsel in the negotiation, preparation, and execution of this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including, but not limited to, the doctrine of contra proferentum, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

     19. Further Assurances. The parties to this Agreement shall perform such acts and/or execute, acknowledge, and deliver to each other any instruments that may be reasonably required to implement the purposes of this Agreement.

     20. No Set-off or Demands. No payments owed or other obligations owing to Employee under this Agreement shall be reduced by any amounts claimed or other demands against Employee except for (i) bona fide loans and advances from Employer to Employee documented in writing, and (ii) payments made by Employer to third parties on Employee’s behalf at his direction or with his approval and documented in writing. Nothing in this Agreement shall be deemed a waiver of any claim Employer or Employee may have against the other or otherwise prejudice the right of Employer or Employee to seek recovery of such claim.

     21. Termination of Reorganization Agreement. This Agreement is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement, but shall become effective on and as of the Effective Date (as defined in the Reorganization Agreement) of the Consolidation. If the Effective Date shall not occur and the Reorganization Agreement shall be terminated, this Agreement shall not become effective but shall be void and of no force or effect.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

THE FIRST NATIONAL BANK OF ATHENS

By:

Name: Russell M. Workman
Title: President and Chief Executive Officer

EMPLOYEE

Print Name:

ANNEX I
TO
SEVERANCE AGREEMENT

Name of Employee	Date of Commencement of Employment with Bank

F-I-1

EXHIBIT G

NONCOMPETITION AGREEMENT

     This Noncompetition Agreement (the “Agreement”) is made this 20th day of December, 2004, by and among Franklin Bank Corp., a Delaware corporation (“FBC”), Franklin Bank, S.S.B., a Texas state savings bank (“Franklin Bank”), The First National Bank of Athens, a national banking association (the “Bank”), and    (the “Shareholder”).

RECITALS

     WHEREAS, concurrently herewith, FBC, the Bank and The Ginger Murchison Foundation are entering into an Agreement and Plan of Reorganization dated as of December 20, 2004 (as such agreement may be hereafter amended or supplemented from time to time, the “Reorganization Agreement”; capitalized terms used but not defined herein have the meanings set forth in the Reorganization Agreement) pursuant to which FBC has agreed to acquire the Bank by means of the consolidation of Franklin Interim Bank, S.S.B., an interim Texas state savings bank and wholly owned subsidiary of FBC to be formed for purposes of the consolidation (“Interim Bank”), with the Bank, with the Bank surviving as a wholly owned subsidiary of FBC (the “Consolidation”); and

     WHEREAS, pursuant to the Reorganization Agreement, the Bank and Franklin Bank have entered into an Agreement and Plan of Merger dated December 20, 2004 pursuant to which the Bank will be merged with and into Franklin Bank on the Effective Date (the “Bank Merger”); and

     WHEREAS, the Shareholder is a shareholder of the Bank and a member of the Board of Directors of the Bank; and

     WHEREAS, pursuant to Section 10.4 of the Reorganization Agreement, it is a condition to the obligations of the Bank to consummate the Consolidation that the Shareholder be elected to the Advisory Board of Directors of Franklin Bank for a period of twenty-four months; and

     WHEREAS, pursuant to Section 6.6(c) of the Reorganization Agreement, it is a condition to the obligations of FBC to consummate the Consolidation that the Shareholder enter into this Agreement;

     NOW, THEREFORE, for and in consideration of the premises, the execution and delivery of the Reorganization Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties hereto now acknowledge, the parties hereto, intending to be legally bound, agree as follows:

     1. Noncompetition. To induce FBC to enter into and consummate the transactions contemplated by the Reorganization Agreement, Shareholder agrees, for the entire period of service to the Bank as an Advisory Director, and for a period a period of twelve months thereafter, the Shareholder shall not, either individually or together with any other individual or organization, within seventy-five miles of Athens, Texas:

          (i) transact any commercial banking or other banking related business with any customer, depositor or client of the Bank or its affiliates or successors, other than on behalf of the Bank or any of its affiliates or successors;

          (ii) directly or indirectly induce any employee of the Bank or its affiliates or successors to terminate his or her employment with the Bank or its affiliates or successors or hire any employee or former employee of the Bank or any of its affiliates or successors;

          (iii) cause, induce or encourage, directly or indirectly, any customer, depositor or client of the Bank, its affiliates or successors to terminate or adversely change any relationship with the Bank, its affiliates or successors or cause, induce or encourage any potential supplier, customer, depositor or client to not enter into any business relationship with the Bank, its affiliates or successors; or

          (iv) directly or indirectly in any capacity, including but not by way of limitation, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, adviser or co-worker, whether or not for compensation, enter into, conduct, participate or engage in the business of banking or in any type of business which is being conducted by the Bank, including without limitation the operation of a bank, savings and loan association, savings bank, credit union or other financial institution, or a holding company for such an institution; provided, however, that nothing in this Section 1 shall prevent Shareholder from owning as a passive investor less than five percent of the outstanding stock or other equity interests of any publicly-held entity engaged in the financial services industry.

     2. Restrictions Reasonable. The Shareholder acknowledges that the Bank is entering into this Agreement in reliance on the limitations and restrictions set forth in Section 1. The Shareholder agrees and acknowledges that the limitations set forth in Section 1 on his rights to compete with the Bank and its affiliates and successors are reasonable and necessary in order to protect the goodwill, confidential information and trade secrets, and other legitimate business interests of the Bank and its affiliates and successors during the period of service to the Bank as an Advisory Director and for a period of twelve months thereafter. In this regard, the Shareholder specifically agrees that, in view of the specific and limited nature of the current and proposed business of the Bank, the limitations as to period of time and geographic area, as well as all other restrictions on his activities specified in Section 1, are reasonable and necessary, and do not unfairly constrain Shareholder’s ability to earn a livelihood. The Shareholder agrees that, in the event that the provisions of Section 1 should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

     3. Injunctive Relief. The Shareholder agrees that the remedy at law for any breach by him of Section 1 will be inadequate and that the Bank, its affiliates and successors shall also be entitled to injunctive relief without the necessity of posting any bond.

     4. Assignability. The Shareholder may not assign his rights or delegate his duties hereunder without the prior written consent of the Bank. The Bank may assign its rights hereunder without the consent of the Shareholder. Any person may succeed to the rights of the Bank hereunder by operation of law in connection with any merger, consolidation or share exchange involving the Bank, and Franklin Bank shall succeed to the rights of the Bank hereunder pursuant to the Bank Merger, without the consent of Shareholder.

     5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, legal representatives and permitted assigns. Except as set forth in Section 4 or this Section 5, no person or entity not a party to this Agreement shall have rights hereunder as a third party beneficiary or otherwise.

     6. Governing Law; Construction. This Agreement has been negotiated and executed, and is to be substantially performed, in the State of Texas. Any rights or obligations of the parties shall be governed by and construed under the laws of the State of Texas, other than its provisions regarding conflicts of laws. This Agreement is executed and delivered in connection with and pursuant to the Reorganization Agreement, and shall be construed as a part of the transactions contemplated by the Reorganization Agreement.

     7. Notices. Any notice provided for by this Agreement and any other notice, demand or communication that any party may wish to send to the other shall be in writing and either delivered in person or sent by registered or certified United States mail, first-class postage prepaid, return receipt requested in a properly sealed envelope, and addressed to the party for which such notice, demand or communication is intended at such party’s address as set forth below:

     If to the Shareholder, at the following address:

     If to FBC:

Franklin Bank Corp.
9800 Richmond Avenue, Suite 680
Houston, Texas 77042
Attention: President

     with a copy to:

Bracewell & Patterson, L.L.P.
711 Louisiana, Suite 2900
Houston, Texas 77002
Attention: John R. Brantley

     Any address or name specified above may be changed by a notice given by the addressee to the other party in accordance with this Section 7.

     Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or upon receipt as set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or the rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such inability to deliver or the rejection or refusal to accept.

     8. Waiver and Survival of Rights. No act, failure, omission, or delay, in whole or in part, by any party hereto in exercising any right, power, or privilege under this Agreement shall be a waiver of any such right, power, or privilege. The rights and remedies in this Agreement are cumulative and not exclusive of any rights or remedies provided at law or equity.

     9. Entire Agreement and Amendments. This Agreement represents the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and negotiations between the parties. This Agreement cannot be changed or amended except by a written agreement, which makes specific reference to this Agreement and is signed by the parties.

     10. Modification; Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate. In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement otherwise shall remain in full force and effect.

     11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute but one and the same instrument.

     12. Headings. The headings to sections of this Agreement are for information purposes only and shall not constitute a part of this Agreement.

     13. Terminology. All personal pronouns used in this Agreement, whether in the masculine, feminine, or neuter genders, shall include all other genders, and the singular shall include the plural and vice versa.

     14. Representation by Counsel; Interpretation. Each party to this Agreement acknowledges that it has been represented by counsel in the negotiation, preparation, and execution of this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including, but not limited to, the doctrine of contra proferentum, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

     15. Further Assurances. The parties to this Agreement shall perform such acts and/or execute, acknowledge, and deliver to each other any instruments that may be reasonably required to implement the purposes of this Agreement.

     16. Termination of Reorganization Agreement. This Agreement is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement, but shall become effective on and as of the Effective Date (as defined in the Reorganization Agreement) of the Consolidation. If the Effective Date shall not occur, this Agreement shall not become effective but shall be void and of no force or effect.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FRANKLIN BANK CORP.

By:

Name: Anthony J. Nocella
Title: President and Chief Executive Officer

FRANKLIN BANK, S.S.B.

By:

Name: Anthony J. Nocella
Title: President and Chief Executive Officer

THE FIRST NATIONAL BANK OF ATHENS

By:

Name: Russell M. Workman
Title: President and Chief Executive Officer

SHAREHOLDER

Print Name:

EXHIBIT H

[TO BE PRINTED ON BRACEWELL & PATTERSON LETTERHEAD]

                     , 2005

The First National Bank of Athens
125 N. Prairieville Street
Athens, Texas 75751

Gentlemen:

We have acted as special counsel to (i) Franklin Bank Corp., a Delaware corporation (“FBC”), and Franklin Interim Bank, S.S.B., an interim Texas state savings bank and wholly owned subsidiary of FBC (“Interim Bank” and together with FBC, the “Companies”), in connection with the consolidation (the “Consolidation”) of Interim Bank with and into The First National Bank of Athens, a national banking association (the “Bank”), with the Bank surviving as a wholly owned subsidiary of FBC, pursuant to the terms of an Agreement and Plan of Reorganization dated as of December 20, 2004, by and among FBC, the Bank and The Ginger Murchison Foundation (the “Principal Shareholder”), as amended and supplemented (the “Reorganization Agreement”), and (ii) Franklin Bank, S.S.B., an indirect wholly owned subsidiary of FBC (“Franklin Bank”), in connection with the merger of the Bank with and into Franklin Bank pursuant to the Bank Merger Agreement. This opinion is delivered to you pursuant to Section 10.3 of the Reorganization Agreement. Each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Reorganization Agreement.

We have examined an executed counterpart of each of the Reorganization Agreement, the Bank Merger Agreement, the Voting Agreements and the Registration Rights Agreement. We also have examined, and relied as to matters of fact upon, certificates of officers of the Companies and Franklin Bank and of public officials, the documents delivered to you today in connection with the transactions contemplated by the Reorganization Agreement and the Bank Merger Agreement and the representations and warranties of the parties in the Reorganization Agreement and the Voting Agreements. We have made such investigations of law and examined such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. In the course of the foregoing investigations and examinations, we assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals and the conformity to original documents and records of all documents and records submitted to us as copies, (ii) the truthfulness of all statements of fact set forth therein, (iii) the due authorization, execution and delivery by the parties thereto (except for FBC, Interim Bank and Franklin Bank) of all documents and instruments examined by us and (iv) that, to the extent such documents and instruments purport to constitute agreements of

The First National Bank of Athens
                     , 2005

parties other than FBC, Interim Bank and Franklin Bank, they constitute valid, binding and enforceable obligations of such parties.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

     1. FBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Interim Bank is an interim Texas state savings bank duly incorporated, validly existing and in good standing under the laws of the State of Texas. Franklin Bank is a Texas state savings bank duly incorporated, validly existing and in good standing under the laws of the State of Texas.

     2. FBC has the requisite corporate power and authority to execute and deliver the Reorganization Agreement, the Voting Agreements and the Registration Rights Agreement and each other document to be executed by FBC in connection therewith and to perform its obligations thereunder, all of which have been duly authorized by all requisite corporate action. Each of the Reorganization Agreement, the Voting Agreements and the Registration Rights Agreement and each other agreement to be executed by FBC in connection therewith has been duly executed and delivered by FBC and, assuming due authorization, execution and delivery by the Bank and the Principal Shareholder, each of the Reorganization Agreement, the Voting Agreements and the Registration Rights Agreement constitutes a valid and binding agreement of FBC, enforceable against FBC in accordance with its respective terms.

     3. Interim Bank has the requisite corporate power and authority to execute and deliver the Reorganization Agreement and each other document to be executed by Interim Bank in connection therewith and to perform its obligations thereunder, all of which have been duly authorized by all requisite corporate action. The Reorganization Agreement and each other agreement to be executed by Interim Bank in connection therewith has been duly executed and delivered by Interim Bank and, assuming due authorization, execution and delivery by the Bank and the Principal Shareholder, the Reorganization Agreement constitutes a valid and binding agreement of Interim Bank, enforceable against Interim Bank in accordance with its terms.

     4. Franklin Bank has the requisite corporate power and authority to execute and deliver the Bank Merger Agreement and each other document to be executed by Franklin Bank in connection therewith and to perform its obligations thereunder, all of which have been duly authorized by all requisite corporate action. The Bank Merger Agreement and each other agreement to be executed by Franklin Bank in connection therewith has been duly executed and delivered by Franklin Bank and, assuming due authorization, execution and delivery by the Bank, the Bank Merger Agreement constitutes a valid and binding agreement of Franklin Bank, enforceable against Franklin Bank in accordance with its terms.

     5. The authorized capital stock of FBC is as set forth in Section 5.2 of the Merger Agreement, and all shares described therein as issued and outstanding have been duly authorized and validly issued, and, to our knowledge after due inquiry, are fully paid and nonassessable.

The First National Bank of Athens
                     , 2005

     6. The execution and delivery of the Reorganization Agreement does not, and the consummation of the transactions contemplated thereby, and the compliance with the provisions thereof, will not (A) (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FBC under any of the terms, conditions or provisions of, FBC’s certificate of incorporation or bylaws or, to our knowledge after due inquiry, any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which FBC or any of its assets is bound, which violation, conflict, breach, nonperformance or default would have a Material Adverse Effect on FBC, or (B) to our knowledge after due inquiry, violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to FBC or any of its assets.

     7. The execution and delivery of the Bank Merger Agreement does not, and the consummation of the transactions contemplated thereby, and the compliance with the provisions thereof, will not (A) (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Franklin Bank under any of the terms, conditions or provisions of, Franklin Bank’s articles of incorporation or bylaws or, to our knowledge after due inquiry, any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which Franklin Bank or any of its assets is bound, which violation, conflict, breach, nonperformance or default would have a Material Adverse Effect on Franklin Bank, or (B) to our knowledge after due inquiry, violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to Franklin Bank or any of its assets.

     8. The shares of FBC’s common stock, par value $.01 per share, issued to the shareholders of the Bank pursuant to the Reorganization Agreement are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of the preemptive rights of any person.

     9. Each consent, approval, order or authorization of, or registration, declaration or filing with, any regulatory agency or other governmental authority that is required by either of the Companies to permit consummation of the transactions contemplated by the Reorganization Agreement has been made or obtained as required.

     10. Each consent, approval, order or authorization of, or registration, declaration or filing with, any regulatory agency or other governmental authority that is required by Franklin Bank to permit consummation of the transactions contemplated by the Bank Merger Agreement has been made or obtained as required.

The First National Bank of Athens
                     , 2005

     11. To our knowledge after due inquiry, (i) no suit, arbitration, investigation or proceeding of or before any court, governmental authority or instrumentality or arbitration panel is pending or threatened against FBC or Franklin Bank that, if adversely determined, would have a Material Adverse Effect on FBC or Franklin Bank; and (ii) neither FBC nor Franklin Bank is a party to any written agreement or subject to any memorandum of understanding with or by any regulatory authority.

The opinion set forth above is predicated upon and qualified in its entirety by the following:

     (i) The foregoing opinion is based on and is limited to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the relevant laws of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

     (ii) Our opinion expressed above with respect to enforceability of the Reorganization Agreement, the Bank Merger Agreement, the Voting Agreements and the Registration Rights Agreement is subject to bankruptcy (including, without limitation, fraudulent conveyance and preference), insolvency, reorganization, moratorium and other similar laws and decisions affecting creditors’ rights generally, and general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or law, including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

     (iii) In connection with our opinion expressed above, you are advised that enforcement of any indemnity or contribution provisions contained in the Reorganization Agreement, the Bank Merger Agreement, the Voting Agreements and the Registration Rights Agreement and the effect of any exculpatory provisions contained in the Reorganization Agreement, the Bank Merger Agreement, the Voting Agreements and the Registration Rights Agreement may be limited to the extent such provisions require indemnification, exculpation or contribution with respect to the negligence or misconduct of an indemnified party, or are otherwise found contrary to public policy (whether under federal or state securities laws or regulations or otherwise). We express no opinion with respect to the antifraud provisions of applicable securities laws.

     (iv) We express no opinion with respect to the enforceability of provisions of the Reorganization Agreement, the Bank Merger Agreement, the Voting Agreements and the Registration Rights Agreement to the extent any such provisions purport to require amendments thereto to be in writing if such agreement itself need not be in writing pursuant to applicable statutes of fraud and similar laws.

     (v) Whenever the foregoing opinion is based on circumstances “to our knowledge after due inquiry,” we have relied upon, and have assumed the accuracy of, certificates of officers (after the discussion of the contents thereof with such officers) of the Companies or Franklin Bank, or certificates of others, as to the existence or nonexistence of the circumstances upon which the foregoing opinion is predicated. We have no reason to believe that any such certificate is untrue or inaccurate.

The First National Bank of Athens
                     , 2005

     (vi) In rendering the opinion herein relating to the absence of any litigation, investigation or administrative proceeding, we express no opinion with respect to the possible effect of administrative and legislative actions, proceedings and investigations as to which FBC, Interim Bank or Franklin Bank is not a named party.

This opinion is solely for your use and may not be used for any other purpose or quoted, circulated, published or furnished, in whole or in part, to any other person without our express prior written consent. It is not a guarantee or an opinion respecting matters of fact and should not be construed or relied on as such. The opinion expressed herein is as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof. This opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein.

Very truly yours,

EXHIBIT I

[TO BE PRINTED ON LOCKE LIDDELL & SAPP LETTERHEAD]

                     , 2005

Franklin Bank Corp.
9800 Richmond Avenue, Suite 680
Houston, Texas 77042

Gentlemen:

We have acted as special counsel to The First National Bank of Athens, a national banking association (the “Bank”), and The Ginger Murchison Foundation (the “Principal Shareholder”), in connection with the acquisition of the Bank by Franklin Bank Corp., a Delaware corporation (“FBC”), by means of the consolidation of Franklin Interim Bank, S.S.B., an interim Texas state savings bank and wholly owned subsidiary of FBC (“Interim Bank”), with the Bank, with the Bank surviving as a wholly owned subsidiary of FBC (the “Consolidation”), pursuant to the terms of an Agreement and Plan of Reorganization dated as of December 20, 2004, as amended and supplemented, by and among FBC, the Bank and the Principal Shareholder (the “Reorganization Agreement”), and the merger of the Bank with and into Franklin Bank, S.S.B. (“Franklin”) pursuant to the Bank Merger Agreement. This opinion is delivered to you pursuant to Section 11.3 of the Reorganization Agreement. Each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Reorganization Agreement.

We have examined an executed counterpart of each of the Reorganization Agreement, the FBC Stock Option, the Bank Merger Agreement, the Voting Agreement entered into between FBC and the Principal Shareholder (the “Principal Shareholder Voting Agreement”) and the Registration Rights Agreement entered into between FBC and the Principal Shareholder (the “Principal Shareholder Registration Rights Agreement”). We also have examined, and relied as to matters of fact upon, certificates of officers of the Bank and the Principal Shareholder and of public officials, the documents delivered to you today in connection with the transactions contemplated by the Reorganization Agreement and the Bank Merger Agreement and the representations and warranties of the parties in the Reorganization Agreement, the Principal Shareholder Voting Agreement and the Principal Shareholder Registration Rights Agreement. We have made such investigations of law and examined such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. In the course of the foregoing investigations and examinations, we assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals and the conformity to original documents and records of all documents and records submitted to us

Franklin Bank Corp.
                     , 2005

as copies, (ii) the truthfulness of all statements of fact set forth therein, (iii) the due authorization, execution and delivery by the parties thereto (except for the Bank and the Principal Shareholder) of all documents and instruments examined by us and (iv) that, to the extent such documents and instruments purport to constitute agreements of parties other than the Bank and the Principal Shareholder, they constitute valid, binding and enforceable obligations of such parties.

Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

     1. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

     2. The Bank has the requisite corporate power and authority to own and lease its property and to transact the business in which it is now engaged and to execute and deliver the Reorganization Agreement, the FBC Stock Option, the Bank Merger Agreement and each other document to be executed by the Bank in connection therewith and to perform its obligations thereunder, all of which have been duly authorized by all requisite corporate action. Each of the Reorganization Agreement, the FBC Stock Option and the Bank Merger Agreement and each other agreement executed by the Bank in connection therewith has been duly executed and delivered by the Bank and, assuming due authorization, execution and delivery by FBC and Interim Bank, each of the Reorganization Agreement, the FBC Stock Option and the Bank Merger Agreement constitutes a valid and binding agreement of the Bank, enforceable against the Bank in accordance with its terms.

     3. The Principal Shareholder has the requisite power and authority to execute and deliver the Reorganization Agreement and the Principal Shareholder Voting Agreement and each other document to be executed by the Principal Shareholder in connection therewith and to perform its obligations thereunder, all of which have been duly authorized by all requisite action. Each of the Reorganization Agreement, the Principal Shareholder Voting Agreement, the Principal Shareholder Registration Rights Agreement and each other agreement executed by the Principal Shareholder in connection therewith has been duly executed and delivered by the Principal Shareholder and, assuming due authorization, execution and delivery thereof by FBC and Interim Bank, each of the Reorganization Agreement, the Principal Shareholder Voting Agreement and the Principal Shareholder Registration Rights Agreement constitutes a valid and binding obligation of the Principal Shareholder, enforceable against the Principal Shareholder in accordance with its respective terms.

     4. The Reorganization Agreement has been approved by the requisite vote of the shareholders of the Bank, and all actions required by the shareholders of the Bank in order to authorize the Consolidation have been duly and validly taken.

     5. The authorized capital stock of the Bank is as set forth in Section 4.2 of the Reorganization Agreement, and all shares described therein as issued and outstanding have been duly authorized and validly issued, and, to our knowledge after due inquiry, are fully paid. To our knowledge after due inquiry, the Bank has no subsidiaries. To our knowledge after due

Franklin Bank Corp.
                     , 2005

inquiry, the Bank does not have outstanding (i) any options or other rights to acquire any shares of its capital stock or any securities convertible into or exchangeable for such shares or (ii) any obligation or commitment to issue, sell or deliver any of the foregoing or any of its shares of capital stock.

     6. The execution and delivery of the Reorganization Agreement, the FBC Stock Option and the Bank Merger Agreement do not, and the consummation of the transactions contemplated by and the compliance with the provisions of such agreements will not (A) (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Bank under any of the terms, conditions or provisions of, the Bank’s articles of association or bylaws or, to our knowledge after due inquiry, any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which the Bank or any of its assets is bound, which violation, conflict, breach, nonperformance or default would have a Material Adverse Effect on the Bank, or (B) to our knowledge after due inquiry, violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to the Bank or any of its assets.

     7. Each consent, approval, order or authorization of, or registration, declaration or filing with, any regulatory agency or other governmental authority that is required by the Bank to permit consummation of the transactions contemplated by the Reorganization Agreement and the Bank Merger Agreement has been made or obtained as required.

     8. To our knowledge after due inquiry, except as disclosed on Schedule 4.8 to the Reorganization Agreement, (i) no suit, arbitration, investigation or proceeding of or before any court, governmental authority or instrumentality or arbitration panel is pending or threatened against the Bank that, if adversely determined, would have a Material Adverse Effect on the Bank; and (ii) the Bank is not a party to any written agreement or subject to any memorandum of understanding with or by any regulatory authority.

The opinion set forth above is predicated upon and qualified in its entirety by the following:

     (i) The foregoing opinion is based on and is limited to the laws of the State of Texas and the relevant laws of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

     (ii) Our opinion expressed above with respect to the enforceability of the Reorganization Agreement, the FBC Stock Option, the Bank Merger Agreement, the Principal Shareholder Voting Agreement and the Principal Shareholder Registration Rights Agreement is subject to bankruptcy (including, without limitation, fraudulent conveyance and preference), insolvency, reorganization, moratorium and other similar laws and decisions affecting creditors’ rights generally, and general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or law, including, without limitation, (a) the possible unavailability of

Franklin Bank Corp.
                     , 2005

specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

     (iii) In connection with our opinion expressed above, you are advised that enforcement of any indemnity or contribution provisions contained in the Reorganization Agreement, the FBC Stock Option, the Bank Merger Agreement, the Principal Shareholder Voting Agreement and the Principal Shareholder Registration Rights Agreement and the effect of any exculpatory provisions contained in the Reorganization Agreement, the FBC Stock Option, the Bank Merger Agreement, the Principal Shareholder Voting Agreement and the Principal Shareholder Registration Rights Agreement may be limited to the extent such provisions require indemnification, exculpation or contribution with respect to the negligence or misconduct of an indemnified party, or are otherwise found contrary to public policy (whether under federal or state securities laws or regulations or otherwise). We express no opinion with respect to the antifraud provisions of applicable securities laws.

     (iv) We express no opinion with respect to the enforceability of provisions of the Reorganization Agreement, the FBC Stock Option, the Bank Merger Agreement, the Principal Shareholder Voting Agreement and the Principal Shareholder Registration Rights Agreement to the extent any such provisions purport to require amendments thereto to be in writing if such agreement itself need not be in writing pursuant to applicable statutes of fraud and similar laws.

     (v) Whenever the foregoing opinion is based on circumstances “to our knowledge after due inquiry,” we have relied upon, and have assumed the accuracy of, certificates of officers (after the discussion of the contents thereof with such officers) of the Bank or the Principal Shareholder, or certificates of others, as to the existence or nonexistence of the circumstances upon which the foregoing opinion is predicated. We have no reason to believe that any such certificate is untrue or inaccurate.

     (vi) In rendering the opinions herein relating to the absence of any litigation, investigation or administrative proceeding, we express no opinion with respect to the possible effect of administrative and legislative actions, proceedings and investigations as to which the Bank is not a named party.

This opinion is solely for your use and may not be used for any other purpose or quoted, circulated, published or furnished, in whole or in part, to any other person without our express prior written consent. It is not a guarantee or an opinion respecting matters of fact and should not be construed or relied on as such. The opinion expressed herein is as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof. This opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein.

Very truly yours,

EXHIBIT J

RELEASE

     This Release is by and among The First National Bank of Athens, a national banking association (the “Bank”), and                      (the “Releasing Party”), a director or executive officer of the Bank.

RECITALS

     WHEREAS, Franklin Bank Corp., a Delaware corporation (“FBC”), the Bank and The Ginger Murchison Foundation are parties to that certain Agreement and Plan of Reorganization dated as of December 20, 2004 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which FBC has agreed to acquire the Bank by means of the consolidation of Franklin Interim Bank, S.S.B., an interim Texas state savings bank and wholly owned subsidiary of FBC formed for purposes of the consolidation (“Interim Bank”), with the Bank, with the Bank surviving as a wholly owned subsidiary of FBC (the “Consolidation”); and

     WHEREAS, it is a condition to the obligation of FBC to consummate the transactions contemplated by the Reorganization Agreement that the Releasing Party confirm the absence of, and release, any claims by the Releasing Party against the Bank arising from any liabilities and obligations for claims existing prior to the Effective Date (as defined in the Reorganization Agreement);

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, including, without limitation, the consideration and other benefits to be received by the Releasing Party pursuant to the Reorganization Agreement and the separate release contemporaneously made and delivered by the Bank of certain claims against the Releasing Party, the parties hereto agree as follows:

     1. Release. Effective on and as of the Effective Date (as defined in the Reorganization Agreement), the Releasing Party, for himself individually and his heirs, legal representatives, successors and assigns, does hereby forever RELEASE, REMISE, ACQUIT AND FOREVER DISCHARGE the Bank and its successors, assigns, representatives and attorneys (each a “Released Party” and collectively the “Released Parties”) from any and all liabilities, obligations, claims, demands, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, actions or causes of action of any nature, kind or character whatsoever (whether in law or in equity, tort, contract or statutory, known or unknown, suspected or unsuspected, fixed or contingent), which arise in respect of any and all agreements and obligations incurred on or prior to the closing of the transactions contemplated by the Reorganization Agreement, or which arise from or relate to any event, occurrence, act, omission, or condition occurring or existing on or prior to the closing of the transactions contemplated by the Reorganization Agreement, which the Releasing Party has as of the Effective Date (as defined in the Reorganization Agreement), regardless of whether such claim is asserted before or after the Effective Date (as defined in the Reorganization Agreement); provided, however, that the Bank shall not be released from its obligations, if any, to the Releasing Party pursuant to (i) deposits of the Releasing Party held by the Bank, (i) the provisions of the articles of association or bylaws of the Bank regarding the indemnification of directors and officers, and (iii) any indemnification obligations under the Reorganization Agreement or any agreement entered into in connection with the Consolidation.

     2. No Admission. Neither the execution or the delivery of this Release, nor the performance of the terms hereof, by any of the parties hereto shall be considered an admission by any of them of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are hereby expressly denied by all of the parties hereto.

     3. Ownership of Claims. The Releasing Party warrants to the Released Parties that the Releasing Party is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any claims, liabilities, demands, obligations, rights, damages, costs, expenses or causes of action or interests resulting therefrom, being released hereby.

     4. Legal Representation. The Releasing Party represents and warrants to, and acknowledges to and agrees with, the Released Parties that the Releasing Party (i) has been represented by independent legal counsel of his own choice in connection with the negotiation, execution and delivery of this Release, (ii) either personally or through his independently retained attorneys has fully investigated to his satisfaction all facts surrounding any claims, controversies and disputes being released hereby and is fully satisfied with the terms of this Release, (iii) has not been offered any promise or inducement except as expressly stated in this Release and that this Release is executed and delivered without reliance on any statement of or representation by any other party or any other party’s agent or representatives, (iv) has full power and authority to enter into and perform this Release, (v) has had the opportunity to discuss the terms of this Release with, and receive answers with respect thereto from, independent legal counsel to the full extent desired, and (vi) fully understands the terms and provisions of this Release and the effect thereof on the legal rights and obligations of the Releasing Party.

     5. Covenant Not to Sue. It is the intent of the parties that except as expressly reserved herein the mutual consideration received pursuant hereto satisfies and finally resolves all controversies, if any, that have arisen between or among them prior to the date hereof and each of the parties agrees that such controversies are hereby satisfied and resolved. It is expressly intended and agreed that none of the parties hereto shall assert against any other party any claim based on the matters encompassed by this Release.

     6. Controlling Law; Construction. All questions concerning the validity, operation and interpretation of this Release and the performance of the obligations imposed on the parties hereunder shall be governed by the laws of the State of Texas. This Release is executed and delivered in connection with and pursuant to the Reorganization Agreement, and shall be construed as a part of the transactions contemplated by the Reorganization Agreement.

     7. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute but one and the same instrument.

     8. Assignability. Except as provided below, no party may assign its rights or delegate its duties hereunder without the prior written consent of the other parties. The Bank may assign their respective rights hereunder without the consent of the Releasing Party to any purchaser of all or substantially all of the assets of the Bank. Any person may succeed to the rights of the Bank hereunder by operation of law in connection with any merger, consolidation or share exchange involving the Bank without the consent of the Releasing Party.

     9. Binding Effect. This Release shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, legal representatives and permitted assigns. No person or entity not a party to this Release shall have rights hereunder as a third party beneficiary or otherwise.

     10. Entire Agreement. This Release constitutes the full understanding of the parties and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Release, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Release shall be binding unless hereafter made in writing and signed by the parties hereto, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Release.

     11. Modification and Severability. If a court of competent jurisdiction declares that any provision of this Release is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Release, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Release to which such declaration does not relate. In this event, this Release shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Release otherwise shall remain in full force and effect.

     12. Headings. Headings of particular sections of this Release are for convenience only and are in no way to be construed as part of this Release or as a limitation of the scope of the particular sections to which they refer.

     13. Notices. Any notice provided for by this Release and any other notice, demand or communication that any party may wish to send to another party shall be in writing and either delivered in person or sent by registered or certified United States mail, first-class postage prepaid, return receipt requested in a properly sealed envelope, and addressed to the party for which such notice, demand or communication is intended at such party’s address as set forth below:

If to the Releasing Party, at the following address:

If to the Bank:

The First National Bank of Athens
125 N. Prairieville Street
Athens, Texas 75751
Attention: Russell M. Workman

     Any address or name specified above may be changed by a notice given by the addressee to the other parties in accordance with this Section 13.

     Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or upon receipt as set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or the rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such inability to deliver or the rejection or refusal to accept.

     14. Amendments and Waivers. No termination, cancellation, modification, amendment, deletion, addition or other change in this Release or any provision hereof shall be effective for any purpose unless specifically set forth in a writing signed by the parties hereto. No waiver of any breach or default or of any right or remedy herein provided or otherwise available shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. The waiver of any right or remedy in respect of any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

     15. Termination of Reorganization Agreement. This Release is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement, but shall become effective on and as of the Effective Date (as defined in the Reorganization Agreement) of the Consolidation. If the Effective Date (as defined in the Reorganization Agreement) of the Consolidation shall not occur, this Release shall not become effective but shall be void and of no force or effect.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Release as of the    day of    , 200   .

RELEASING PARTY

Print Name:

THE FIRST NATIONAL BANK OF ATHENS

By:

Name:	Russell M. Workman
Title:	President and Chief Executive Officer

EXHIBIT K

RELEASE

     This Release is by and among The First National Bank of Athens, a national banking association (the “Bank”), and          (the “Released Party”), a director or executive officer of the Bank.

RECITALS

     WHEREAS, Franklin Bank Corp., a Delaware corporation (“FBC”), the Bank and The Ginger Murchison Foundation are parties to that certain Agreement and Plan of Reorganization dated as of December 20, 2004 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which FBC has agreed to acquire the Bank by means of the consolidation of Franklin Interim Bank, S.S.B., an interim Texas state savings bank and wholly owned subsidiary of FBC formed for purposes of the consolidation (“Interim Bank”), with the Bank, with the Bank surviving as a wholly owned subsidiary of FBC (the “Consolidation”); and

     WHEREAS, it is a condition to the obligation of FBC to consummate the transactions contemplated by the Reorganization Agreement that the Bank confirm the absence of, and release, any claims by the Bank against the Released Party arising from any liabilities and obligations for claims existing prior to the Effective Date (as defined in the Reorganization Agreement);

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, including, without limitation, the consideration and other benefits to be received by the Released Party pursuant to the Reorganization Agreement and the separate release contemporaneously made and delivered by the Released Party to the Bank, the parties hereto agree as follows:

     1. Release. Effective on and as of the Effective Date (as defined in the Reorganization Agreement), the Bank, for itself and its successors and assigns and specifically including FBC, does hereby forever RELEASE, REMISE, ACQUIT AND FOREVER DISCHARGE Released Party and his heirs, legal representatives, successors, assigns, and attorneys from any and all liabilities, obligations, claims, demands, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, actions or causes of action of any nature, kind or character whatsoever (whether in law or in equity, tort, contract or statutory, known or unknown, suspected or unsuspected, fixed or contingent), which arise in respect of any and all agreements and obligations incurred on or prior to the closing of the transactions contemplated by the Reorganization Agreement, or which arise from or relate to any event, occurrence, act, omission, or condition occurring or existing on or prior to the closing of the transactions contemplated by the Reorganization Agreement, which the Bank has as of the Effective Date (as defined in the Reorganization Agreement), regardless of whether such claim is asserted before or after the Effective Date (as defined in the Reorganization Agreement); provided, however, that the Released Party shall not be released from his obligations, if any, to the Bank in connection with any indebtedness or written contractual obligation or liability (including deposits) of the Released Party existing on the date hereof or entered into after the date hereof.

     2. No Admission. Neither the execution or the delivery of this Release, nor the performance of the terms hereof, by any of the parties hereto shall be considered an admission by any of them of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are hereby expressly denied by all of the parties hereto.

     3. Ownership of Claims. The Bank warrants to the Released Party that the Bank is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any claims, liabilities, demands, obligations, rights, damages, costs, expenses or causes of action or interests resulting therefrom, being released hereby.

     4. Legal Representation. The Bank represents and warrants to, and acknowledges to and agrees with, the Released Party that the Bank (i) has been represented by independent legal counsel of its own choice in connection with the negotiation, execution and delivery of this Release, (ii) either personally or through its independently retained attorneys has fully investigated to its satisfaction all facts surrounding any claims, controversies and disputes being released hereby and is fully satisfied with the terms of this Release, (iii) has not been offered any promise or inducement except as expressly stated in this Release and that this Release is executed and delivered without reliance on any statement of or representation by any other party or any other party’s agent or representatives, (iv) has full power and authority to enter into and perform this Release, (v) has had the opportunity to discuss the terms of this Release with, and receive answers with respect thereto from, independent legal counsel to the full extent desired, and (vi) fully understands the terms and provisions of this Release and the effect thereof on the legal rights and obligations of the Bank.

     5. Covenant Not to Sue. It is the intent of the parties that except as expressly reserved herein the mutual consideration received pursuant hereto satisfies and finally resolves all controversies, if any, that have arisen between or among them prior to the date hereof and each of the parties agrees that such controversies are hereby satisfied and resolved. It is expressly intended and agreed that none of the parties hereto shall assert against any other party any claim based on the matters encompassed by this Release.

     6. Controlling Law; Construction. All questions concerning the validity, operation and interpretation of this Release and the performance of the obligations imposed on the parties hereunder shall be governed by the laws of the State of Texas. This Release is executed and delivered in connection with and pursuant to the Reorganization Agreement, and shall be construed as a part of the transactions contemplated by the Reorganization Agreement.

     7. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute but one and the same instrument.

     8. Assignability. Except as provided below, no party may assign its rights or delegate its duties hereunder without the prior written consent of the other parties. The Bank may assign its rights hereunder without the consent of the Released Party to any purchaser of all or substantially all of the assets of the Bank. Any person may succeed to the rights of the Bank hereunder by operation of law in connection with any merger, consolidation or share exchange involving the Bank without the consent of Released Party.

     9. Binding Effect. This Release shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, legal representatives and permitted assigns. No person or entity not a party to this Release shall have rights hereunder as a third party beneficiary or otherwise.

     10. Entire Agreement. This Release constitutes the full understanding of the parties and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Release, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Release shall be binding unless hereafter made in writing and signed by the parties hereto, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Release.

     11. Modification and Severability. If a court of competent jurisdiction declares that any provision of this Release is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Release, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Release to which such declaration does not relate. In this event, this Release shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Release otherwise shall remain in full force and effect.

     12. Headings. Headings of particular sections of this Release are for convenience only and are in no way to be construed as part of this Release or as a limitation of the scope of the particular sections to which they refer.

     13. Notices. Any notice provided for by this Release and any other notice, demand or communication that any party may wish to send to another party shall be in writing and either delivered in person or sent by registered or certified United States mail, first-class postage prepaid, return receipt requested in a properly sealed envelope, and addressed to the party for which such notice, demand or communication is intended at such party’s address as set forth below:

     If to the Released Party, at the following address:

     If to the Bank:

The First National Bank of Athens
125 N. Prairieville Street
Athens, Texas 75751
Attention: Russell M. Workman

     Any address or name specified above may be changed by a notice given by the addressee to the other parties in accordance with this Section 13.

     Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or upon receipt as set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or the rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such inability to deliver or the rejection or refusal to accept.

     14. Amendments and Waivers. No termination, cancellation, modification, amendment, deletion, addition or other change in this Release or any provision hereof shall be effective for any purpose unless specifically set forth in a writing signed by the parties hereto. No waiver of any breach or default or of any right or remedy herein provided or otherwise available shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. The waiver of any right or remedy in respect of any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

     15. Termination of Reorganization Agreement. This Release is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement, but shall become effective on and as of the Effective Date (as defined in the Reorganization Agreement) of the Consolidation. If the Effective Date (as defined in the Reorganization Agreement) of the Consolidation shall not occur, this Release shall not become effective but shall be void and of no force or effect.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Release as of the         day of             , 2004.

RELEASED PARTY

Print Name:

THE FIRST NATIONAL BANK OF ATHENS

By:

Name: Russell M. Workman
Title: President and Chief Executive Officer

EXHIBIT L

REGISTRATION RIGHTS AGREEMENT

     This Registration Rights Agreement (“Agreement”) is made and entered into as of        , 200  , by and among Franklin Bank Corp., a Delaware corporation (“FBC”) having its principal place of business in Houston, Texas, and the shareholders of The First National Bank of Athens, a national banking association (the “Bank”), listed on Annex I to this Agreement (each a “Shareholder” and collectively the “Shareholders”).

R E C I T A L S

     WHEREAS, FBC, the Bank and The Ginger Murchison Foundation have entered into an Agreement and Plan of Reorganization dated as of December 20, 2004 (as such agreement may hereafter be amended and supplemented from time to time, the “Reorganization Agreement”), pursuant to which FBC has agreed to acquire the Bank by means of the consolidation of Franklin Interim Bank, S.S.B., an interim Texas state savings bank and wholly owned subsidiary of FBC formed for purposes of the consolidation (“Interim Bank”), with the Bank, with the Bank surviving as a wholly owned subsidiary of FBC (the “Consolidation”); and

     WHEREAS, as an inducement and a condition to entering into the Reorganization Agreement, the Bank and the Shareholders have required that FBC agree, and FBC has agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Reorganization Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.01 Definitions. Capitalized terms used and not otherwise defined herein, which are defined in the Reorganization Agreement, are used herein as so defined. The following terms have the meanings set forth below:

     “Agreement” has the meaning set forth in the preamble to this Agreement.

     “Bank” has the meaning set forth in the preamble to this Agreement.

     “Commission” means the U.S. Securities and Exchange Commission.

     “Common Stock” means shares of the common stock, $.01 par value per share, of FBC.

     “Consolidation” has the meaning set forth in the preamble to this Agreement

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “FBC” has the meaning set forth in the preamble to this Agreement.

     “Holder” means the record holder of any Registrable Security.

     “Inspectors” has the meaning set forth in Section 2.02(f) of this Agreement.

     “Interim Bank” has the meaning set forth in the preamble to this Agreement.

     “Lock-Up Provisions” has the meaning set forth in Section 3.01 of this Agreement.

     “Losses” has the meaning set forth in Section 2.04(a) of this Agreement.

     “Plan of Distribution” means the Shareholders’ plan of distribution for the Registrable Securities, as set forth on Annex II to this Agreement.

     “Prospectus” has the meaning set forth in Section 2.04(a) of this Agreement.

     “Registrable Securities” means all of the shares of Common Stock issued by FBC to the Shareholders pursuant to the Reorganization Agreement until such time as such securities cease to be Registrable Securities in accordance with Section 1.03 hereof.

     “Registration Expenses” means all expenses incurred by FBC in complying with Section 2.01, including without limitation all registration and filing fees, blue sky fees and expenses, printing and duplicating expenses, listing fees, fees and disbursements of counsel and independent public accountants for FBC, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars and costs of insurance, but excluding any Selling Expenses and the fees and expenses of separate legal counsel for the Shareholders.

     “Registration Request Period” has the meaning set forth in Section 2.01(a) hereof.

     “Reorganization Agreement” has the meaning set forth in the preamble to this Agreement.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Selling Expenses” means all underwriting fees, discounts and selling commissions that become payable in connection with the sale of the Registrable Securities.

     “Selling Holder” means a Holder who sells Registrable Securities pursuant to the Shelf Registration Statement.

     “Shareholder” has the meaning set forth in the preamble to this Agreement.

     “Shelf Registration Statement” means a registration statement on the appropriate form under the Securities Act that registers the resale from time to time by the Selling Holders of Registrable Securities in accordance with Rule 415 under the Securities Act.

     “Voting Securities” has the meaning set forth in Section 2.01(c) of this Agreement.

     Section 1.02 Stock Splits, Dividends, Recapitalizations, Etc. Any shares of capital stock or other securities resulting from any stock split, stock dividend, reclassification of the capital stock of FBC, merger, consolidation or reorganization of FBC which may be received by the Holder of Registrable Securities shall also be deemed to be Registrable Securities.

     Section 1.03 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (i) the Shelf Registration Statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to the Shelf Registration Statement, (ii) such Registrable Security is sold or disposed of pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such Registrable Security is held by FBC or one of its subsidiaries, or (iv) a period of two years shall have elapsed after the Effective Date of the Consolidation.

ARTICLE II

REGISTRATION PROCEDURES

     Section 2.01 Registration Requirement. (a) FBC shall file the Shelf Registration Statement prior to the expiration of 180 days from the Effective Date of the Consolidation, and thereafter FBC shall use its reasonable best efforts to have such Shelf Registration Statement declared effective by the Commission; provided, that if the Board of Directors of FBC determines in its good faith judgment that it would be seriously detrimental to FBC and its stockholders for the Shelf Registration Statement to be filed at the date filing would be required hereunder and it is therefore in the best interests of FBC to defer the filing of the Shelf Registration Statement, FBC may delay filing the Shelf Registration Statement for up to an additional 30 days; and provided further, that the Common Stock is registered under Section 12 of the Exchange Act or FBC is required to file reports with the Commission pursuant to Section 15(d) of the Exchange Act. FBC shall be obligated to register the Registrable Securities pursuant to this Section 2.01 on one occasion only.

          (b) In connection with the Shelf Registration Statement, each Selling Holder will furnish promptly to FBC in writing such information with respect to itself and the proposed distribution by it as shall be necessary in order to ensure compliance with federal and applicable state securities laws. The Shareholders represent and warrant to FBC that the Plan of Distribution is a true, correct and complete statement of the manner in which the Shareholders will sell or dispose of the Registrable Securities.

          (c) FBC shall be entitled to include for sale in the Shelf Registration Statement any securities of FBC entitled to vote generally in the election of directors (or any securities convertible into or exchangeable for or exercisable for the purchase of securities so entitled generally to vote in the election of directors) (collectively, “Voting Securities”) to be sold by FBC for its own account or any person (other than a Holder) entitled to piggy-back registration rights with respect to the Shelf Registration Statement.

          Section 2.02 Registration Procedures. If and whenever FBC is required by the provisions of Section 2.01 to effect the registration of any of the Registrable Securities under the Securities Act, FBC will, as expeditiously as possible under the circumstances:

               (a) prepare and file with the Commission the Shelf Registration Statement with respect to the Registrable Securities and use reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the Commission;

               (b) prepare and file with the Commission such amendments and post-effective amendments to the Shelf Registration Statement and such supplements to the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective and such prospectus current for the period contemplated by Section 1.03 of this Agreement and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities in accordance with the Plan of Distribution;

               (c) promptly furnish to each Selling Holder such number of copies of the Shelf Registration Statement and the prospectus included therein (including each preliminary prospectus and any supplements thereto) as such persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Shelf Registration Statement;

               (d) use reasonable best efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders shall reasonably request;

               (e) immediately notify each Selling Holder, at any time when a prospectus included as part of the Shelf Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

               (f) make available for inspection by one representative of the Selling Holders designated by a majority thereof, and any attorney, accountant or other agent retained by such representative of the Selling Holders (the “Inspectors”), all financial and other records, pertinent corporate documents and properties of FBC, and cause FBC’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with the Shelf Registration Statement prior to it being declared effective; provided, that (i) in connection with any such inspection, any such Inspectors shall cooperate to the extent reasonably practicable to minimize any disruption to the operation by FBC of its business and (ii) any records, information or documents shall be kept confidential by such Inspectors, unless (A) such records, information or documents are in the public domain or otherwise publicly available or (B) disclosure of such records, information or documents is required by a court or administrative order or by applicable law; and

               (g) use reasonable best efforts to keep effective and maintain every registration, qualification, approval or listing obtained to cover the resale of the Registrable Securities until they cease to be Registrable Securities in accordance with Section 1.03 of the Agreement.

               (h) If FBC shall give any notice to suspend the disposition of Registrable Securities pursuant to a Shelf Registration Statement, FBC shall extend the period during which such Shelf Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date when the Selling Holders of such Registrable Securities shall have received copies of the supplemented or amended prospectus necessary to resume such dispositions.

     Section 2.03 Expenses. FBC will pay all Registration Expenses and the Selling Holders shall pay Selling Expenses in connection with filing, effectiveness and maintaining the effectiveness of the Shelf Registration Statement and the sale of the Registrable Securities pursuant to this Agreement. The Selling Holders will pay any out-of-pocket expenses (including, without limitation, legal fees of any separate legal counsel engaged by them) incurred by the Selling Holders in connection with the Shelf Registration Statement and the sale of the Registrable Securities.

     Section 2.04 Indemnification. (a) FBC will indemnify and hold harmless each Selling Holder and each person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages or liabilities (including reasonable attorneys’ fees) (“Losses”), joint or several, to which such Selling Holder or controlling person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such Selling Holder and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions; provided, that FBC will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder or such controlling person in writing specifically for use in the Shelf Registration Statement, preliminary prospectus or final prospectus. Notwithstanding the foregoing, FBC shall not be liable in any such case to the extent that any such Loss arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) a Selling Holder failed to send or deliver a copy of the prospectus included in the Shelf Registration Statement at the time it became effective (the “Prospectus”) with or prior to the delivery of written confirmation of the sale of Registrable Securities to the person asserting such Loss or who purchased such Registrable Securities which are the subject thereof if, in either case, such delivery is required by the Securities Act and (ii) the Prospectus would have corrected such untrue statement or omission or alleged untrue statement or alleged omission; and FBC shall not be liable in any such case to the extent that any such Loss arises out of, or is based upon, an untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in the Prospectus, if such untrue statement or alleged untrue statement or omission or alleged omission is corrected in any amendment or supplement to the Prospectus and if, having previously been furnished by or on behalf of FBC with copies of the Prospectus as so amended or supplemented, a Selling Holder thereafter fails to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale of Registrable Securities if such delivery is required by the Securities Act.

          (b) Each Selling Holder, severally and not jointly, agrees to indemnify and hold harmless FBC, its directors, officers, employees and agents and each person, if any, who controls FBC within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from FBC to such Selling Holder, but only in respect of information (including, without limitation, the Plan of Distribution) with respect to such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement, preliminary prospectus or Prospectus relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of such Selling Holder shall not be greater in amount than the dollar amount of the proceeds received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification. In case any action or proceeding shall be brought against FBC or its directors, officers, employees or agents or any such controlling person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to FBC, and FBC and its directors, officers and any such controlling person shall have the rights and duties given to such Selling Holder, by Section 2.04(a) of this Agreement.

          (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.04. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, at its election, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.04 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

          (d) If the indemnification provided for in this Section 2.04 is unavailable to FBC or the Selling Holders or is insufficient to hold them harmless in respect of any Losses referred to herein, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between FBC on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of FBC on the one hand and of each Selling Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of FBC on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statements of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     Section 2.05 Covenants of Holders. Each Holder agrees and covenants that, upon receipt of any notice from FBC of the happening of any event of the kind described in Section 2.02(e), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement until such Holder’s receipt of the copies of a supplemented or amended prospectus, which FBC shall promptly provide, and, if so directed by FBC, such Holder will deliver to FBC all copies, other than permanent file copies, then in such Holder’s possession of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. The period during which FBC shall be obligated to maintain the effectiveness of any Registration Statement pursuant to Section 1.03 shall be extended as provided in Section 2.02(h) of this Agreement. Each Holder further covenants that it will provide notice to FBC within fifteen days after the date on which such Holder ceases to hold any Registrable Securities.

     Section 2.06 Covenant of FBC. After the expiration of the period during which FBC is obligated to maintain the effectiveness of any Registration Statement pursuant to Section 1.03, as such period may be extended pursuant to the terms hereof, upon receipt of customary representations by a Shareholder pursuant to Rule 144(k) under the Securities Act, FBC shall, upon request by the Shareholder, consent to the removal by the transfer agent of any legend on the stock certificate restricting the transfer thereof and, at FBC’s expense, will promptly provide to the transfer agent any documents, including an opinion letter from FBC’s counsel, that is requested by the transfer agent for the removal of such legend.

ARTICLE III

LOCK-UP PROVISIONS

     Section 3.01 Lock-Up Provisions. Except as provided in Sections 3.02 and 3.03 below, each Holder agrees that it will not, without the prior written consent of FBC (which consent may be withheld in FBC’s sole discretion), directly or indirectly, offer, sell, assign, transfer, encumber, contract to sell, grant any option to purchase or otherwise dispose of or agree to dispose of the Registrable Securities (the “Lock-Up Provisions”).

     Section 3.02 Expiration of Lock-Up Provisions. The Lock-Up Provisions shall expire as follows:

          (a) On the date that is 180 days after the Effective Date of the Consolidation, the Lock-Up Provisions shall expire with respect to twenty-five percent of the total number of shares of Common Stock that each Holder received pursuant to the Reorganization Agreement, and the Lock-Up Provisions shall remain in effect with respect to the remaining seventy-five percent of such shares of Common Stock;

          (b) On the date that is 270 days after the Effective Date of the Consolidation, the Lock-Up Provisions shall expire with respect to an additional twenty-five percent of the total number of shares of Common Stock that each Holder received pursuant to the Reorganization Agreement, and the Lock-Up Provisions shall remain in effect with respect to the remaining fifty percent of such shares of Common Stock;

          (c) On the date that is 360 days after the Effective Date of the Consolidation, the Lock-Up Provisions shall expire with respect to an additional twenty-five percent of the total number of shares of Common Stock that each Holder received pursuant to the Reorganization Agreement, and the Lock-Up Provisions shall remain in effect with respect to the remaining twenty-five percent of such shares of Common Stock;

          (d) On the date that is 450 days after the Effective Date of the Consolidation, the Lock-Up Provisions shall expire with respect to the final twenty-five percent of the total number of shares of Common Stock that each Holder received pursuant to the Reorganization Agreement, so that none of such shares of Common Stock remain subject to the Lock-Up Provisions.

     Section 3.03 Exceptions. The restrictions set forth in Section 3.01 shall not apply to shares of Common Stock that are transferred (a) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the restrictions in Section 3.01, or (b) transferred to any trust for the direct or indirect benefit of the Holder or his or her immediate family (which, for these purposes, shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), provided that the trustee agrees in writing to be bound by the restrictions set forth in Section 3.01, and provided further that any such transfer does not involve a disposition for value.

ARTICLE IV

MISCELLANEOUS

     Section 4.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by registered or certified first-class mail, return receipt requested, overnight courier service or personal delivery:

          (a) if to a Holder of Registrable Securities, at the most current address given by such Holder of FBC in accordance with the provisions of this Section 4.01, which address initially is, with respect to each Shareholder, the address set forth in Annex I to this Agreement, and

          (b) if to FBC, initially at its address set forth in the Reorganization Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 4.01.

     All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; four days after mailed by certified first-class mail, return receipt requested, if mailed; and on the next business day if timely delivered to a courier guaranteeing overnight delivery.

     Section 4.02 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

     Section 4.03 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     Section 4.04 Governing Law. The laws of the State of Texas shall govern this Agreement without regard to principles of conflict of laws. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

     Section 4.05 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

     Section 4.06 Entire Agreement. This Agreement, together with the Reorganization Agreement (including the exhibits and schedules thereto), is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by FBC with respect to the securities acquired by the Shareholders pursuant to the Reorganization Agreement. This Agreement and the Reorganization Agreement (including the exhibits and schedules thereto) supersede all prior agreements and understandings between the parties with respect to such subject matter.

     Section 4.07 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to its costs and expenses and any other available remedy.

     Section 4.08 Amendment. This Agreement may be amended only by means of a written amendment signed by FBC and by the holders of a majority of the Registrable Securities.

     Section 4.09 Assignment of Rights. (a) Subject to Section 4.09(b), the rights of any Holder under this Agreement may be assigned to any person who acquires any Registrable Securities. Any assignment of registration rights pursuant to this Section 4.09(a) shall be effective only upon receipt by FBC of (i) written notice from such assigning Holder (A) stating the name and address of any assignee, (B) describing the manner in which the assignee acquired the Registrable Securities, and (C) identifying the Registrable Securities with respect to which the rights under this Agreement are being assigned; and (ii) a legal opinion of counsel to the Holder, in form and substance and from counsel reasonably satisfactory to FBC, stating that such transfer can be effected without registration under applicable securities laws.

          (b) The rights of an assignee under Section 4.09(a) shall be the same rights granted to the assigning Holder under this Agreement, provided that in no event shall FBC’s obligations hereunder be increased due to any such assignment. In connection with any such assignment, the term “Holder” as used herein shall, where appropriate to assign the rights and obligations of the assigning Holder hereunder to such assignee, be deemed to refer to the assignee.

     Section 4.10 Effective Date. This Agreement is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement, but shall become effective on and as of the Effective Date of the Consolidation. If the Effective Date of the Consolidation shall not occur, this Agreement shall not become effective but shall be void and of no force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FRANKLIN BANK CORP.

By:
Name:	Anthony J. Nocella
Title:	President and Chief Executive Officer

SHAREHOLDERS:

Mr. Bob Allen

Mr. Lee Bush

Mr. James B. Cain

Estate of John Coffman c/o BJMC LLC

By:
Name:
Title:

Dr. Douglas Curran

Mr. Richard Dwelle

Mr. Robert A. Gould

Mr. W.A. Harville, Jr.

Mr. David Holdredge

Mrs. Katherine Jenkins

Mr. Kelley C. Lee

Mrs. Ellon Lewis

Ms. Keetah Life

Mr. Clint W. Murchison, III

Mr. John D. Murchison, Jr.

Mrs. Mary Noel Murchison Lamont

Mrs. Barbara Jeanne Murchison Coffman

Estate of Lucille G. Murchison

By:
Name:
Title:

The Ginger Murchison Foundation

By:
Name:
Title:

Ms. Mary Ann Larue Perryman

Dr. Joe Ed Smith

Mr. Donald H. Wills

Mr. Russell M. Workman

ANNEX I

to

Registration Rights Agreement

Name of Shareholder	Address for Notice
Mr. Bob Allen	P.O. Box 374 Athens, TX 75751

Mr. Lee Bush	5781 Impala South Drive Athens, TX 75752

Mr. James B. Cain	P.O. Box 29 Athens, TX 75751

Estate of John Coffman c/o BJMC LLC	8100 Lomo Alto Drive, Suite 214 Dallas, TX 75225-6545

Dr. Douglas Curran	117 Medical Circle Athens, TX 75751

Mr. Richard Dwelle	P.O. Box 1740 Athens, TX 75751

Mr. Robert A. Gould	P.O. Box 1300 Athens, TX 75751

Mr. W. A. Harville, Jr.	P.O. Box 1185 Athens, TX 75751

Mr. David Holdredge	P.O. Box 1429 Athens, TX 75751

Mrs. Katherine Jenkins	400 ACR 458 Palestine, TX 75803

Mr. Kelley C. Lee	206 Guadalupe Circle Athens, TX 75751

Mrs. Ellon Lewis	P.O. Box 8 Tennessee Colony, TX 75861

L-I-1

Name of Shareholder	Address for Notice
Ms. Keetah Life	63 Purchase Street Newburyport, MA 01950

Mr. Clint W. Murchison, III	4144 North Central Expressway, Suite 900 Dallas, TX 75204

Mr. John D. Murchison, Jr.	1100 Mira Vista Blvd Plano, TX 75093-4698

Mrs. Mary Noel Murchison Lamont	2651 N. Harwood, Suite 425 Dallas, TX 75201

Mrs. Barbara Jeanne Murchison Coffman	8100 Lomo Alto, Suite 214 Dallas, TX 75201

Estate of Lucille G. Murchison	16250 Dallas Parkway #110 Dallas, TX 75248

The Ginger Murchison Foundation	P.O. Box 2070 Athens, TX 75751

Ms. Mary Ann Larue Perryman	P.O. Box 272 Athens, TX 75751

Dr. Joe Ed Smith	1004 E. Tyler Athens, TX 75751

Mr. Donald H. Wills	5949 Sherry Lane, Suite 1225 Dallas, TX 75225

Mr. Russell M. Workman	#2 Mill Run Place Athens, TX 75751

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ANNEX II

to

Registration Rights Agreement

Plan of Distribution

     We are registering for sale by the selling stockholders from time to time    shares of our common stock pursuant to the terms of the registration rights agreement we entered into with the selling stockholders in     200   , as described under “   .”

     The selling stockholders under the registration rights agreement may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. We have registered the shares of common stock covered by this prospectus for offer and sale by the selling stockholders so that those shares may be freely sold to the public by them. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

     The term “selling stockholder” includes donees, pledges, assignees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, assignment, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares of common stock covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

-	on the Nasdaq National Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

-	in the over-the counter market;

-	in privately negotiated transactions;

-	through broker-dealers, who may act as agents or principals;

-	through sales “at the market” to or through a market-maker;

-	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-	through one or more underwriters on a firm commitment or best-efforts basis;

-	directly to one or more purchasers;

-	through agents;

-	in option transactions;

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-	over the internet; or

-	in any combination of the above.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealer transactions my include:

-	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for this account pursuant to this prospectus;

-	ordinary brokerage transactions; or

-	transactions in which broker-dealer solicits purchasers.

     In addition, the selling stockholders may sell any shares covered by this prospectus in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

     In connection with the sale of shares covered by this prospectus, broker-dealers may receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated.

     In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     In connection with the distribution of the shares covered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of our common stock short and deliver the shares offered by this prospectus to close out its short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other

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financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholders also may from time to time pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged common shares from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

     At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the shares sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

     We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of shares in the market and to the activities of the selling stockholders and their respective affiliates. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

     We have agreed to pay all expenses incident to the offering and sale of the shares covered by this prospectus, other than underwriting fees, discounts and selling commissions, and have agreed to indemnify and hold harmless each selling stockholder and its controlling persons, if any, against certain losses, claims, damages, actions, expenses and other liabilities arising under the securities laws in connection with this offering. Each selling stockholder has agreed, severally, to indemnify and hold harmless us, our directors, officers, employees, agents and controlling persons against certain losses, claims, damages, actions, expenses and other liabilities, arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling stockholder for inclusion in the registration statement of which this prospectus is a part (and up to the amount of the net proceeds received by such selling stockholder from sales of the shares giving rise to such obligations).

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